Exhibit 10.1

$230,000,000

CREDIT AGREEMENT

dated as of May 1, 2018, by and among

EXTREME NETWORKS, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

and

BANK OF MONTREAL,

as Administrative Agent

BMO CAPITAL MARKETS CORP., JPMORGAN CHASE BANK, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents

3.6	Obligations Absolute	63

3.7	Letter of Credit Payments	64

3.8	Applications	64

3.9	Interim Interest	64

3.10	Cash Collateral	64

3.11	Additional Issuing Lenders	65

3.12	Resignation of the Issuing Lender	65

3.13	Applicability of ISP	66

3.14	Notices	66

SECTION 4

	REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition	66

4.2	No Change	67

4.3	Existence; Compliance with Law	67

4.4	Power, Authorization; Enforceable Obligations	67

4.5	No Legal Bar	68

4.6	Litigation	68

4.7	No Default	68

4.8	Ownership of Property; Liens; Investments	68

4.9	Intellectual Property	68

4.10	Taxes	68

4.11	Federal Regulations	69

4.12	Labor Matters	69

4.13	ERISA	69

4.14	Investment Company Act; Other Regulations	70

4.15	Subsidiaries	70

4.16	Use of Proceeds	70

4.17	Environmental Matters	70

4.18	Accuracy of Information, Etc.	71

4.19	Security Documents	71

4.20	Solvency	71

4.21	Designated Senior Indebtedness	71

4.22	Insurance	71

4.23	No Casualty	71

4.24	OFAC	72

4.25	Anti-Corruption Laws	72

SECTION 5

	CONDITIONS PRECEDENT

5.1	Conditions to Effectiveness of this Agreement	72

5.2	Conditions to Each Extension of Credit	76

5.3	Post-Closing Conditions Subsequent	76

SECTION 6
	AFFIRMATIVE COVENANTS

6.1	Financial Statements	77

6.2	Certificates; Reports; Other Information	78

6.3	Payment of Obligations; Taxes	79

6.4	Maintenance of Existence; Compliance	80

6.5	Maintenance of Property; Insurance	80

6.6	Inspection of Property; Books and Records; Discussions	81

6.7	Notices	82

6.8	Environmental Laws	83

6.9	Operating Accounts	83

6.10	Audits	83

6.11	Additional Collateral, Etc.	83

6.12	Anti-Corruption Laws	85

6.13	Insider Subordinated Indebtedness	85

6.14	Use of Proceeds	85

6.15	Designated Senior Indebtedness	85

6.16	Further Assurances	85

SECTION 7

	NEGATIVE COVENANTS

7.1	Financial Condition Covenants	85

7.2	Indebtedness	86

7.3	Liens	88

7.4	Fundamental Changes	90

7.5	Disposition of Property	91

7.6	Restricted Payments	92

7.7	Investments	93

7.8	ERISA	96

7.9	Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments	96

7.10	Transactions with Affiliates	96

7.11	Sale Leaseback Transactions	97

7.12	Swap Agreements	97

7.13	Accounting Changes	97

7.14	Negative Pledge Clauses	97

7.15	Clauses Restricting Subsidiary Distributions	97

7.16	Lines of Business	98

7.17	Designation of other Indebtedness	98

7.18	Amendments to Blue Angel Asset Acquisition Documents; Certification of Certain Equity Interests	98

7.19	Amendments to Organizational Agreements and Material Contracts	98

7.20	Use of Proceeds	98

7.21	Subordinated Debt	98

7.22	Sanctions	99

7.23	Anti-Corruption Laws	99

7.24	Anti-Terrorism Laws	99

SECTION 8

	EVENTS OF DEFAULT

8.1	Events of Default	99

8.2	Remedies Upon Event of Default	102

8.3	Application of Funds	102

SECTION 9

	THE ADMINISTRATIVE AGENT

9.1	Appointment and Authority	104

9.2	Delegation of Duties	105

9.3	Exculpatory Provisions	105

9.4	Reliance by Administrative Agent	106

9.5	Notice of Default	106

9.6	Non-Reliance on Administrative Agent and Other Lenders	106

9.7	Indemnification	107

9.8	Agent in Its Individual Capacity	107

9.9	Successor Administrative Agent	107

9.10	Collateral and Guaranty Matters	108

9.11	Administrative Agent May File Proofs of Claim	109

9.12	No Other Duties, Etc.	109

9.13	Survival	109

SECTION 10

	MISCELLANEOUS

10.1	Amendments and Waivers	110

10.2	Notices	111

10.3	No Waiver; Cumulative Remedies	113

10.4	Survival of Representations and Warranties	113

10.5	Expenses; Indemnity; Damage Waiver	113

10.6	Successors and Assigns; Participations and Assignments	115

10.7	Adjustments; Set-off	120

10.8	Payments Set Aside	121

10.9	Interest Rate Limitation	121

10.10	Counterparts; Electronic Execution of Assignments	121

10.11	Severability	122

10.12	Integration	122

10.13	GOVERNING LAW	122

10.14	Submission to Jurisdiction; Waivers	122

v

10.15	Acknowledgements	123

10.16	Releases of Guarantees and Liens	123

10.17	Treatment of Certain Information; Confidentiality	124

10.18	Automatic Debits	124

10.19	Judgment Currency	125

10.20	Patriot Act	125

10.21	Contractual Recognition Provision	125

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.6:	Litigation
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 5.3	Post-Closing Matters
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7	Existing Investments
EXHIBITS
Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Closing Date Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 - F-4:	Forms of U.S. Tax Compliance Certificates
Exhibit G:	Form of Addendum
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit H-3:	Form of Term Loan Note
Exhibit I:	Form of Notice of Borrowing
Exhibit J:	Form of Notice of Conversion/Continuation
Exhibit K:	Form of Pledge Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of May 1, 2018, is entered into by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto as lenders (each, a “Lender” and collectively, the “Lenders”), BMO HARRIS BANK N.A., as an Issuing Lender and Swingline Lender (as such terms are defined below), and BANK OF MONTREAL (“BMO”), as administrative and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower desires to obtain financing to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries, including the Refinancing;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $230,000,000, consisting of a term loan facility in the aggregate principal amount of $190,000,000, a revolving loan facility in an aggregate principal amount of up to $40,000,000, a letter of credit sub-facility in the aggregate availability amount of $10,000,000 (as a sublimit of the revolving loan facility), and a  swingline sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility); and

WHEREAS, each of the Guarantors has agreed to guarantee the Secured Obligations of the Loan Parties and to secure such guaranteed Secured Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of such Guarantor’s personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Eurodollar Rate plus 1%; provided that in no event shall the ABR be deemed to be less than 0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of the change in such rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible).  Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower or any Subsidiary.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower or any Subsidiary.

“Addendum”: an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Administrative Agent”: BMO, in its capacity as the administrative agent for the Lenders and the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.21.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties”: is defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect (as decreased pursuant to Section 2.9) or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Applicable Margin”: with respect to each Eurodollar Loan, each ABR Loan (including each Swingline Loan) and each Letter of Credit, the applicable rates per annum set forth under the relevant column heading below:

TERM LOANS AND REVOLVING LOANS

Level	Consolidated Leverage Ratio	Eurodollar Loans– Eurodollar Rate Plus	ABR Loans– ABR Plus
I	< 1.50:1.00	1.50%	0.50%
II	> 1.50:1.00 but < 1.75:1.00	1.75%	0.75%
III	> 1.75:1.00 but < 2.75:1.00	2.25%	1.25%
IV	> 2.75:1.00	2.75%	1.75%

SWINGLINE LOANS

Level	Consolidated Leverage Ratio	Swingline Loans–ABR Plus
I	< 1.50:1.00	0.50%
II	> 1.50:1.00 but < 1.75:1.00	0.75%
III	> 1.75:1.00 but < 2.75:1.00	1.25%
IV	> 2.75:1.00	1.75%

LETTERS OF CREDIT

Level	Consolidated Leverage Ratio	Letters of Credit–Letter of Credit Fee
I	< 1.50:1.00	1.50%
II	> 1.50:1.00 but < 1.75:1.00	1.75%
III	> 1.75:1.00 but < 2.75:1.00	2.25%
IV	> 2.75:1.00	2.75%

Notwithstanding the foregoing, (a) until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 in respect of the fiscal quarter of the Borrower ending on or about June 30, 2018, the Applicable Margin  shall be the rates corresponding to Level III in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the  related  Compliance  Certificate  required  by  Section 6.2(b) by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to Level III in the foregoing table until such financial statements and Compliance Certificate are delivered (after which delivery the Applicable Margin shall be determined with reference to such financial statements and Compliance Certificate), and (c) no reduction of the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date and with reference to any applicable period then ended was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio as of such date and with reference to such period would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative  Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative  Agent  nor  any Lender  shall  have  any obligation  to repay any interest  or  fees  to the Borrower, nor shall the Borrower or any other Loan Party have any right of offset against any subsequent payment due and payable by any Loan Party under any Loan Document by reason of such lower pricing for such period. Notwithstanding the foregoing or anything to the contrary set forth in any Loan Document, the Borrower shall not be required to pay any amounts pursuant to this paragraph as a result of any restatement of or other adjustment to the financial statements of the Loan Parties that occurs after the Discharge of Obligations.

“Application”: an application, in such form as any Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrowhead Acquired Assets”: the assets purchased by the Borrower from the Arrowhead Seller pursuant to the Arrowhead Asset Purchase Agreement and the other Arrowhead Asset Acquisition Documents.

“Arrowhead Asset Acquisition”: the acquisition by the Borrower from the Arrowhead Seller of the Arrowhead Acquired Assets pursuant to the Arrowhead Asset Purchase Agreement and the other Arrowhead Asset Acquisition Documents.

“Arrowhead Asset Acquisition Documents”: collectively, the Arrowhead Asset Purchase Agreement, together with all of the other documents, agreements, certificates and other information executed and/or delivered by or on behalf of the Borrower or the Arrowhead Seller pursuant to or in connection with the Arrowhead Asset Purchase Agreement and/or the Arrowhead Asset Acquisition (including, without limitation and for the avoidance of doubt, any audited or unaudited financial statements of the Arrowhead Seller that indicate to the extent reasonably required by the Administrative Agent the financial performance of solely the Arrowhead Acquired Assets for any period).

“Arrowhead Asset Purchase Agreement”: that certain Asset Purchase Agreement, dated as of March 7, 2017, between the Borrower and the Arrowhead Seller.

“Arrowhead Seller”: Avaya Inc., the third party seller of the Arrowhead Acquired Assets that is the Borrower’s counterparty under the Arrowhead Asset Purchase Agreement.

“Asset Acquisition”: the acquisition by the Borrower from Zebra Technologies Corporation of certain assets pursuant to the Asset Purchase Agreement and the other Asset Acquisition Documents.

“Asset Acquisition Documents”: collectively, the Asset Purchase Agreement, the German Regulatory Approval, and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Asset Purchase Agreement”: that certain Asset Purchase Agreement, dated as of September 13, 2016, between the Borrower and Zebra Technologies Corporation (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof and thereof).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (n) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000, for purposes of Section 6.7(e).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent (to the extent required by Section 10.6), in substantially the form of Exhibit E, or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Assumption Agreement”: any Assumption Agreement delivered pursuant to the Guarantee and Collateral Agreement.

“Available Revolving Commitments”: at any time, an amount equal to (a) the Total Revolving Commitments in effect at such time (as decreased pursuant to Section 2.9), minus (b) the Dollar Equivalent of the  aggregate  undrawn amount  of  all outstanding Letters of Credit at  such time, minus

(c) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time; provided that for purposes of calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Average Unused Total Revolving Commitments”: has the meaning specified in Section 2.8(a).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Services”: any products, credit services and/or financial accommodations previously,  now, or hereafter provided to any Group Member by any Bank Services Provider, including any letters of credit (other than any Letters of Credit provided for the account of the Borrower hereunder), cash management services (including merchant services, direct deposit payroll, business credit cards and check cashing services), interest rate swap arrangements (other than to the extent constituting Specified Swap Agreements), and foreign exchange services (including with respect to FX Contracts), as any such products or services may be identified in such Lender’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”: as defined in the definition of “Bank Services”.

“Bank Services Provider”: any Person that (a) at the time that it enters into a Bank Services Agreement or an FX Contract, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Bank Services Agreement or an FX Contract, in each case, in its capacity as a party to such Bank Services Agreement or FX Contract.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.24.

“Blue Angel Acquired Assets”: the assets purchased by the Borrower from the Blue Angel Seller pursuant to the Blue Angel Asset Purchase Agreement and the other Blue Angel Asset Acquisition Documents.

“Blue Angel Asset Acquisition”: the acquisition by the Borrower from the Blue Angel Seller of the Blue Angel Acquired Assets pursuant to the Blue Angel Asset Purchase Agreement and the other Blue Angel Asset Acquisition Documents.

“Blue Angel Asset Acquisition Consideration”: the aggregate amount of consideration paid by the Borrower to or for the benefit of the Blue Angel Seller pursuant to the terms of the Blue Angel Asset Purchase Agreement and in connection with the Blue Angel Asset Acquisition (which consideration, for the avoidance of doubt, shall include any Blue Angel Deferred Payment Obligations and Blue Angel Earn-Out Payment Obligations).

“Blue Angel Asset Acquisition Documents”: collectively, the Blue Angel Asset Purchase Agreement, together with all of the other documents, agreements, certificates and other information executed and/or delivered by or on behalf of the Borrower or the Blue Angel Seller pursuant to or in connection with the Blue Angel Asset Purchase Agreement and/or the Blue Angel Asset Acquisition.

“Blue Angel Asset Purchase Agreement”: that certain Asset Purchase Agreement, dated as of October 3, 2017, between the Borrower and the Blue Angel Seller.

“Blue Angel Deferred Payment”: any payment (other than, for the avoidance of doubt, in respect of any Blue Angel Earn-Out Payment Obligation) by or on behalf of the Borrower to or to the order of the Blue Angel Seller of any deferred portion of the Blue Angel Asset Acquisition Consideration.

“Blue Angel Deferred Payment Obligations”: the obligations of the Borrower arising under the Blue Angel Asset Purchase agreement to make deferred purchase price payments to the Blue Angel Seller.

“Blue Angel Earn-Out Payment”: any earn-out payment (however designated) made by or on behalf of the Borrower to or to the order of the Blue Angel Seller pursuant to the terms of the Blue Angel Asset Purchase Agreement.

“Blue Angel Earn-Out Payment Obligations”: the obligations of the Borrower arising under the Blue Angel Asset Purchase Agreement to make Blue Angel Earn-Out Payments to or to the order of the Blue Angel Seller.

“Blue Angel Seller”: Brocade Communications Systems, Inc., in its capacity as the third-party seller of the Blue Angel Acquired Assets that is party to the Blue Angel Asset Purchase Agreement.

“BMO”: as defined in the preamble hereto.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Dollar” and “CAD”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or  other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing from such Person; provided, however, that any Indebtedness convertible into Equity Interests shall not constitute Capital Stock prior to the date of any applicable conversion.

“Cash Collateralize”: to deposit in a blocked account at a commercial bank selected by the Administrative Agent, in the name of the Borrower and under the sole dominion and control (within the meaning of the UCC) of the Administrative Agent, or to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of one of more of the Issuing Lenders and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% of the L/C Exposure or, if the Administrative Agent and the applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent    and such Issuing Lender;

(b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, the applicable Bank Services Provider for its own benefit, as provider of such Bank Services or FX Contracts, cash or Deposit Account balances having an aggregate value of at least 105% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements and FX Contracts evidencing such Bank Services and FX Contracts; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance  satisfactory  to  such Qualified  Counterparty.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued (i) by any Lender or (ii) by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19.

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body,   or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c)  at any time, the Borrower shall  cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Guarantor free and clear of all Liens (except Liens  permitted by Section 7.3), other than as a result of a Disposition permitted by Section 7.5 or a merger, consolidation or amalgamation permitted by Section 7.4, in any such case, as a result of which any applicable Guarantor ceases to be a Subsidiary.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Closing Date Solvency Certificate”: the Closing Date Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(l), which Closing Date Solvency Certificate shall be in substantially the form of Exhibit D.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties and Enterasys, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. Notwithstanding the foregoing or any contrary provision contained herein or in any other Loan Document, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate relating to the Loan Parties and executed and delivered by the Borrower pursuant to Section 5.1 on the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party or Enterasys.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee”: as defined in Section 2.8(a).

“Commitment Fee Rate”: the rate per annum set forth under the relevant column heading below:

Level	Consolidated Leverage Ratio	Commitment Fee Rate
I	< 1.50:1.00	0.250%
II	> 1.50:1.00 but < 1.75:1.00	0.300%
III	> 1.75:1.00 but < 2.75:1.00	0.350%
IV	> 2.75:1.00	0.400%

Notwithstanding the foregoing, (a) until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 in respect of the fiscal quarter of the Borrower ending on or about June 30, 2018, the Commitment Fee Rate shall be the rates corresponding to Level III in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the  related  Compliance  Certificate  required  by  Section 6.2(b) by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Commitment Fee Rate shall be the rate corresponding to Level III in the foregoing table until such financial statements and Compliance Certificate are delivered (after which delivery the Commitment Fee Rate shall be determined with reference to such financial statements and Compliance Certificate), and (c) no reduction of the Commitment Fee Rate shall become effective at any time when an Event of Default has occurred and is continuing.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. section 1 et seq.), as amended from time to time, and any successor statute.

“Communications”:  is defined in Section 10.2(d)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”: for any period, with respect to the Borrower and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration  or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on  the consolidated balance sheet of the

Borrower) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower; provided that “Consolidated Capital Expenditures” shall not include (a) expenditures in respect of normal replacements and maintenance which are properly charged to current operations, (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period, or (d) expenditures made in connection with Permitted Acquisitions.

“Consolidated EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, in the case of the following clauses (a)(ii) through (a)(xi), to the extent the same was deducted (and not added back) in determining such Consolidated Net Income: (ii) total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with this Agreement and the other Loan Documents; provided that the aggregate amount of all such fees, costs, and expenses shall not exceed $2,000,000 in any four-quarter period for purposes of this definition, plus (vii) fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with Permitted Acquisitions (whether or not consummated), provided that the aggregate amount of all such fees, costs and expenses considered for purposes of this definition shall not exceed $2,250,000 with respect to any such particular Permitted Acquisition, plus (viii) without duplication,  other cash items reducing Consolidated Net Income and other items, in each case approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated Net Income, plus (ix) without duplication, other non-cash items (for the avoidance of doubt this shall include share based payments and write-offs of prior unamortized loan fees and expenses) reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (x) acquisition, integration and restructuring costs associated with the Asset Acquisition, the Arrowhead Asset Acquisition and/or the Blue Angel Asset Acquisition and actually expensed by the Borrower during any fiscal quarter of the Borrower ending on or prior to September 30, 2018; provided that (A) not more than an aggregate of $15,000,000 of such acquisition, integration and restructuring costs may be added back to Consolidated Net Income pursuant to this clause (x) during the term of this Agreement,  and  (B)  any  such  costs  actually  expensed  and  added-back  to  Consolidated  Net Income pursuant to this clause (x) must be identifiable and verifiable to the reasonable satisfaction of the Administrative Agent, plus (xi) non-recurring charges, expenses or losses; provided that the aggregate add-backs pursuant to this clause (xi) and clause (xii) below shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs), plus (xii) expected cost savings for such period related to restructuring initiatives which are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been taken, will be taken, or are expected to be taken; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.2(b), certifying that such cost savings are (i) reasonably supportable and quantifiable in the  good faith judgment of the Borrower, and (ii) reasonably anticipated to be realized within 12 months after the consummation of such initiative, (y) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) the aggregate add-backs pursuant to clause (xi) and this clause (xii) shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs); minus (b) the sum, without duplication of the amounts for such period of (i)

other non cash items increasing Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income; provided that Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any Disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period. Notwithstanding anything to the contrary set forth herein, (1) Consolidated EBITDA for the fiscal quarter of the Borrower ended March 31, 2017 shall be deemed to be $9,600,000 for all purposes under this Agreement, (2) Consolidated EBITDA for the fiscal quarter of the Borrower ended  June  30,  2017  shall  be  deemed  to  be  $41,600,000  for  all  purposes  under  this   Agreement, (3) Consolidated EBITDA for the fiscal quarter of the Borrower ended September 30, 2017 shall be deemed to be $38,000,000 for all purposes under this Agreement, and (4) Consolidated EBITDA for the fiscal quarter of the Borrower ended December 31, 2017 shall be deemed to be $31,700,000 for all purposes under this Agreement.

“Consolidated Fixed Charge Coverage Ratio”: with respect to the Borrower and its consolidated Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period; minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with Indebtedness) incurred in connection with such expenditures; to (b) Consolidated Fixed Charges for such period. Each of the financial performance measures specified in the foregoing clauses (a) and (b) of this definition shall be calculated as follows for purposes of testing the Borrower’s compliance with Section 7.1(a) as of the last day of any fiscal quarter of the Borrower: each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the four fiscal quarter period then ended.

“Consolidated Fixed Charges”: with respect to the Borrower and its consolidated Subsidiaries  for any period ending on any determination date (the “determination date”), the sum (without  duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments made during such period on account of principal of Indebtedness of the Borrower and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding (i) principal payments in respect of the Revolving Loans (except to the extent there is an equivalent permanent reduction in Revolving Commitments) and (ii) the aggregate amount of Blue Angel Deferred Payments made during such period), plus (c) an amount equal to the aggregate amount of scheduled Blue Angel Deferred Payments made during such period.

“Consolidated Interest Expense”: for any period, total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding the amortization of any deferred financing costs in connection with such Indebtedness.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such period, to (b) Consolidated EBITDA for such period; provided that for purposes of this definition, Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any Disposition of any business or assets consummated during such period, in each case as if such transaction occurred on the first day of such period. Subject to the terms and conditions set forth in each of the definitions of “Applicable Margin” and “Commitment Fee Rate”, Consolidated EBITDA shall be calculated as follows for purposes of determining the Applicable Margin and the Commitment Fee Rate and testing the Borrower’s compliance with Section 7.1(b) as of the last day of any fiscal quarter of the Borrower: Consolidated EBITDA shall mean an amount equal to Consolidated EBITDA for the four fiscal quarter period then ended.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of  the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance  with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower) in which the Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the  undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law applicable to such Subsidiary or any owner of Capital Stock of such Subsidiary.

“Consolidated Tangible Net Worth”: as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the difference between (a) Shareholders’ Equity of the Borrower and its consolidated Subsidiaries on such date (determined in accordance with GAAP) minus (b) the Intangible Assets of the Borrower and its consolidated Subsidiaries on such date; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715:  Compensation—Retirement Benefits.

“Consolidated Total Indebtedness”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but (i) excluding any liabilities referred to in clauses (f) and (g) of the definition of “Indebtedness” and (ii) excluding obligations under any Swap Agreement unless such obligations are payment obligations that relate to a Swap Agreement that has terminated.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License”: any written agreement which (a) names a Loan Party as  licensor  or licensee (including those listed on Schedule 6 of the Guarantee and Collateral Agreement), or (b) grants any right under any Copyright to a Loan Party, including any right to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6 of the Guarantee and Collateral Agreement), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the USCRO, and (b) the right to obtain any renewals thereof.

“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or  other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.13(c).

“Defaulting Lender”: subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender  or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject  of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments  or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the  Obligations  (including all such Obligations relating to Bank Services and FX Contracts) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Bank Services and FX Contracts, all fees and all other expenses or amounts payable under any Loan Document and any Bank Services Agreement and FX Contract (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document or any Bank Services Agreement or FX Contract specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements and Bank Services Agreements and FX Contracts, to the extent (a) no default or termination event shall have occurred and be continuing thereunder, (b) any such Obligations in respect of Specified Swap Obligations and/or Bank Services and

FX Contracts have, if required by the applicable Bank Services Provider or any applicable Qualified Counterparties, as applicable, been Cash Collateralized, (c) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof), (d) no Obligations in respect of any Bank Services or FX Contracts are  outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services and FX Contracts have been Cash Collateralized in accordance with the terms hereof), and (e) the aggregate Commitments of the Lenders are terminated.

“Disposition”: with respect to any property (including, without limitation, any Capital Stock of any Person), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of the Borrower or any of its Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Period”: has the meaning specified in Section 2.24(b).

“Eligible Assignee”: any Person  that  meets  the  requirements  to  be  an  assignee  under  Section 10.6(b)(iii),  (v) and  (vi) (subject  to  such  consents,  if  any,  as  may  be  required   under Section 10.6(b)(iii)).

“Enterasys”: Enterasys Networks, Inc., a Delaware corporation.

“Enterasys Pledge Agreement”: the Pledge Agreement, dated as of the date hereof, executed and delivered by Enterasys, substantially in the form of Exhibit K.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase  or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in)  such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member  of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete  or  partial  withdrawal  (within  the  meaning  of  Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate  thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the  Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43  of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to  qualify  for  exemption  from  taxation  under  Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof,  in  either  case  pursuant to Title I or  IV,  including Section 302(f) or  303(k)  of  ERISA  or   to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Legislation Bail-In Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of the participating member states of the European Union.

“Eurocurrency Reserve  Requirements”: for  any day as applied to a Eurodollar Loan, the aggregate (without  duplication)  of  the  maximum  rates  (expressed  as  a  decimal  fraction)  of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration (or any successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as the LIBO Rate (“LIBOR”) or a comparable or successor rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time)   two (2)Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR); provided that the Eurodollar Base Rate shall not be less than 0%. If for any reason the Administrative Agent cannot determine the LIBO Rate fixed by the ICE Benchmark Administration (or any successor administrator of LIBO Rates), the Administrative Agent may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Administrative Agent to reflect its cost of funds; provided that to the extent a comparable, successor  or alternative rate is approved by the Administrative Agent in connection herewith, such approved rate shall be selected in accordance with, and applied in a manner consistent with, general market practice;  and provided, further that to the extent the application of such rate in accordance with general market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided that, in all events, such Eurodollar Base Rate shall not be less than 0%.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted  automatically as of  the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. (London, England time), on such date on the relevant Reuters World Currency Page for such Foreign Currency (subject to delivery to the Borrower of a “screen shot” of such Reuters World Currency Page).  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with  respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot exchange rates of the Administrative Agent for such Foreign Currency on the London market at 11:00 A.M. (London, England time), on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan  Party (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a Subsidiary (whether direct or indirect) of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more “controlled foreign corporations” as defined in Section 957 of the Code.

“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 2.6 of the Guarantee and Collateral Agreement and any other “keep well, support or other agreement” provided for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent otherwise constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit”:  the letters of credit described on Schedule 1.1B.

“Facility and Facilities”: each or all of (as applicable) (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: collectively, Sections 1471 through 1474 of the Code, as of the date of this  Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation, or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal  funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by BMO from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: each of (i) that certain Fee Letter, dated April 9, 2018, among the Borrower, BMO Capital Markets Corp. and BMO, (ii) that certain Fee Letter, dated April 9, 2018, among the Borrower and JPMorgan Chase Bank, N.A. and (iii) that certain Fee Letter, dated April 9, 2018, among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A.; collectively, the “Fee Letters”.

“First Tier Foreign Subsidiary”: at any date of determination with respect to a Loan Party or Enterasys, each direct Foreign Subsidiary in which such Loan Party or Enterasys, as applicable, owns directly more than 50%, in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“First Tier Foreign Subsidiary Holding Company”: at any date of determination with respect to any Loan Party or Enterasys, each direct Domestic Subsidiary of such Loan Party or Enterasys, as applicable, substantially all of the assets of which consist of Equity Interests (or Equity Interests and  debt interests) of Foreign Subsidiaries and assets incidental thereto.

“Flood Insurance Documents”: collectively, (a) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard with respect to any improved real property of any Loan Party that constitutes Collateral and, if applicable, the unavailability of flood hazard insurance in respect thereof under the National Flood Insurance Program and (b) evidence of applicable flood insurance covering any improved real property of any Loan Party that constitutes Collateral, if available, in each case in such form, on such terms and in such amounts as are required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

“Flow of Funds Agreement”: the letter agreement between the Borrower and the Administrative Agent regarding the disbursement of Loan proceeds on the Closing Date (which shall include  any proposed disbursements by the Administrative Agent to consummate the Refinancing), the funding and the payment of the Administrative Agent’s reasonable and documented expenses and the reasonable and documented expenses of the Administrative Agent’s counsel and the Borrower’s counsel, and such other matters as may be agreed to by the Borrower and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Investment Limit”: at any time, with respect to all of the Loan Parties and in respect of (a)the aggregate amount of all Investments (other than Investments that are intercompany Indebtedness) made by any Loan Party in any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party, in each case to the extent such Investments are made on or after the Closing Date and remain outstanding at such time, (b) the aggregate amount of all intercompany Indebtedness incurred by any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and owing to a Loan Party, in each case to the extent such intercompany Indebtedness is incurred on or after the Closing Date and remains outstanding  at such time, (c) the aggregate amount of all Restricted Payments made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party, (d) the aggregate amount of all Dispositions made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and (e) without duplication, the book value of the assets of any Loan Party that is merged or consolidated with or into any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party if the surviving entity in such merger is not, or does not immediately become, a Loan Party, an aggregate amount for all of the foregoing clauses (a) through (e) not exceeding 10% of Consolidated Tangible Net Worth (measured as of the date of the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.1 (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, as of December 31, 2017)); provided that for purposes of this definition, any Investments, intercompany Indebtedness, Restricted Payments, and Dispositions that are made in connection with (i) the lease at Eton House, Maidenhead Office Park in the United Kingdom and (ii) the Irish Intellectual Property License shall be excluded from all of clauses (a) through (d).

“Foreign Law Pledge Agreement”: in respect of the grant by any Loan Party or Enterasys to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First Tier Foreign Subsidiary owned by such Loan Party or Enterasys, as applicable, any pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such First Tier Foreign Subsidiary is organized and executed by such Loan Party or Enterasys (and, as applicable, such First Tier Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent possible under the laws of such foreign jurisdiction.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b)if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pledge Documents”: collectively, in respect of the grant by any Loan Party or Enterasys to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any First Tier Foreign Subsidiary owned by such Loan Party or Enterasys, as applicable, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such First Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Loan Party or Enterasys, as applicable, to the Administrative Agent (for the ratable benefit of the Secured Parties) of the pledged Equity Interests in such First Tier Foreign Subsidiary having been issued to such Loan Party or Enterasys, as applicable, any related authorizing resolutions adopted by the Board of Directors (or equivalent) of such Loan Party or Enterasys, as applicable, in connection with such pledge, any amendments to the organizational documents of such First Tier Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party or Enterasys, as applicable, to the Administrative Agent (for the ratable benefit of the Secured Parties) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party that is not a Domestic Subsidiary of such Loan Party.

“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lenders, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund”: any Person (other than a natural Person (or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“FX Contract”: is any foreign exchange contract by and between the Borrower or another Group Member, on the one hand, and any Bank Services Provider, on the other hand, under which the Borrower or such other Group Member, as applicable, commits to purchase from or sell to such Bank Services Provider a specific amount of a currency other than Dollars on a specified date.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees, if requested by the Borrower or the Required Lenders in writing, to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“German Regulatory Approval”: has the meaning given to such term in the Asset Purchase Agreement.

“Governmental Approval”: any consent, authorization, approval, order, license,  franchise,  permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority (including, for the avoidance of doubt, the German Regulatory Approval).

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank) and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the date hereof, executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation,  including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum  amount  for  which  such  guaranteeing  person  may  be  liable  pursuant  to  the  terms  of  the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to the Borrower and each Domestic Subsidiary of the Borrower which has become a Guarantor pursuant to the Guarantee and Collateral Agreement. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, (a) no Excluded Foreign Subsidiary shall be a Guarantor and (b) no Immaterial Subsidiary shall be required to be a Guarantor, but the Borrower may elect to make any Immaterial Subsidiary a Guarantor.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of the Borrower designated in writing as such by the Borrower after the Closing Date and which as of such date holds assets representing 10% or less of the Borrower’s consolidated total assets as of such date (determined in accordance with GAAP), or which has generated 10% or less of the Borrower’s consolidated total revenues (determined in accordance with GAAP) for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(a) or (b) (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1(a) or (b), for the four fiscal quarter period ending on December 31, 2017); provided that all Domestic Subsidiaries of the Borrower that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 10% or more of the Borrower’s consolidated total assets as of such date or have generated 10% or more of the Borrower’s consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP.

“Increase Effective Date”: has the meaning specified in Section 2.24(c).

“Incremental Revolving Credit Commitment”: has the meaning specified in Section 2.24(b).

“Incremental Revolving Loans”: has the meaning specified in Section 2.24(b).

“Incremental Term Loan” and “Incremental Term Loans”: have the meanings specified in Section 2.24(a).

“Incurred”:  as defined in the definition of “Pro Forma Basis”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business but including, for the avoidance of doubt, the entire amount of the Blue Angel Deferred Payment Obligations which remain outstanding); provided that, for the avoidance of doubt, no Blue Angel Earn-Out Payment Obligations shall be deemed to constitute “Indebtedness” for any purposes hereunder; (c) all obligations  of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital  Lease Obligations and all Synthetic Lease Obligations of such Person; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an   existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of such Lien if such Indebtedness is non-recourse), and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes. “Indemnitee”:  is defined in Section 10.5(b).

“Initial Term Commitment”: as to any Term Lender, the obligation of such Lender to make one or more Initial Term Loans hereunder on the Closing Date under this Agreement in an aggregate principal amount not to exceed, with respect to a particular Lender, the respective amount set forth opposite such Lender’s name under the heading “Initial Term Commitment” on Schedule 1.1A. The original aggregate principal amount of the Initial Term Commitments as of the Closing Date is $190,000,000.

“Initial Term Lender”: each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan”: any of the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.1.

“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which the amount of such Lender’s aggregate respective Initial Term Commitments then constitutes of the  aggregate Initial Term Commitments of all of the Initial Term Lenders at such time or, at any time from and after the Closing Date, the percentage which the respective aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of the Initial Term Loans of all of the Initial Term Lenders then outstanding.

“Insider Indebtedness”: any Indebtedness owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”: is any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency Proceeding”: is (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the terms of the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.11, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such day is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or beyond the Term Loan Maturity Date (in the case of Term Loans);

(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with such Person’s operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“Irish Intellectual Property License”: the licensing of Intellectual Property solely in jurisdictions outside of the United States by the Borrower to Extreme Networks Ireland Limited on terms and conditions approved by the Administrative Agent, including that such license shall be (i) subject and subordinate to the security interest granted to the Administrative Agent under the Loan Documents, terminable upon an Event of Default at the direction of the Administrative Agent, and (iii) enforceable by the Administrative Agent as a intended third-party beneficiary (such approval not to be unreasonably withheld, delayed or conditioned; provided that it shall be deemed reasonable for the Administrative Agent to withhold, delay or condition such approval to the extent such license or the proposed terms thereof materially adversely affect the value of the Collateral, the security interest in the Collateral granted under the Loan Documents, or the Administrative Agent’s rights and remedies under the Loan Documents).

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) BMO Harris Bank N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit (other than an Existing Letter of Credit), (b) SVB or any Affiliate thereof, in its capacity as issuer of any Existing Letters of Credit, and (c) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Judgment Currency”: as defined in Section 10.19.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the amount of any such obligation may be (i) changed from time to time pursuant to the terms hereof, or (ii) limited by  restrictions on availability set forth herein (including Sections 2.4 and 3.1(a)). For the avoidance of doubt, (x) the original amount of the Total L/C Commitments is $10,000,000, subject to the availability limitations set forth herein, (y) the Total L/C Commitments are a sublimit of, and not in addition to, the Total Revolving Commitments, and (z) the aggregate amount of the respective L/C Commitments of the Lenders shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by any Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.21.

“L/C-Related Documents”: collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to any Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of such Issuing Lender’s standard form documents for letter of credit issuances.

“Lead Arrangers”: the Joint Lead Arrangers and Joint Bookrunners listed on the cover page to this Agreement.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lenders and the Swingline Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”:  as defined in Section 3.3(a).

“Letter of Credit Fronting Fees”:  as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each  Assignment  and Assumption, each Addendum, each Note, each Fee Letter, the Flow of Funds Agreement, the Closing  Date Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each Compliance Certificate, each Notice of Borrowing, each Notice of Conversion/Continuation, each Bank Services Agreement, each FX Contract, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Guarantor. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Foreign Subsidiary shall be a Loan Party.

“Material Adverse Effect”: the occurrence of any of (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower, individually, or of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document, or of the ability of any Loan Party or Enterasys to perform its respective Obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party or Enterasys of any Loan Document to which it is a party; or (d) a material impairment, not caused by any action of the Agent or any Lender, in (i) the perfection or priority of the Agent’s Lien in the Collateral (held for the ratable benefit of the Secured Parties), or (ii) the value of the Collateral pledged by any Loan Party or Enterasys pursuant to any Security Document.

“Material Domestic Subsidiary”: any Material Subsidiary which is also a Domestic Subsidiary.

“Material Real Property”: any fee-owned real property located in the United States that is owned by any Loan Party and that has a fair market value in excess of $5,000,000 (as reasonably estimated by the Borrower in good faith).

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“MFN Protection”: has the meaning specified in Section 2.24(h).

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgages”: collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Material Real Property in form and substance reasonably satisfactory to the Administrative Agent and any other mortgage executed and delivered pursuant to Sections 6.11, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever  been obligated to make, contributions, or to which any Loan Party or any ERISA Affiliate thereof may have any liability.

“Net Cash Proceeds”: (a) in connection with (i) any Asset Sale undertaken by any Person or (ii) any Disposition of property or series of related Dispositions of property pursuant to Section 7.5(l), the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Disposition (other than any Lien pursuant to a Security Document) and other customary costs, fees and expenses actually incurred in connection therewith and net of taxes paid and such Person’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by such Person in connection with such Asset Sale or Disposition in the taxable year that such Asset Sale or Disposition is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred (or reasonably expected to  be incurred) in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all (or all affected) Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Term Loan Note, a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit I.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit J.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, any Issuing Lender, any other Lender, any Bank Services Provider (in its or their capacity as provider of Bank Services and/or FX Contracts), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Bank Services Agreement), the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender, any other Lender, any Bank Services Provider, to the extent that any applicable Bank Services Agreement or FX Contract requires the reimbursement by any applicable Group Member of any such expenses), and any Qualified Counterparty party to a Specified Swap Agreement that are required to be paid by any Loan Party pursuant any Loan Document, Bank Services Agreement or FX Contract or otherwise, and (b) any obligations of any other Group Member arising in connection with any Bank Services Agreement or FX Contract. For the avoidance of doubt, the Obligations shall not include solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement),  and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a  present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patent License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6 of the Guarantee and Collateral Agreement.

“Patents”: (a) all letters patent of the United States, any other country or any  political  subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, (b) all applications for letters patent of the United States or any other country and all divisions, continuations   and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: as defined in Section 7.7(m).

“Permitted Encumbrance”: is, with respect to each fee-owned or leasehold real property of any Group Member (or similar property interests under local law), any lien, encumbrance or other matter affecting title, zoning, building codes, land use and other similar Requirements of Law and municipal ordinances and other similar items, which in any such case, do not impair, in any material respect, the use or ownership of such property for its intended purpose, in the ordinary course of business.

“Permitted Refinancing Indebtedness”: Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of such Person (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) any Guarantee Obligations which constitute all or a portion of such Refinancing Indebtedness, taken as a whole, are determined in good faith by a Responsible Officer  of such Person to be no less favorable to such Person and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantee Obligations, if any, applicable to such Refinanced Indebtedness.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: is defined in Section 10.2(d)(i).

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pledge Supplement”: any Pledge Supplement delivered pursuant to the Guarantee and Collateral Agreement.

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates Section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates Section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the  “Prime Rate” shall mean the rate of interest per annum announced by BMO as its prime rate in effect at its principal office in the State of New York (such BMO announced Prime Rate not being intended to be the lowest rate of interest charged by BMO in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a)pro forma effect will be given (i) to any Indebtedness incurred (“Incurred”) by such  Loan Party or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period, and (ii) to the application of the proceeds of any such Indebtedness;

(b)pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c)Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period; and

(d)pro forma effect will be given to: (i) the acquisition or Disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or Disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (ii) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of such Loan Party or any of its Subsidiaries following the Determination Date; in each case of clauses (i) and (ii), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or Disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Model”: the most recent financial projection model information delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date and approved by the Administrative Agent.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the date hereof, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has  total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keep well, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Refinancing”: as defined in Section 5.1(f).

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: is defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with  respect  to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.21.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Total Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and the Total Revolving Commitments, then at least two Lenders who hold more than 50%  of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or,  if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the  Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, (a) the Operating Documents of such Person, (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto  or  similar  authority  or  successor  thereto)  and  (c) the  Dodd-Frank  Wall  Street  Reform   and Consumer Protection Act of 2010, and any rules, regulations, interpretations, guidelines, or directives promulgated thereunder in each case of the foregoing clauses (a), (b) and (c), applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief  financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of such Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate,  partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Revaluation Date”: with respect to any Letter of Credit, each of the following: (i) a date on or about the date on which the applicable Issuing Lender receives a request from the Borrower for the issuance of a Letter of Credit denominated in Euros or Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any Issuing Lender under any Letter of Credit denominated in Euros or Canadian Dollars,  and (iv) during an Event of Default, such additional dates as the Administrative Agent or any Issuing Lender shall reasonably request.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the amount of any such obligation may be (a) changed from time to time pursuant to the terms hereof (including (i) in connection with assignments permitted hereunder, (ii) pursuant to Section 2.9 and (iii) in connection with Incremental Revolving Credit Commitments pursuant to Section 2.24), or (b) limited by restrictions on availability set forth herein (including in Section 2.4).

“Revolving Commitment Period”:the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Excess”: as defined in Section 2.10(b).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit (including any Existing Letters of Credit) at such time, plus (c) such Lender’s L/C Percentage of the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments, any Incremental Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment, an Incremental Revolving Credit Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: is the date occurring on the five-year anniversary of the Closing Date.

“S&P”: S&P Global Ratings, a division of S&P Global Inc.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, and the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as an Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), any Bank Services Provider (in its or their respective capacities as providers of Bank Services or FX Contracts), and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral   Agreement, (b) the Enterasys Pledge Agreement, (c) each Intellectual Property Security Agreement, (d) each Foreign Pledge Document, (e) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (f) all other security documents hereafter delivered to any Bank Services Provider granting a Lien on any property of any Person to secure the Obligations of any Group Member arising under any Bank Services Agreement or FX Contract, (g) each Pledge Supplement, (h) each Assumption Agreement, (i) each Mortgage and (j) all financing statements, fixture filings, Patent, Trademark and Copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Shareholders’ Equity”: as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its  business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim,” and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of currencies or interest rates to the extent permitted under Section 7.12.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Loan Party or any of their respective Subsidiaries and evidencing Indebtedness of such Loan Party or such Subsidiary which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations or the Guaranteed Obligations, as applicable, pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency)  to  elect  a  majority  of  the  board  of  directors  or  other  managers  of  such   corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“SVB”: Silicon Valley Bank.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or  derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement,  as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000 (as such amount may be adjusted from time to time pursuant to the terms hereof). “Swingline Lender”:  BMO, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make one or more Term Loans, including Initial Term Loans, as set forth on Schedule 1.1A , as the same may be amended, restated, amended and restated or supplemented in accordance with Section 2.24.

“Term Facility”: the Term Commitments and the Term Loans made thereunder. “Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: any of the term loans made by  the  Lenders  to  the  Borrower  pursuant  to  Section 2.1 or Section 2.24, which shall include, for the avoidance of doubt, all Initial Term Loans and all Incremental Term Loans.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Loan Maturity Date”: is the date occurring on the five-year anniversary of the Closing Date.

“Term Loan Note”: a promissory note in the form of Exhibit H-3, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which the amount of  such Lender’s aggregate respective Term Commitments then constitutes of the aggregate Term Commitments of all of the Term Lenders at such time or, at any time from and after the Closing Date or any subsequent date or dates occurring after any Incremental Term Loans are made pursuant to and in accordance with the terms and provisions hereof, the percentage which the respective aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans of all of the Term Lenders then outstanding.

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments, Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.9 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $10,000,000, which Total L/C Commitments are part of, and not in addition to, the Revolving Commitments.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. For the avoidance of doubt, the amount of the Total Revolving Commitments in effect as of the Closing Date is $40,000,000, subject to the availability limitations set forth herein, and the Total L/C Commitments and the Swingline Commitment are sublimits of, and not in addition to, the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Trademark License”: any written agreement which (a) names a Loan Party as licensor or licensee and (b) grants to such Loan Party any right to use any Trademark, including any such agreement referred to on Schedule 6 of the Guarantee and Collateral Agreement.

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the USPTO or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to on Schedule 6 of the Guarantee and Collateral Agreement, and (b) the right to obtain all renewals thereof.

“Transactions”: collectively, the execution and delivery of the Loan Documents on the Closing Date, the Refinancing and the funding on the Closing Date of the Initial Term Loans and any other Loans hereunder.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“USCRO”: the US Copyright Office.

“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USPTO”: the US Patent and Trademark Office.

“U.S. Tax Compliance Certificate”: as defined in Section 2.18(f).

“Voting Stock”: as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) of such Person having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Loan Party.

“Withholding Agent”: any Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement and each other Loan Document) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import,  when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (I) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.3The Exchange Rate. The Administrative Agent shall determine the applicable Exchange Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of Letters of Credit that are denominated in Euros or Canadian Dollars. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amount between Euros and Dollars or Canadian Dollars and Dollars until the next occurring Revaluation Date.

1.4Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C-Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to  all  such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender agrees to make an Initial Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Initial Term Commitment of such Lender. Such Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11, and once repaid in accordance with the provisions hereof may not be reborrowed.

2.2Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Closing Date (with originals to follow within three Business Days)) requesting that the Term Lenders make Initial Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of any such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Pacific Time, on the Closing Date, each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Initial Term Loan or Initial Term Loans to be funded by such Lender on such Borrowing Date. The Administrative  Agent  shall credit the account of the Borrower on the books of such office of the Administrative Agent (or such other account(s) designated by the Borrower in writing) with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3Repayment of Term Loans.

(a)Term Loans. The principal amount of the Initial Term Loans of the Initial Term Lenders will be subject to amortization in accordance with the table appearing immediately below on the last Business Day of each calendar quarter, beginning on September 28, 2018, with a final payment on the Term Loan Maturity Date of all remaining Initial Term Loan principal then outstanding. In respect of each calendar quarter indicated below, the Borrower shall pay to the Administrative Agent the portion of the outstanding Initial Term Loan principal indicated below opposite of such calendar quarter, and the Administrative agent shall distribute each such installment payment made by the Borrower to the Initial Term Lenders in accordance with the respective Initial Term Percentages of such Initial Term Lenders.

Calendar Quarters from and after the Closing Date	Quarterly Amortization of Original Aggregate Term Loan Principal Amounts
Quarters 1-8	1.25% per quarter (aggregate of 5.0% annually)
Quarters 9-16	1.875% per quarter (aggregate of 7.5% annually)
Quarters 17-19	2.50% per quarter (aggregate of 10% annually)
Term Loan Maturity Date	67.50%

(b)Incremental Term Loans. The amortization of Incremental Term Loans shall be as agreed between the Borrower, the Administrative Agent and the Lenders funding such Incremental Term Loans, in each case, subject to the provisions of Section 2.24(i).

For the avoidance of doubt, to the extent not previously paid, all then outstanding Term Loans (including all then outstanding principal of any Initial Term Loans and any Incremental Term Loans) shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4Revolving Commitments.

(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when  added to the aggregate principal amount of any then outstanding Revolving Loans, any Swingline Loans, the aggregate undrawn amount of all then outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, the amount of the Total Revolving Extensions of Credit outstanding after giving effect to any requested borrowing of Revolving Loans shall not exceed the Available Revolving Commitments then in effect. During the Revolving Commitment Period, the Borrower may  use the Available Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and borrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11. Notwithstanding anything to the contrary contained herein, during the existence of an Event of Default, no Revolving Loan may be borrowed as, converted to or continued as a Eurodollar Loan.

(b)The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5Procedure for Revolving Loan Borrowing. The Borrower may borrow up to the Available Revolving Commitments under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the  Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the  proceeds of the applicable Loans to be borrowed. Each borrowing of, conversion to or continuation of a Eurodollar Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount). Except as provided in Sections 3.5(b) and 2.7(b), each borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by  the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment  Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”)  to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only and shall be made only in Dollars. To the extent not otherwise required by the terms hereof to be repaid prior thereto, the Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 P.M., Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be made in whole multiples of $1,000,000. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than five (5) Business Days after the advance of such Swingline Loan.

(b)The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M., Pacific time, and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in immediately available funds, not later than 10:00 A.M., Pacific Time, one Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c)If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its reasonable discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least one Business Days’ notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d)Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)Each Revolving  Lender’s  obligation  to  make  the  Loans  referred  to  in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in   Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)The Swingline Lender may resign at any time by giving 30 days’ prior notice   to the Administrative Agent, the Lenders, and the Borrower. After the resignation of the Swingline Lender hereunder, (i) the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans, and (ii) another Lender may be appointed as the new Swingline Lender hereunder so long as (A) each of the Borrower and the Administrative Agent agree in writing and in their reasonable discretion to such appointment and (B) the Borrower, the Administrative Agent and the applicable Lenders execute and deliver any such Swingline Loan Note and amendments to the Loan Documents as are reasonably deemed necessary by the Administrative Agent to give effect to such appointment.

2.8Fees.

(a)Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a fee for the Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on the first Business Day of each calendar quarter occurring prior to the Revolving Termination Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent. The average unused portion of the Total Revolving Commitments measured as of any date and for any period ending on such date (the “Average Unused Total Revolving Commitments” as of such date and for such period), for purposes of this calculation,  shall equal the difference between (i) the Total Revolving Commitments as of such date (as the same shall be reduced from time to time pursuant to Section 2.9), and (ii) the sum of (A) the average for such period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding as of such date, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans as of such date. For the avoidance of doubt, the amount of any Swingline Loans at any time outstanding during such period shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the Commitment Fee.

(b)Fee Letter Fees. The Borrower agrees to pay to the Administrative Agent and each Lender and/or their respective Affiliates, as applicable, the fees in the amounts and on the dates specified in each of the Fee Letters, and to perform any other obligations contained therein.

(c)Fees Nonrefundable. All fees payable under this Section 2.8 shall be fully earned on the date paid and nonrefundable.

2.9Termination or Reduction of Total Revolving Commitments; Total L/C Commitments.

(a)Termination or Reduction of Total Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or from time to time to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof (or if less, not less than an amount equal to the remaining outstanding Total Revolving Extensions of Credit), and shall reduce permanently the Total Revolving Commitments then in effect; provided that, if in connection with any such   reduction or termination of the Total Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each Lender according to its respective Revolving Percentage. All fees accrued until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination.

(b)Termination or Reduction of Total L/C Commitments. The Borrower shall have the right, upon not less than three Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the Borrower or, from time to time, to reduce the amount of the Total L/C Commitments available to the Borrower; provided that, in any such case, no such termination or reduction of the Total L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Total L/C Commitments then in effect. Any reduction of the Total L/C Commitments shall be applied to the L/C Commitments of each Lender according to its respective L/C Percentage. All fees accrued until the effective date of any termination of the Total L/C Commitments shall be paid on the effective date of such termination.

2.10Loan Prepayments.

(a)Optional Prepayments Generally. The Borrower may at any time and from time  to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the  Interest Period applicable thereto, the  Borrower  shall  also  pay  any  amounts  owing  pursuant  to Section 2.19; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or in connection with the consummation of a specified transaction, such notice of prepayment may be revoked if the financing or specified transaction is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.10(a) shall be applied to the prepayment of installments due in respect of the Term Loans in reverse order of maturity and in accordance with Section 2.3 and 2.16(b).

(b)Revolving Excess. If for any reason Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect (a “Revolving Excess”), the Borrower shall promptly prepay Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Exposure of the Issuing Lenders in an aggregate amount equal to such Revolving Excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Exposure of the Issuing Lenders pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Loans and Swingline Loans such Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect.

(c)Dispositions. If the Borrower or any of its Subsidiaries makes any Disposition or series of related Dispositions pursuant to Section 7.5(l), which results in the realization or receipt by any Group Member of Net Cash Proceeds in an aggregate amount (I) for any transaction or series of related transactions in excess of $250,000 or (II) for all transactions not included in clause (I) above in excess of $1,000,000 in any fiscal year, then (x) the Borrower shall promptly, and in any event not later than 5 Business Days after receipt of such Net Cash Proceeds, notify the Administrative Agent of such Disposition (including the amount of Net Cash Proceeds to be received thereof) and (y) promptly upon receipt by such Group Member of such Net Cash Proceeds of such Disposition, the Borrower shall apply an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds less any amount that such Group Member plans to reinvest as permitted pursuant to the subsequent sentence to prepay (A) until the Terms Loans have been repaid in full, the Term Loans and (B) thereafter, the Revolving Loans (without any reduction in related Revolving Commitments). With respect to any Net Cash Proceeds received with respect to any such Disposition, at the option of the Borrower, upon notice to the

Administrative Agent, any Group Member may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided that, if any Net Cash Proceeds (i) are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment  of (A) until the Terms Loans have been repaid in full, the Term Loans and (B) thereafter, the Revolving Loans (without any reduction in related Revolving Commitments) and (ii) are received by a Loan Party or Enterasys in respect of a Disposition of Collateral, if a reinvestment election is made, such Net Cash Proceeds must be reinvested in assets constituting Collateral owned by a Loan Party or Enterasys, as applicable. Prepayments of Term Loans under this Section 2.10(c) shall be applied to the remaining scheduled installments of principal thereof in reverse order of maturity and in accordance with Section 2.16(b).

2.11Conversion and Continuation Options.

(a)The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.15, the Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)Subject to Section 2.15, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent by no later than 10:00 A.M., Pacific time, on the date occurring three Business Days preceding the proposed continuation date and otherwise in accordance with the applicable provisions of the term  “Interest  Period”  set  forth  in  Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time.

2.13Interest Rates and Payment Dates.

(a)Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (I) the Eurodollar Rate determined for such day   plus (ii) the Applicable Margin.

(b)Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)If requested by Required Lenders in writing during the continuance of an Event  of Default, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender notice thereof upon the occurrence of any Event of Default arising under Section 8.1(a) or Section 8.1(f).

(d)Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.13(c) shall be payable from time to time on demand.

2.14Computation of Interest and Fees.

(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate (or, as applicable, on the basis of the Eurodollar Rate), the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate (and, as applicable, of the determination of the Eurodollar Rate applicable to such ABR Loan). Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.15	Inability to Determine Interest Rate.

(a)If prior to the first day of any Interest Period (or, as applicable, on any day on which an ABR Loan bearing interest determined by reference to the Eurodollar Rate, is outstanding), the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan, a request for an ABR Loan to bear interest with reference to the Eurodollar Rate, or a conversion to or a continuation of either of the foregoing that, by reason of circumstances affecting the relevant market, (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (ii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (iii) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (i), (ii) or (iii), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any such requested ABR Loans which were to have utilized the Eurodollar Rate component in determining the ABR shall not utilize a Eurodollar Rate component in determining the ABR applicable to such requested ABR Loan, (iii)any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iv) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans, and the utilization of the Eurodollar Rate component in determining ABR shall be suspended.

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) or (a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) or (a)(ii) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(b), only to the extent LIBOR for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective, and (y) if any Notice of Borrowing requests a Eurodollar Loan, such Loan shall be made as an ABR Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.16	Pro Rata Treatment and Payments.

(a)Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would  constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate, and (B) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall   be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then  each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iv) to fund its respective Swingline Participation Amount of any Swingline Loan, and (v)to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii)second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.16(k) shall be required to implement the terms of this Section 2.16(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence  of manifest error) of participations purchased pursuant to this Section 2.16(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.16(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply unless such assignment is consented to by the Required Lenders). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l)Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or any Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.17	Illegality; Requirements of Law.

(a)Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Loans whose interest is determined with reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended; provided that such Lender shall make and continue  ABR Loans in a  manner  consistent  with the  terms  hereof, and (ii)  if  such notice  asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest on which ABR Loans of such Lender shall, if necessary to avoid the illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the  ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest based upon the Eurodollar Rate, the Administrative Agent shall, during the period of such suspension, compute the ABR applicable to such Lender without reference to the Eurodollar Rate component of the ABR until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest based on the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by a Governmental Authority having jurisdiction or the making or issuance of any request, rule, guidance or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient (which request shall include an explanation of the basis for such request), the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such  change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, upon the request of such Lender (which request shall include an explanation of the basis for such request) the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(d)For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e)A reasonably detailed written certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt of such certificate. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.17, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs and reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine- month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.17 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.18Taxes.For purposes of this Section 2.18, the term “Lender” includes each Issuing Lender and the term “applicable law” includes FATCA.

(a)Payments Free of Taxes. Any and all payments by or on account of any  obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.18. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased   as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, (which demand shall include an explanation of the basis for such demand) for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e)Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such  documentation  (other  than  such  documentation  set  forth  in  Sections 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)copies of executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled  foreign  corporation”  described  in  Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, copies of executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply  with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g)Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without  interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.19Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a  default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.     Such losses and expenses shall be equal to the excess, if any, of (i)the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.20Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of  Section 2.17(a),  Section 2.17(b),  Section 2.17(c),  Section 2.18(a),  Section 2.18(b) or Section 2.18(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the  obligations  of  the  Borrower  or  the  rights  of  any  Lender  pursuant  to  Section 2.17(a),  Section 2.17(b), Section 2.17(c), Section 2.18(a), Section 2.18(b) or Section 2.18(d). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.21Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (d) below being referred to as an “Affected Lender” hereunder):

(a)a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.18 or of increased costs pursuant to Section 2.17 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20 or is a Non- Consenting Lender);

(b)a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent;

(c)notice from the Administrative Agent that a Lender is a Defaulting Lender; or

(d)notice from a Lender that a Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain, or fund Loans whose interest is determined with reference to the Eurodollar Rate (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20);

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.19 that result from the acquisition of any Affected Lender’s Loan and/or Commitments (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding. The Affected Lender replaced pursuant to this Section 2.21 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments  upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected

Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.19 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the  foregoing, with respect to any assignment pursuant to this Section 2.21, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.21, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.22	Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any  Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, any Issuing  Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to  pay  amounts  owed  by  a  Defaulting  Lender  or  to  post  Cash   Collateral   pursuant   to   this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.8(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C)With respect to any Letter of Credit Fee not required to be paid  to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Lender and to the Swingline Lender, as applicable, the amount of any such fee or  Letter of Credit Fee, as applicable, otherwise payable to such Defaulting Lender to the extent allocable to such  Issuing Lender’s  or the  Swingline  Lender’s  Fronting Exposure to  such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or Letter of Credit Fee, as applicable.

(iv)Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to  Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit plus the aggregate amount of that Lender’s Revolving Percentage of then outstanding Swingline Loans that have not been converted into Revolving Loans, and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to  have represented and warranted that such conditions are satisfied at such time). Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline

Lender and the Issuing Lenders agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify  the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender  was  a  Defaulting Lender;  and  provided further  that,  except  to the  extent  otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d)Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender  or any other Lender may have against such Defaulting Lender.

2.23Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.24Incremental Loans and Commitments.

(a)Incremental Loans and Commitments. At any time during the  period commencing on the Closing Date and ending on the Business Day prior to the Term Loan Maturity Date, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (d) below, upon notice to the Administrative Agent, the Borrower may, from time to time, request (on not more than two occasions) (i) the funding of a new Term Loan (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) from one or more existing Lenders and/or from other Eligible Assignees reasonably acceptable to the Administrative Agent and the Borrower and (ii)new revolving credit commitments under this Agreement on the terms set forth in this Section 2.24 (each, an “Incremental Revolving Credit Commitment” and, the Loans thereunder, the “Incremental Revolving Loans”). The aggregate original principal amount for all such Incremental Term Loans, together with any Incremental Revolving Credit Commitments established at any time, shall not exceed $100,000,000. Any Incremental Term Loan or Incremental Revolving Credit Commitment shall be in a minimum amount of $5,000,000 (or such lower amount that represents all remaining Incremental Term Loan and Incremental Revolving Credit Commitment availability under this Section 2.24(a)) and integral multiples of $5,000,000 in excess thereof (or such lower amount that represents all remaining Incremental Term Loan and Incremental Revolving Credit Commitment availability under this Section 2.24(a)).

(b)Lender Election to Increase; Prospective Lenders. At the time of sending any  such notice requesting an Incremental Term Loan, the Borrower (in consultation with the Administrative Agent) shall specify the time period (such period, the “Election Period”) within which each Lender is requested to respond (which Election Period shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and the Administrative Agent shall promptly thereafter notify each Lender of the Borrower’s request for such Incremental Term Loan, the purpose for which the proceeds of such requested Incremental Term Loan will be used by the Borrower and the Election Period during which each Lender is requested to respond to such Borrower request; provided that, if such notice indicates that such notice is conditioned upon the occurrence of a specified event, the Borrower may revoke such notice if such event does not occur prior to the requested funding date (but the Borrower shall be responsible for paying any indemnified costs pursuant to Section 2.19). No Lender shall be obligated to participate in any Incremental Term Loan or Incremental Revolving Credit Commitment, and each such Lender’s determination to participate in any such Incremental Term Loan or Incremental Revolving Credit Commitment shall be in such Lender’s sole and absolute discretion.  Any Lender not responding by the end of such Election Period shall be deemed to have declined to participate in any such Incremental Term Loan or Incremental Revolving Credit Commitment. To the extent a sufficient number of Lenders (or their Affiliates) do not agree to provide a requested Incremental Term Loan or Incremental Revolving Credit Commitment on terms acceptable to the Borrower, the Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” and that is reasonably satisfactory to the Administrative Agent to become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent in connection with the proposed Incremental Term Loan and, if applicable, the proposed Incremental Revolving Credit Commitment (provided that the joinder of any such “Lender” for the purpose of providing all or any portion of any  such Incremental Term Loan shall not require the consent of any other Lender (including any other “Lender” that is joining this Agreement) to provide all or part of such Incremental Term Loan). Notwithstanding anything in this Agreement to the contrary, no prospective lender of Incremental Term Loans that is not already a Lender hereunder shall provide any Incremental Term Loan unless such lender (i) purchases from the Revolving Lenders and assumes, in accordance with Section 10.6, Revolving Commitments and Revolving Extensions of Credit or (ii) provides Incremental Revolving Credit Commitments, in each case, in an amount such that such prospective lender’s Revolving Percentage equals such prospective lender’s Term Percentage (calculated after giving pro forma effect to the incurrence of such Incremental Term Loans and the provision of such Incremental Revolving Credit Commitments).

(c)Effective Date and Allocations. If an Incremental Term Loan or Incremental Revolving Credit Commitment is to be made or established in accordance with this Section 2.24, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment among the Lenders. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Term Loan, Incremental Revolving Credit Commitment (if applicable) and the Increase Effective Date.

(d)Conditions Precedent. Each of the following shall be the only conditions precedent to the making of an Incremental Term Loan and establishment of any Incremental Revolving Credit Commitment:

(i)The Borrower shall deliver to the Administrative Agent a certificate of the Borrower, dated as of the Increase Effective Date (in sufficient copies for each Lender), signed by a Responsible Officer of the Borrower and certifying the attachment of the resolutions adopted by each Loan Party, if any, approving or consenting to such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment or, as applicable, the guaranty of the Obligations of the Borrower in respect thereof.

(ii)Each  of  the  conditions  precedent  set  forth  in  Section  5.2  shall     be

satisfied.

(iii)The Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent (including by delivery of the Compliance Certificate contemplated by clause (iv) immediately below) that:

(A)the minimum Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, calculated as of December 31, 2017), but giving effect, on a pro forma basis, to the requested Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment (as if such requested Incremental Term Loan had been made on such day and assuming the full amount available under any Incremental Revolving Credit Commitment is drawn), shall be no less than the minimum Consolidated Fixed Charge Coverage Ratio required pursuant to Section 7.1(a) to have been maintained as of such day; and

(B)the maximum Consolidated Leverage Ratio, calculated as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (or, prior to the date financial statements are first delivered to the Administrative Agent pursuant to Section 6.1, calculated as of December 31, 2017), but giving effect, on a pro forma basis, to the requested Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment (as if such requested Incremental Term Loan had been made on such day and assuming the full amount available under any Incremental Revolving Credit Commitment is drawn), shall be no greater than 0.25 less than the maximum Consolidated Leverage Ratio required by Section 7.1(b) to have been observed as of such day.

(iv)The Borrower shall have delivered to the Administrative Agent a Compliance Certificate certifying as to compliance with the requirements of clauses (ii) and (iii) above, together with all reasonably detailed calculations evidencing compliance with clause (iii) above.

(v)The Borrower shall (x) deliver to any Lender providing any portion of any such newly requested Incremental Term Loan or Incremental Revolving Credit Commitment any new or replacement Notes requested by such Lender, and (y) have executed any amendments to this Agreement and the other Loan Documents as may be reasonably required by the Administrative Agent to effectuate the provisions of this Section 2.24, including, if applicable, any amendment that may be necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC or other applicable law to secure the Obligations in respect of such Incremental Term Loans and, if applicable, Incremental Revolving Credit Commitments.

(vi)The Borrower shall have paid to the Administrative Agent any fees (including any upfront fees) required to be paid pursuant to the terms of any fee letter in connection with such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment and shall have paid to any Lender any fees required to be paid to such Lender in connection with such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment.

(vii)Solely in connection with any such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment that is being requested by the Borrower for the sole purpose of financing the consideration payable by the Borrower in connection with a Permitted Acquisition undertaken from and after the Closing Date, the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that the Borrower has complied with all requirements set forth in Section 7.7(m) with respect to such Permitted Acquisition.

(e)Distribution of Revised Commitments Schedule. The Administrative Agent shall promptly distribute to the parties an amended Schedule 1.1A (which shall be deemed incorporated into this Agreement), to reflect the addition of any new Lenders that have provided a portion of any such Incremental Term Loan and, if applicable, Incremental Revolving Credit Commitment, and the respective Term Percentages of the Term Lenders resulting therefrom and Revolving Percentages of the Revolving Lenders resulting therefrom.

(f)Conflicting Provisions. This Section shall supersede any provisions in Section 2.16 or Section 10.1 to the contrary.

(g)Incremental Loans as Loans. Any Incremental Term Loans shall, for purposes of principal repayment and interest, be treated substantially the same as the Initial Term Loans funded on the Closing Date, and shall be made on the same terms (including with respect to pricing, and maturity date) as the Initial Term Loans. Any Incremental Revolving Credit Commitments shall, for purposes of principal repayment and interest, be treated the same as the Revolving Commitments on the Closing Date, and shall be made on the same terms (including with respect to pricing, commitment fees and maturity date) as the Revolving Loans and the Revolving Commitments in effect on the Closing Date.

(h)Terms of Incremental Loans. (i) The Incremental Term Loan shall, for purposes of prepayments, be treated substantially the same as any previously funded Term Loans and shall have the same terms as such previously funded Term Loans, except as may be mutually agreed among the Borrower, the Administrative Agent and the Required Lenders (not to be unreasonably withheld or delayed); provided that, in any case, (x) no Incremental Term Loan shall have a final maturity date that is earlier than the Term Loan Maturity Date, (y) the amortization schedule relating to any Incremental Term Loan shall not have a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of any previously funded Term Loan, and (z) to the extent the initial yield (including any original issue discount or similar yield-related discounts, deductions or payments but excluding any customary arrangement or commitment fees payable to the Administrative Agent) applicable to any Incremental Term Loan is higher than the initial yield applicable to such previously funded Term Loans (without giving effect to the application of any Default Rate), by more than 0.50%, the Borrower shall enter into an amendment to this Agreement to increase the Applicable Margin applicable to previously funded Term Loans other than such Incremental Term Loan, to the extent necessary so that the Applicable Margin on such Incremental Term Loan is no more than 0.50% greater than the applicable margin related to such previously funded Term Loans (the “MFN Protection”).

(ii)The Incremental Revolving Credit Commitments and Incremental Revolving Loans shall, for purposes of prepayments, be treated the same as any previously committed Revolving Commitments and any previously funded Revolving Loans, respectively.

SECTION 3

LETTERS OF CREDIT

3.1L/C Commitment.

(a)Subject to the terms and conditions hereof, each Issuing Lender agrees to issue letters of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, either the L/C Exposure would exceed the Total L/C Commitments or the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, Euros or Canadian Dollars,   and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by any Issuing Lender to any Person under this Agreement.

(b)	No Issuing Lender shall at any time be obligated to issue any Letter of Credit if:

(i)such issuance would conflict with, or cause such Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to such Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(iii)such Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv)any requested Letter of Credit is not in form and substance acceptable to such Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of such Issuing Lender;

(v)such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial face amount less than the Dollar Equivalent of $500,000; or

(vii)any Lender is at that time a Defaulting Lender, unless such  Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such Issuing  Lender’s  actual  or  potential  Fronting  Exposure  (after  giving  effect  to  Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the applicable Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the applicable Issuing Lender, and such other certificates, documents and other papers and information as the applicable Issuing Lender may request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt  of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the applicable Issuing Lender and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance (or amendment, renewal or extension) of each Letter of Credit (including the amount thereof).

3.3	Fees and Other Charges.

(a)The Borrower agrees to pay, in Dollars, with respect to each Existing Letter of Credit and each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) at all times during which more than one Lender is party to this Agreement, a fronting fee of 0.125%  per annum on the Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit to the applicable Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), (ii) a letter of credit fee equal to the Applicable Margin relating to Letters of Credit multiplied by the Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined  in  accordance  with  their  respective  L/C  Percentages)  (a  “Letter  of  Credit  Fee”),   and (iii) each Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). The Issuing Lender Fees shall be paid when required by the applicable Issuing Lender, and the Letter of Credit Fronting Fee and the Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit. All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender, in Dollars, for the Dollar Equivalent of such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)The Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as such Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C  Percentages  allocable  to  such  Letter  of  Credit  pursuant  to  Section 2.21(a)(iv), with the balance of such Letter of Credit Fees, if any, payable to the applicable Issuing Lender for its own account.

(e)All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

3.4	L/C Participations; Existing Letters of Credit.

(a)L/C Participations. Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Lender agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount  shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or  an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5	Reimbursement.

(a)If any Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, such Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to such Issuing Lender an amount equal to the Dollar Equivalent  of the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if such Issuing Lender issues such notice before 10:00 A.M. Pacific time on the date of such L/C Disbursement, or (ii) on the second following Business Day if such Issuing Lender issues such notice at  or after 10:00 A.M. Pacific time on the date of such L/C Disbursement. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)If any Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, such Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement  and  the  Administrative  Agent  will  promptly  notify  each  L/C  Lender  of  such     L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to such Issuing Lender upon demand in Dollars at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the Dollar Amount of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse such Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of the Dollar Equivalent of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that such Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions  set  forth  in  Section 5.2 are satisfied.

3.6Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter  of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result  in any liability of such Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit, or (b) the failure of any Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of such Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and the Dollar, Canadian Dollar, or Euro, as applicable, amount thereof. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9Interim Interest. If any Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of such Issuing Lender, for each day from and including the date of  such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.13(c) shall be applicable to any such amounts not  paid when due.

3.10	Cash Collateral.

(a)Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Lender (i) if such Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, promptly Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure.

At any time that there shall exist a Defaulting Lender, within one Business Day following the request of the Administrative Agent or the applicable Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure relating to Letters of Credit (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.22 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the  Administrative Agent that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by  or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.22, the Person providing such Cash Collateral and the Issuing Lenders may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents or any applicable Bank Services Agreement or FX Contract.

3.11Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender or Lenders, as applicable, designate one or more additional Lenders to act as a Letter of Credit issuing bank under the terms of this Agreement. Any Lender designated as a Letter of Credit issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lenders and such Lender.

3.12Resignation of the Issuing Lender. Any Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as an Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring  Issuing Lender  with  respect  to  Letters  of  Credit  issued  by such  retiring  Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit (including, for the avoidance of doubt, any  Existing Letters of Credit).

3.13Applicability of ISP. Unless otherwise expressly agreed by any Issuing Lender and the Borrower when a Letter of Credit is issued (including pursuant to any such agreement applicable to any Existing Letter of Credit) and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

3.14Notices. Each Issuing Lender shall furnish to the Administrative Agent, from time to time, within a reasonable time after written request by the Administrative Agent, a summary report on the status of the Letters of Credit issued by such Issuing Lender, including the outstanding amount of each such Letter of Credit, since the date of the most recent notice delivered pursuant to this Section 3.14, any amendment to or increase or decrease in the outstanding amount of any Letters of Credit issued by such Issuing Lender, any Letters of Credit issued by such Issuing Lender since the date of the most recent notice delivered pursuant to this Section 3.14 and such other information as may be reasonably requested by the Administrative Agent.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make any requested Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself, each of its Subsidiaries and each other Loan Party, as applicable, that:

4.1Financial Condition.

(a)The Pro Forma Financial Model has been prepared giving effect (as if such events had occurred as of the last day of the fiscal quarter of the Borrower ended December 31, 2017) (i) to the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Model has been prepared based on the best information available to the Borrower as of the date thereof, and presents fairly in all material respects on a pro forma basis the estimated and projected consolidated financial position of Borrower and its Subsidiaries as of December 31, 2017, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)The audited annual consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2017, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended. The unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries as at September 30, 2017 and December 31, 2017 present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto and all financial statements delivered by the Borrower to the Administrative Agent pursuant to Section 6.1 have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). None of any Group Member had, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that, to the extent required to be shown in accordance with GAAP, are not reflected in the most recent financial statements referred to in this paragraph. During the period from June 30, 2017 to and including the Closing Date, there has been no Disposition by any Group Member of any material part of its business or property.

4.2No Change. Since June 30, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, (b) has the power and authority, and the legal right, to own and operate its material property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest could not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4Power, Authorization; Enforceable Obligations. Each Loan Party and Enterasys has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party and Enterasys has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Part  A  of  Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19, (iii) Governmental Approvals described in Part B of Schedule 4.4, and (iv) any approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make  could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto or Enterasys, as applicable. This Agreement constitutes, and each other Loan Document constitutes or, upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto or Enterasys, as applicable, enforceable against each such Loan Party or Enterasys, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or  at law).

4.5No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, consummation of the Transactions, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth in Schedule 4.5 but including any Operating Document of any Loan Party and Enterasys) or any material Contractual Obligation of any Loan Party or Enterasys and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created  by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect. Neither the absence of obtaining the Governmental Approvals described in Part B of Schedule 4.4, nor any violation of any of the Requirements of Law referenced in Schedule 4.5, could reasonably be expected to have a Material Adverse Effect.

4.6Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the Transactions contemplated hereby or thereby, or (b) except as specifically described in Schedule 4.6, that could reasonably be expected to have a Material Adverse Effect. There has been no adverse change in the status or financial effect on any Group Member of the matters described in Schedule 4.6.

4.7No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7. No Loan Party owns any fee interest in real estate as of the date hereof. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any such Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, there are no claims pending or threatened to such effect.

4.10Taxes. Each Group Member has filed or caused to be filed all Federal, all income and all other material state and other tax returns that are required to be filed by it and has paid all material taxes shown to be due and payable by it on said returns or on any material assessments made against it or any  of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being  contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed against any Group Member (other than Liens permitted by Section 7.3(a)), and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

4.11Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent,  the  Borrower  will  furnish  to  the  Administrative  Agent  and  each  Lender  a  statement  to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13ERISA. (a) Each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b)no ERISA Event has occurred or is reasonably expected to occur;

(c)each Loan Party and each of its respective ERISA Affiliates has met all  applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d)as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(e)as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $7,500,000;

(f)the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406  of  ERISA  or  in  connection  with  which  taxes  could   be   imposed   pursuant   to   Section 4975(c)(1)(A)-(D) of the Code;

(g)all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(h)(i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA of one or more Benefit Plans, provided, that no Loan Party makes any representation as to any assets received by any Loan Party from any Lender pursuant to the Loans, the Letters of Credit or the Commitments; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans;

4.14Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth in Schedule 4.5, no such Loan Party  is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15Subsidiaries. As of the date hereof, (a) Schedule 4.15 sets forth the name  and  jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or Enterasys, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any such Subsidiary of the Borrower,  except as may be created by the Loan Documents and except as are disclosed on Schedule 4.15.

4.16Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans shall be used (a) on the Closing Date, to consummate the Refinancing, (b) to finance Permitted Acquisitions from and after the Closing Date, (c) to pay related fees and expenses, and (d) for general corporate purposes. All or a portion of the proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit, shall be used for general corporate purposes.

4.17Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as disclosed on Schedule 4.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party or Enterasys to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party or Enterasys that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions contemplated hereby and by the other Loan Documents.

4.19Security Documents. The Security Documents are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock, if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction  (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and, in the case of the other Collateral constituting personal property described in the Security Documents, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties and Enterasys in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

4.20Solvency. The Borrower, taken individually, and the Loan Parties, taken as a whole, are, and after giving effect to, as applicable, the consummation of the Transactions and the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith and therewith, will be and will continue to be, Solvent.

4.21Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.22Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies, insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.23No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.24OFAC. No Loan Party, nor, to the knowledge of any Responsible Officer of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or, to the knowledge of any Responsible Officer of the Borrower, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Lead Arranger, the Administrative Agent, any Issuing Lender or the Swing Line Lender) of Sanctions.

4.25Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5

CONDITIONS PRECEDENT

5.1Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender to make its extension of credit hereunder on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a)Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1A;

(ii)the Collateral Information Certificate, executed by a Responsible Officer of the Loan Parties;

(iii)a Term Loan Note executed by the Borrower in favor of each Term Lender that has requested a Term Loan Note;

(iv)a Revolving Loan Note executed by the Borrower in favor of each Revolving Lender that has requested a Revolving Loan Note;

(v)if required by the Swingline Lender, a Swingline Loan Note executed by the Borrower in favor of the Swingline Lender;

(vi)the Guarantee and Collateral Agreement executed and delivered by the Administrative Agent and each Loan Party;

(vii)the Enterasys Pledge Agreement executed and delivered by the Administrative Agent and Enterasys;

(viii)each Intellectual Property Security Agreement, executed and delivered by the applicable Loan Party party thereto;

(ix)subject to Section 5.3, each other Security Document reasonably required by the Administrative Agent to create, protect or perfect the Liens of the Administrative Agent (held for the ratable benefit of the Secured Parties) in any Collateral of any Loan Party, in each case, executed and delivered by the applicable Loan Party party thereto; and

(x)a completed Flow of Funds Agreement, executed and delivered by the parties thereto.

(b)Governmental and Other Approvals. Except for the Governmental Approvals disclosed in described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the funding of Loans by the Lenders on the Closing Date shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the funding of the Loans on the Closing Date contemplated hereby.

(c)Secretary’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party  and  Enterasys, dated the Closing Date and executed by the Secretary, managing member or equivalent officer of such Person, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Person (and, for the avoidance of doubt, the certificate of incorporation (or equivalent) of the applicable Person shall be certified by the Governmental Authority of the respective jurisdiction in which such Person is organized), (ii) in the case of the Borrower, the  relevant board resolutions or written consents adopted by the Borrower for purposes of authorizing the Borrower to enter into and perform the Loan Documents, (iii) the names, titles, incumbency and signature specimens of those representatives of such Person who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Person, (iv) a good standing certificate for such Person certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization, and (v) certificates of qualification as a foreign corporation issued by each jurisdiction in which the failure of such Person to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(d)Responsible Officer’s Certificates.

(i)The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, either (A) attaching copies of all consents, licenses and  approvals (other than any applicable board resolutions or written consents of the Loan Parties) required in connection with the execution, delivery and performance by each Loan Party and Enterasys and the validity against such Person of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii)The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (A)(1) that, as of the Closing Date, after giving effect to the consummation of the Transactions, each of the representations and warranties made by each Loan Party and Enterasys in or pursuant to any Loan Document (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all respects or all material respects, as required, as of such earlier date, (B) that there has been no event or circumstance since June 30, 2017, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that no Default or Event of Default has occurred and is continuing on and as of the date hereof, and (D) the attachment thereto of detailed calculations (in substantially the form of Part II of Attachment 3 to the form of pro forma Compliance Certificate set forth at Exhibit B and otherwise in form and substance satisfactory to the Administrative Agent) evidencing that the Consolidated Leverage Ratio of the Borrower and its consolidated Subsidiaries as of December 31, 2017 does not exceed 3.00:1.00 on a pro forma basis, assuming that the Transactions are consummated on such date.

(e)Collateral Matters.

(i)Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each jurisdiction where any Loan Party or Enterasys was formed or organized, and such searches shall reveal no liens on any of the assets of such Person except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date (which liens shall be discharged pursuant to documentation reasonably satisfactory to the Administrative Agent).

(ii)Pledged Stock; Stock Powers; Pledged Notes. Subject to Section 5.3, to the extent required to be delivered pursuant to the Guarantee and Collateral Agreement or the Enterasys Pledge Agreement, the Administrative Agent shall have received original versions of (A) any certificates representing equity interests (that do not constitute Excluded Assets), together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the applicable Loan Party or Enterasys, and (B) each promissory note (if any) (that does not constitute an Excluded Asset), endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the applicable Loan Party.

(iii)Filings, Registrations, Recordings, Agreements, Etc. To the extent not having been made prior to the Closing Date or, as applicable, delivered to the Administrative Agent prior to the Closing Date, each document (including any UCC financing statements, landlord access  agreements and/or bailee waivers) required by the Loan Documents or under applicable law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) a perfected Lien on any  Collateral (and not Excluded Assets) as of the Closing Date, prior and superior in right and priority to any Lien in such Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(f)The Refinancing and Lien Release Documents. Prior to or substantially concurrently with the initial credit extension on the Closing Date, all indebtedness under that certain Amended and Restated Credit Agreement, dated as of October 28, 2016, among the Borrower, the lenders party thereto and Silicon Valley Bank, as administrative agent (as amended, restated, amended and restated, supplemented or modified through the Closing Date) (other than Existing Letters of Credit that have been deemed issued hereunder) shall have been paid in full, and all commitments, security interests and guarantees in connection therewith have been terminated and released, or mechanics reasonably acceptable to the Administrative Agent for such termination or release shall have been agreed (the “Refinancing”).

(g)Insurance. Subject to Section 5.3, the Administrative Agent shall have received, after giving effect to the consummation of the Transactions and to the extent not having been delivered to the Administrative Agent previously, insurance certificates satisfying the requirements of Section 6.5 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies referenced in any such certificates have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance satisfactory to the Administrative Agent.

(h)Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including any such fees contemplated by the Fee Letters), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of outside legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.

(i)Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, in form and substance reasonably satisfactory to the Administrative Agent and addressing such matters relating to the Loan Parties and the Loan Documents as the Administrative Agent may reasonably specify.

(j)Consolidated Leverage Ratio. As of the Closing Date, after giving effect to the consummation of the Transactions, the Consolidated Leverage Ratio calculated on a pro forma basis shall be no more than 3.00 to 1.00.

(k)Borrowing Notices. The Administrative Agent shall have received, (i) in respect of the Initial Term Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2, and (ii) in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.

(l)Closing Date Solvency Certificate. The Administrative Agent shall have received a Closing Date Solvency Certificate from the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit D.

(m)No Material Adverse Effect. There shall not have occurred since June 30, 2017 any event or condition that has had or that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened in writing, that could reasonably be expected to have a Material Adverse Effect.

(o)Pro Forma Financial Model. The Administrative Agent shall have received the Pro Forma Financial Model.

(p)Patriot Act, etc. The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party (or its tax owner, in the case of a Loan Party that is a disregarded entity for U.S. federal income tax purposes).

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement (whether or not on the Closing Date or pursuant to an Addendum and an Assignment and Assumption) and made Loans to the Borrower on the Closing Date or thereafter shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the Transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have  made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit.

5.2Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its Loans disbursed on the Closing Date but excluding (x) any Revolving Loan Conversion, (y) any conversion of a Eurodollar Loan into an ABR  Loan  pursuant  to  Section 2.11(a) and  (z) any  continuation  of  Loans  pursuant  to  Section 2.11(b)) is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties.

(i)Each of the representations and warranties made by each Loan Party and Enterasys in or pursuant to any Loan Document (A) that is qualified by materiality, shall be true and correct, and (B) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date hereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects or all material respects, as required, as of such earlier date.

(ii)With respect to the representations and warranties set forth in the Loan Documents that the Loan Parties and Enterasys are required to make at any time after the Closing Date, each of the representations and warranties made by each Loan Party and Enterasys in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all respects or all material respects, as required, as of such earlier date.

(b)Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c)Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(d)No Default. No Default or Event of Default shall have occurred and be  continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date. Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion (excluding (x) any Revolving Loan Conversion, (y) any conversion of a Eurodollar Loan into an ABR Loan pursuant to Section 2.11(a) and (z) any continuation of Loans pursuant to Section 2.11(b)) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit, Revolving Loan Conversion or conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date, as applicable and as specified in this Section 5.3, to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below:

(a)The Borrower shall (i) cause each Loan Party in existence as of the Closing Date, Enterasys and each counsel to such Persons to deliver to the Administrative Agent by no later than the date occurring 20 Business Days after the Closing Date, the originally-executed signature pages of such Persons to any of the agreements, opinions and other documents referenced in Section 5.1 (including any such signature pages to this Agreement and each of the other Loan Documents, but excluding approvals  or consents of any Governmental Authority) in respect of which the Administrative Agent, as an accommodation to such Persons, has agreed to accept copies of such Persons’ signature pages  for purposes of the closing of this Agreement and certain of the other Loan Documents on the Closing Date, and (ii) use commercially reasonable efforts to cause any other Persons party to any agreements or other documents referenced in Section 5.1 to deliver to the Administrative Agent by no later than the date occurring 30 days after the Closing Date the originally-executed signature pages of such Persons to any of the agreements, notice acknowledgments and other documents referenced in Section 5.1 (excluding all approvals or consents of any Governmental Authority) in respect of which the Administrative Agent, as  an accommodation to such Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and certain of the other Loan Documents on the Closing Date.

(b)Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree), to the extent not having been delivered to the Administrative Agent previously, the Administrative Agent shall have received insurance certificates satisfying the  requirements of Section 6.5 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies referenced in any such certificates have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance satisfactory to the Administrative Agent.

(c)Within 2 (two) weeks after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall deliver to the Administrative Agent the original stock certificates and powers (executed and delivered in blank by a duly authorized officer of the applicable holders of such share certificates) with respect to Equity Interests of each of the Persons listed on Schedule 5.3.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)as soon as available, but in any event within (i) 90 days after the end of each fiscal year of the Borrower or, (ii) if the Borrower is a publicly traded company and has been granted an extension by the SEC with respect to any fiscal year of the Borrower permitting the late filing by the Borrower of any annual report on form 10-K, the earlier of (x) 120 days after the end of such fiscal year  of the Borrower and (y) the last day of such extension period, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each  case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b)as soon as available, but in any event within (i) 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2018) or, (ii) if the Borrower is a publicly traded company and has been granted an extension by the SEC with respect to any fiscal quarter of the Borrower permitting the late filing by the Borrower of any quarterly report on form 10-Q, the earlier of (x) 60 days after the end of such fiscal quarter of the Borrower and (y) the last day of such extension period, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the  Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:

(a)concurrently with the delivery of any financial statements pursuant to Section 6.1, and with respect to the last day of the applicable fiscal quarter or year to which such financial statements relate, a reasonably detailed report (in form and substance reasonably satisfactory to the Administrative Agent) that details the respective amounts of cash, Cash Equivalents and Investments held as of such date by each Subsidiary of the Borrower that is not a Loan Party as of such date;

(b)concurrently with the delivery of any financial statements pursuant to Section  6.1, (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party and Enterasys during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) a Compliance Certificate (1) containing all information and calculations  necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal quarter or fiscal year of the Borrower, as the case may be, and (2) to the extent not previously disclosed to the Administrative Agent, containing, (i) as applicable, a description of any change in the jurisdiction of organization of any Loan Party or Enterasys and a list of any Intellectual Property, Chattel Paper (as defined in the Guarantee and Collateral Agreement), Commercial Tort Claim (as defined in the Guarantee and Collateral Agreement) and Letter- of-Credit Rights (as defined in the Guarantee and Collateral Agreement) issued to or acquired by any Loan Party since the date of the most recent Compliance Certificate delivered pursuant to this Section 6.2(b)(B) and (ii) a description of each event, condition or circumstance during the last fiscal quarter or fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.10(c) (to the extent notice of such event has not been previously furnished to the Administrative Agent);

(c)as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower beginning on July 1, 2018), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of delivery of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results);

(d)promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC) if, and only to the extent that such Loan Party or Subsidiary may provide such information in accordance with any applicable Requirements of Law;

(e)within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s debt securities having an aggregate principal amount in excess of $7,500,000 or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the  Borrower  may file with the SEC  under  Section 13 or  15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)within five days after the same are sent or received, copies of all material correspondence, material reports, material documents and other material filings with any Governmental Authority (i) regarding any non-compliance with or any failure to maintain any Governmental Approvals or Requirements of Law applicable to any Loan Party or Enterasys, or (ii) that could reasonably be expected to have a Material Adverse Effect;

(g)concurrently with the delivery of  the  financial  statements  referred  to  in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.5 and the terms of the Guarantee and Collateral Agreement, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request;

(h)by no later than three days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Blue Angel Asset Acquisition Document; and

(i)promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3	Payment of Obligations; Taxes.

(a)Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including all material Taxes and material  Other Taxes imposed by law on an applicable Loan Party and Enterasys) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b)File or cause to be filed all Federal, all income and all other material state and other material tax returns that are required to be filed.

6.4Maintenance of Existence; Compliance.   (a)(i) Preserve, renew and keep in full    force and effect its organizational existence, and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of such Group Member’s business or necessary for the performance by such Group Member of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower or any such Subsidiary) and Requirements of Law except to the extent that a failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) use commercially reasonable efforts to obtain the Governmental Approvals  described  in  Part  B  of  Schedule 4.4 within 30 days after the Closing Date. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Pension Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.5	Maintenance of Property; Insurance.

(a)Keep all material property useful and necessary in its respective business in good working order and condition, ordinary wear and tear excepted;

(b)maintain with financially sound and reputable insurance companies insurance on all of the property of the Borrower or such Subsidiary, as applicable, in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.  Without limiting the foregoing, (i) within 30 days after the first date on which the Collateral includes any  improved real property of any Loan Party that is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Reform Act of 1994 or (ii) if any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, and shall cause each other Loan Party, to (x) maintain, if available, fully paid flood hazard insurance on all such improved real property of such Loan Party that constitutes Collateral, on such terms and in such amounts as are required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (y) furnish to the Administrative Agent evidence of the renewal of (and payment of renewal premiums in respect of) all such policies prior to the expiration or lapse thereof,   and (z) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)(i)  continue  to  use  each  of  its  respective  material  Trademarks  in  a manner sufficient to maintain such material Trademark in full force free from any claim of abandonment for non- use, (ii) maintain generally as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way that could reasonably be expected to result in a Material Adverse Effect on such Group Member;

(d)ensure that none of its respective material Patents could reasonably be expected  to become forfeited, abandoned or dedicated to the public;

(e)(i) ensure that none of its respective material Copyrights could reasonably be expected to become invalidated or otherwise materially impaired, and (ii) ensure that no material portion of such material Copyrights falls into the public domain;

(f)ensure that none of its respective material Intellectual Property infringes the Intellectual Property rights of any other Person;

(g)notify the Administrative Agent promptly if it knows, or has reason to know, that any application or registration relating to any of its respective material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Group Member’s ownership of, or the validity of, any material Intellectual Property or such Group Member’s right to register the same or to own and maintain the same;

(h)take all reasonable and necessary steps, including, without limitation, in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of its respective material U.S. Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability; and

(i)In the event that any of its respective material Intellectual Property is infringed, misappropriated or diluted by a third party, take such actions as such Group Member shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

6.6Inspection of Property; Books and Records; Discussions. With respect to each Loan Party, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP (consistently applied as in effect from time to time) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives and independent contractors of (and reasonably selected by) the Administrative Agent or, as applicable, any Lender to visit and inspect any of the respective properties of the Loan Parties  (provided that, with respect to any leased properties, such inspection shall not violate the terms of the applicable lease), and examine and make abstracts from any of their respective books and records at any reasonable time (during normal business hours and, so long as no Event of Default then exists, upon reasonable advance notice to such Loan Party) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Loan Parties with officers, directors  and employees  of  the  Loan Parties  and with their  independent  certified  public accountants; provided that (i) such inspections shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits may occur as often as the Administrative Agent shall reasonably determine is necessary, and (ii) the scope of any such inspection which is undertaken at any time during which an Event of Default does not exist shall be subject to the Borrower’s reasonable review and discretion.

6.7Notices. Promptly after a Responsible Officer of the Borrower, any other Loan Party or Enterasys, or any other officer or employee of the Borrower responsible for administering any of the Loan Documents or monitoring compliance with any of the provisions thereof, in any such case, obtains knowledge thereof, notify the Administrative Agent in writing of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of any Group Member that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)any litigation or proceeding affecting any Group Member (i) in which the amount involved is $7,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, or (iii) which relates to any Loan Document;

(d)(i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten days after any such event), the occurrence of any of the  following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any of its ERISA Affiliates with respect to such event, if such event could reasonably be expected to result in liability in excess of $7,500,000 of any Loan Party or any of their respective ERISA Affiliates: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii)upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(iii)promptly after the receipt thereof by any Loan Party or any of its respective ERISA Affiliates, all notices from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a liability in excess of $7,500,000 of any Loan Party or any of its respective ERISA Affiliates;

(e)(i) any Asset Sale undertaken by any Group Member involving Net Cash Proceeds in an amount equaling or exceeding $1,500,000, and (ii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $2,500,000;

(f)any material change in accounting policies or financial reporting practices by any Loan Party or Enterasys; and

(g)any development or event that has had or could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8Environmental Laws.

(a)Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with, and maintain any and all licenses, approvals, notifications, registrations or permits required by, all applicable Environmental Laws.

(b)Except as could not reasonably be expected to result in a Material Adverse  Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9Operating Accounts. Maintain, or cause to be maintained, the Borrower’s and its Subsidiaries’ primary domestic depository and operating accounts and securities accounts with any Lender or an Affiliate of any Lender.

6.10Audits. At reasonable times, on five Business Days’ prior notice (provided that no notice shall be required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any  Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets  or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information (provided that with respect to any leased property, such inspection shall not violate the terms of the applicable lease). The foregoing inspections and audits shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such reasonably higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary. In  addition, the scope of any such inspection and any such audit, in any such  case, which is undertaken at any time during which an Event of Default does not exist, shall be subject to the Borrower’s reasonable review and discretion.

6.11Additional Collateral, Etc.

(a)With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party or Enterasys (other than (x) any property described in paragraph (b) or (c) below, and (y) any property subject to a  Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the Enterasys Pledge Agreement or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent,  for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Enterasys Pledge Agreement or by law or as may be requested by the Administrative Agent.

(b)With respect to any new direct or indirect Material Domestic Subsidiary of the Borrower created or acquired after the Closing Date (including any such Material Domestic Subsidiary acquired pursuant to a Permitted Acquisition, and including any Immaterial Subsidiary existing as of the Closing  Date  which  becomes  a  Material  Domestic  Subsidiary  after  the  Closing  Date), promptly (i) execute and deliver to the Administrative

Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Material Domestic Subsidiary that is owned directly or indirectly by the Borrower, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or any other applicable Loan Party, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement as a Grantor and a Guarantor thereunder, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Material Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of the secretary (or other equivalent officer) of such Material Domestic Subsidiary of the type described in Section 5.1(c), in form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions addressing such matters as the Administrative Agent may reasonably specify, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)With respect to any new First Tier Foreign Subsidiary or any First Tier Foreign Subsidiary Holding Company, as applicable, created or acquired after the Closing Date by any Loan Party or Enterasys, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or the Enterasys Pledge Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company, as applicable, that is owned by any such Loan Party or Enterasys (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company, as applicable, be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party or Enterasys, and take such other action (including, as applicable, the delivery of  any Foreign Pledge Documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location where in excess of $750,000 of Collateral is stored or located, in each case, if requested by the Administrative Agent, which agreement or letter, in any such case, shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, if requested by the Administrative Agent, shall first have been obtained with respect to such location. Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

(e)Not later than 120 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after (i) any Material Real Property is acquired by a Loan Party after the Closing Date or (ii) an entity becomes a Loan Party if such entity owns Material Real Property at the time it becomes a Loan Party, cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Loan Documents and to otherwise comply with the requirements of the Loan Documents. Notwithstanding anything to the contrary contained in this Section 6.11(e), prior to the execution of any Mortgage for any such Material Real Property, (x) the Borrower shall deliver to the Administrative Agent advance notice of the address of any such Material Real Property and (y) the Administrative Agent shall provide the Lenders with at least 45 days’ prior written notice of the address  of such Material Real Property (it being understood that the Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into the accuracy of any such address, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to provide any such notice).

6.12Anti-Corruption Laws. Conduct its business in compliance with all applicable anti- corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.13Insider Subordinated Indebtedness. Cause any Insider Indebtedness owing by any Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date; provided that no Insider Indebtedness shall in any event and under any circumstances be secured by any assets of any Group Member.

6.14Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.15Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations (other than any such Obligations arising in connection with Bank Services and FX Contracts) to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

6.16Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.1Financial Condition Covenants.

(a)Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, determined as the last day of any fiscal quarter period of the Borrower (commencing with the fiscal quarter ended March 31, 2018), to be less than 1.25 to 1.00.

(b)Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, determined as of the last day of any fiscal quarter period of the Borrower specified below, to exceed the ratio set forth below opposite such fiscal quarter period:

Fiscal Quarter Ending	Consolidated Leverage Ratio
March 31, 2018 through September 30, 2019	3.00 to 1.00
December 31, 2019 through March 31, 2021	2.75 to 1.00
June 30, 2021 and each fiscal quarter thereafter	2.50 to 1.00

7.2Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)Indebtedness of any Group Member pursuant to any Loan Document or Bank Services Agreement or FX Contract;

(b)Indebtedness of (i) any Loan Party owing to any other Loan Party, and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party to fund working capital requirements in the ordinary course of business not inconsistent with past practices;

(c)Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Subsidiary (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Subsidiary (which is not a Loan Party) of the Indebtedness of any other Subsidiary (that is not a Loan Party), provided that, in any case (i), (ii) or (iii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d), and any Permitted Refinancing Indebtedness in respect thereof;

(e)Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof);

(f)Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $20,000,000;

(g)unsecured Subordinated Indebtedness;

(h)unsecured Indebtedness of the Loan Parties and their respective Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $25,000,000 at any one time outstanding;

(i)obligations (contingent or otherwise) of the Loan Parties and their respective Subsidiaries existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.12 and not for purposes of speculation;

(j)Guarantee Obligations of the Borrower in respect of obligations (other than Indebtedness) of any Subsidiary of the Borrower, which Guarantee Obligations are not otherwise prohibited pursuant to the terms of this Agreement or, as applicable, any other Loan Document; provided that any such Guarantee Obligation is incurred by the Borrower in the ordinary course of business consistent with past practice;

(k)Indebtedness owing to trade creditors that is incurred in respect of surety bonds and similar obligations in the ordinary course of business and consistent with past practice;

(l)Indebtedness of any Group Member in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, incurred in the ordinary course of business and not for overdue amounts;

(m)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(n)Indebtedness of any Group Member in respect of any agreement or arrangement to provide cash management services (including merchant services, direct deposit payroll, business credit cards and check cashing services), in each case in the ordinary course of business;

(o)(i) secured Indebtedness of any Person that becomes, and continues as, a Subsidiary of any Loan Party after the Closing Date, and secured Indebtedness in respect of assets acquired after the Closing Date pursuant to an acquisition permitted hereunder and existing at the time of such asset acquisition; provided that (A) the aggregate amount of all such secured Indebtedness permitted by this clause (i) shall not exceed $5,000,000 at any time outstanding, (B) no such Indebtedness is created in contemplation of such asset acquisition, (C) any such Indebtedness, as applicable, remains  Indebtedness of such acquired Subsidiary and not of any other Loan Party, and (D) immediately before and immediately after giving effect to the incurrence of such secured Indebtedness, no Default or Event of Default shall have occurred and be continuing (including any Event of Default arising from any failure to comply with the financial covenants set forth in Section 7.1), such calculation to be determined on a pro forma basis based on the financial information most recently delivered to the Administrative Agent pursuant  to  Section 6.1(a)  or  (b)  (or, prior  to the date financial  statements are  first  delivered to     the Administrative Agent pursuant to Section 6.1, on the basis of the Borrower's financial statements with respect to the fiscal quarter ending December 31, 2017) (giving pro forma effect to such acquisition, as if such acquisition was consummated as of the last day of the period as to which such financial information relates); and (ii) (A) unsecured Indebtedness permitted by Section 7.2(h) of any Person that becomes, and continues as, a Subsidiary of any Loan Party after the date hereof, and (B) unsecured Indebtedness permitted by Section 7.2(h) in respect of assets acquired pursuant to an acquisition permitted hereunder and existing at the time of such asset acquisition; provided that (1) no such unsecured Indebtedness permitted by this clause (ii) is created in contemplation of such asset acquisition, and (2) immediately before and immediately after giving effect to the incurrence of any such unsecured Indebtedness  permitted by this clause (ii), no Default or Event of Default shall have occurred and be continuing (including without limitation any Event of Default arising from any failure to comply with the financial covenants set forth in Section 7.1), such calculation to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, prior to the date financial statements are first delivered to  the  Administrative  Agent  pursuant  to  Section 6.1, on the basis of the Borrower's financial statements with respect to the fiscal quarter ending December 31, 2017);

(p)Indebtedness incurred in connection with the lease at Eton House, Maidenhead Office Park in the United Kingdom; provided that the aggregate amount of (A) Indebtedness incurred pursuant to this clause (p), (B) Dispositions made pursuant to Section 7.5(s), (C) Restricted Payments made  pursuant  to  Section  7.6(g)  and  (D)  Investments  pursuant  to  Section  7.7(o)    shall  not exceed $12,000,000; and

(q)Indebtedness incurred on or after the Closing Date by any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party and owing to a Loan Party; provided that no Indebtedness incurred at any time in reliance on this clause (q) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.2, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item; provided that all Indebtedness created pursuant to the Loan Documents shall be deemed to have been incurred in reliance on Section 7.2(a).

For purposes of determining compliance with the Dollar-denominated restrictions in any subsection of this Section 7.2 on the incurrence of Indebtedness, the Dollar-equivalent principal amount of  Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date on which such Indebtedness was incurred in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to modify, refinance, refund, renew or extend other Indebtedness denominated in a foreign currency, and such modification, refinancing, refunding, renewal or extension would cause the applicable Dollar-denominated restriction to be  exceeded if calculated at the relevant currency exchange rate in effect on the date of such modification, refinancing, refunding, renewal or extension, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as such Permitted Refinancing Indebtedness is otherwise permitted by the terms of this Section 7.2.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, (i) no Indebtedness incurred at any time in reliance on this Section 7.2 shall cause the Foreign Investment Limit in effect at such time to be exceeded and (ii) the aggregate amount of Indebtedness created, incurred, assumed or suffered to exist by Enterasys or its Subsidiaries pursuant to clauses (c), (e), (f), (g), (h), (i) and (o) of this Section shall not exceed $5,000,000.

7.3Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP (or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its respective jurisdiction of organization);

(b)carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s  or other like Liens arising in the ordinary course of business that (i) do not cover any Intellectual  Property, and (ii) are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

(c)pledges or deposits (other than to the extent involving any pledge of Intellectual Property) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)pledges or deposits (other than any deposits of any Intellectual Property or rights thereto) made to secure earnest money deposits required under letters of intent or purchase money agreements or made to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)easements, rights-of-way, minor defects or irregularities of title, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)Liens (other than in any Intellectual Property) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect  thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (provided that individual financings of equipment provided by one lender of the type permitted under Section 7.2(e) may be cross- collateralized to other financings of equipment provided by such lender of the type permitted under Section 7.2(e), and (iii) the amount of Indebtedness secured thereby is not increased;

(h)Liens created pursuant to the Security Documents;

(i)any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)judgment Liens that do not constitute an Event of Default under Section 8.1(h) of this Agreement;

(k)bankers’ Liens, rights of setoff and other similar Liens existing solely  with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)(i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Specified Swap Obligations permitted by Section 7.2(i);

(m)the replacement, extension or renewal of any Lien permitted by clause (g) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(n)Liens comprised of licenses not prohibited by the terms of the Loan Documents;

(o)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(p)Liens on Indebtedness permitted under Section 7.2(o)(i) and, in each case, not created in contemplation of or in connection with such event; provided that (i) no such Lien shall extend to or cover any other property or assets of any Loan Party or any Subsidiary, as the case may be, and (ii) such Lien shall secure only those obligations that it secures on the date of any applicable asset acquisition or on the date such Person becomes a Subsidiary and any refinancing or replacement thereof;

(q)Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Disposition would have  been permitted on the date of the creation of such Lien; provided that such Liens encumber only the applicable assets pending consummation of such Disposition;

(r)(i) leases, licenses, subleases and sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Group Members, taken as a whole, or (B) secure any Indebtedness, and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or its Subsidiaries;

(s)Permitted Encumbrances;

(t)Liens securing Indebtedness represented by financed insurance premiums in the ordinary course of business consistent with past practice, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed;

(u)precautionary UCC financing statements  or  similar  filings  made  in  respect of operating leases entered into by any Group Member; and

(v)Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $25,000,000 at any one time.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, the aggregate outstanding principal amount of the obligations secured by and the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject to any Lien created, incurred, assumed or suffered to exist by Enterasys or its Subsidiaries pursuant to clauses (g), (l), (m), (p) or (v) of this Section shall not exceed $5,000,000.

7.4Fundamental Changes. Enter into any merger, consolidation, or amalgamation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)any Group Member that is not a Loan Party may be merged or consolidated with or into (i) a Loan Party (provided that a Loan Party shall be the continuing or surviving Person), and (ii) another Group Member that is not a Loan Party (provided that the surviving Group Member complies with the requirements specified in Section 6.11, if applicable);

(b)any  Subsidiary  of  the  Borrower  may  Dispose  of  any  or  all  of  its       assets (i) pursuant to any liquidation or other transaction that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party, or (ii) pursuant  to a Disposition permitted by  Section 7.5; and

(c)any Investment permitted by Section 7.7 may be structured as a merger, consolidation, or amalgamation; provided that if any Loan Party is the subject of such a merger, consolidation, or amalgamation, the surviving entity shall be a Loan Party.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no merger, Disposition or other transaction made at any time in reliance on this Section 7.4 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.5Disposition of Property. Dispose of any of its property, whether now owned  or  hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)Dispositions of obsolete or worn out property in the ordinary course of business;

(b)Dispositions of Inventory in the ordinary course of business and consistent   with past practice;

(c)Dispositions permitted by clause (i) of Section 7.4(b);

(d)the sale or issuance of the Capital Stock of any Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) for fair market value in connection with any transaction that does not result in a Change of Control;

(e)the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)(i) the non-exclusive licensing of Patents, Trademarks, Copyrights, and other Intellectual Property rights in the ordinary course of business; (ii) the non-exclusive licensing of Patents, Trademarks, Copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as Borrower and that are approved by Borrower’s board of directors and which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case in the ordinary course of the Borrower’s business and that are not disadvantageous to the Lenders in any material respect; and (iii) the licensing of Patents, Trademarks, Copyrights, and other Intellectual Property rights pursuant to the Irish Intellectual Property License;

(g)the Disposition of property (i) by any Loan Party to any other Loan Party, and (ii) by any Subsidiary that is not a Loan Party to any other Group Member;

(h)Dispositions of property subject to a Casualty Event in good faith on an arm’s length basis;

(i)leases or subleases of real property or equipment on an arm’s length basis for fair market value;

(j)the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(k)any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l)Dispositions made on an arm’s length basis for fair market value of other property having an aggregate fair market value not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower; provided that, at the time of  any such  Disposition  made  in reliance  on this  clause (l), no Event of Default shall have occurred and be continuing or would result from any such Disposition; provided, further, that Net Cash Proceeds of such Dispositions shall be reinvested or applied to prepay Loans to the extent required pursuant to Section 2.10(c);

(m)Dispositions of property in connection with any Sale Leaseback permitted pursuant to Section 7.10 for fair market value;

(n)payments permitted under Section 7.6, Investments permitted under Section 7.7, and Liens permitted under Section 7.3;

(o)Dispositions of equipment or real property on an arm’s length basis to the extent that (i) such property is exchanged for credit against the purchase price of property used or useful in the business of any Group Member or (ii) the proceeds of such Disposition are reasonably promptly applied  to the purchase price of such property;

(p)any Foreign Subsidiary of the Borrower may sell or Dispose of Equity Interests  in such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;

(q)each Group Member may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business and to the extent such surrender or waiver could not reasonably be expected to result in a Material Adverse Effect;

(r)to the extent constituting a Disposition, the issuance by the Borrower of its Equity Interests;

(s)Dispositions made in connection with the lease at Eton House,  Maidenhead Office Park in the United Kingdom; provided that the aggregate amount of (A) Indebtedness incurred pursuant to Section 7.2(p), (B) Dispositions made pursuant to this clause (s), (C) Restricted Payments made  pursuant  to  Section  7.6(g)  and  (D)  Investments  pursuant  to  Section  7.7(o)    shall  not exceed $12,000,000; and

(t)Dispositions made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Disposition made at any time in reliance on this clause (t) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no Disposition made at any time in reliance on this Section 7.5 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.6Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)(i) any Group Member may make Restricted Payments to any Loan Party, (ii) any Group Member that is not a Loan Party may make Restricted Payments to the owners of the Equity Interests of such Group Member based on the relative ownership interests of the relevant Equity Interests, and (iii) any Group Member may declare and make dividends which are payable solely in the common Capital Stock of such Group Member;

(b)each Loan Party may purchase common Capital Stock or common Capital Stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that no Default or Event of Default then exists  or  would  result therefrom and  the  aggregate  amount  of  payments  made  under this subsection (b) shall not exceed $1,000,000 during any fiscal year of the Borrower;

(c)each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it (i) in an amount not to exceed during any calendar year, when aggregated with all such purchases, redemptions and acquisitions undertaken by all Group Members pursuant to this clause (i) at any time during such calendar year, $15,000,000, and (ii) with the proceeds received from the substantially concurrent issue of new shares of its common Capital Stock; provided that any such issuance is not otherwise prohibited hereunder (including by Section 7.5(d));

(d)the Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it in an amount not to exceed during any calendar year, when aggregated with all such purchases, redemptions and acquisitions undertaken by the Borrower pursuant to this clause (d) at any time during such calendar year, $20,000,000;

(e)(i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(f)each Group Member may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2;

(g)each Group Member may make Restricted Payments in connection with the lease at Eton House, Maidenhead Office Park in the United Kingdom; provided that the aggregate amount of (A) Indebtedness incurred pursuant to Section 7.2(p), (B) Dispositions made pursuant to Section 7.5(s), (C) Restricted Payments made pursuant to this clause (g) and (D) Investments pursuant to Section 7.7(o) shall not exceed $12,000,000;

(h)the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (h) shall not exceed $5,000,000; and

(i)Restricted Payments made on or after the Closing Date by any Loan Party to any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Restricted Payment made at any time in reliance on this clause (i) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

Notwithstanding the foregoing or any provision to the contrary in any Loan Document, no Restricted Payment made at any time in reliance on this Section 7.6 shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.7Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other  debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)(i) extensions of trade credit in the ordinary course of business, and (ii) financing for customers in the ordinary course of business, the aggregate amount of all such customer financing not to exceed $20,000,000 at any one time outstanding;

(b)(i) Investments in cash and Cash Equivalents and (ii) other Investments permitted by the Borrower’s board approved cash management investment policy (a copy of which policy, in the form in which it exists as of the Closing Date, has been provided to and approved by the Administrative Agent);

(c)Guarantee Obligations permitted by Section 7.2;

(d)loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $500,000 at any one time outstanding;

(e)intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; provided that any intercompany loans made by any Loan Party shall be evidenced by and funded under an intercompany note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent to the extent required by the Guarantee and Collateral Agreement;

(f)Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)(i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(i)in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does exceed $5,000,000 during any fiscal year of the Borrower;

(j)deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(k)the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(l)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(m)purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i)the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be in a line of business permitted pursuant to Section 7.16;

(ii)all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)the Borrower shall give the Administrative Agent at least 15 Business Days’ prior written notice of any such purchase or acquisition;

(v)the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.11, except to the extent compliance with Section 6.11 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii)(x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its  Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;

(viii)the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in a Default or an Event of Default under Section 8.1(c), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(ix)no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2;

(x)such   purchase   or   acquisition   shall   not   constitute   an   Unfriendly Acquisition;

(xi)(A) the aggregate amount of the cash consideration paid by such Group Member in connection with any particular Permitted Acquisition shall not exceed $100,000,000, and (B) the aggregate amount of the cash consideration paid by all Group Members in connection with all  such   Permitted   Acquisitions   consummated   from   and   after   the   Closing   Date   shall   not exceed $100,000,000;

(xiii) the Borrower shall have delivered to the Administrative Agent, at least  three Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its reasonable discretion), a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(n)Investments specified in Schedule 7.7 and existing on the Closing Date;

(o)Investments in connection with the lease at Eton House, Maidenhead Office Park in the United Kingdom; provided that the aggregate amount of (A) Indebtedness incurred pursuant to Section 7.2(p), (B) Dispositions made pursuant to Section 7.5(s), (C) Restricted Payments made pursuant to Section 7.6(g) and (D) Investments pursuant to this clause (o)  shall not exceed $12,000,000;

(p)In addition to the Investments otherwise expressly permitted by this Section 7.7, Investments (including in joint ventures, strategic alliances, and corporate collaborations) by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed $10,000,000; and

(q)Investments made on or after the Closing Date by any Loan Party in any Subsidiary (including any Foreign Subsidiary) that is not a Loan Party; provided that no Investment made at any time in reliance on this clause (q) shall cause the Foreign Investment Limit in effect at such time to be exceeded.

7.8ERISA. The  Borrower  shall not, and  shall  not  permit  any of  its  ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to such Person or any of such Person’s ERISA Affiliates, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Person or any of their respective ERISA Affiliates, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material liability to any such Person or any of its respective ERISA Affiliates, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non- exempt (under a statutory or administrative class exemption) prohibited transaction under  ERISA  or  Section 4975 of the Code.

7.9Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document or any Bank Services Agreement or FX Contract) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.10Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party or between or among any Subsidiaries that are not Loan Parties) unless such transaction is (a)(i) not otherwise prohibited under this Agreement or any other Loan Document, (ii) in the ordinary course of business of the relevant Group Member, (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in  a  comparable  arm’s  length  transaction  with  a  Person  that  is  not  an  Affiliate,  and  (iv) one   the consummation of which would not cause the Foreign Investment Limit in effect at such time to be exceeded, (b) one involving the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors and employees, (c) one involving the issuance of stock and stock options pursuant to the Borrower’s stock option plans and stock purchase plans, and (d) one involving reasonable compensation paid to officers and employees in their capacities as such.

7.11Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5, and (b) any Liens in the property of any Loan Party incurred in connection with any such  Sale Leaseback Transaction are permitted under Section 7.3.

7.12Swap Agreements. Enter into (a) any Swap Agreement secured by a Lien on all or any portion of the Collateral, except Specified Swap Agreements; or (b) any Swap Agreement, except Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.13Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14Negative Pledge Clauses. Enter into or suffer to exist or become effective any  agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents and Bank Services Agreements and FX Contracts to which it is a party, other than (a) this Agreement and the other Loan Documents (other than any Bank Services Agreements and FX Contracts), (b) any agreements governing any purchase money Liens or Capital  Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction  relates only to the assets or property subject to such Lien or being Disposed).

7.15Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party or any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such  Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any  other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so  long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, or (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (m), (n), (p) and (v) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.16Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.17Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.18Amendments to Blue Angel Asset Acquisition Documents; Certification of Certain Equity Interests. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower pursuant to any of the  Blue Angel Asset Acquisition Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; (b) otherwise amend, supplement or otherwise modify the terms and conditions of any of the Blue Angel Asset Acquisition Documents, or any such other documents except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect; (c) fail to enforce, in a commercially reasonable manner, the Loan Parties’ rights (including rights to indemnification) under any of the Blue Angel Asset Acquisition Documents; or (d) take any action to certificate any Equity Interests having been pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) which were uncertificated at the time so pledged, in any such case, without first obtaining the Administrative Agent’s prior written consent to do so and undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Secured Parties) in any such newly certificated Equity Interests.

7.19Amendments to Organizational Agreements and Material Contracts. (a) Materially amend or permit any material amendments to any Loan Party’s organizational documents (i) if such amendment would be adverse to the Administrative Agent or the Lenders in any material respect, and (ii) without giving the Administrative Agent five Business Days’ prior written notice of such amendment; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver could reasonably be expected to result in a Material Adverse Effect.

7.20Use of Proceeds. Use the proceeds of any extension of  credit  hereunder,  whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, or (b) finance an Unfriendly Acquisition.

7.21Subordinated Debt.

(a)Amendments of Subordinated Debt Documents. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Loan Parties’ ability to pay and perform each of their respective Obligations at the time and in the manner set forth herein and in the other Loan Documents and any Bank Services Agreements and FX Contracts, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)Subordinated Debt Payments. Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.22Sanctions.  Permit any Loan or the proceeds of any Loan, directly or, to the knowledge  of any Responsible Officer of the Borrower, indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any material violation by any Person (including any Lender, Lead Arranger, Administrative Agent, any Issuing Lender or Swing Line Lender) of any Sanctions.

7.23Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan or other credit extension made hereunder for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions, applicable to the Borrower and the Subsidiaries.

7.24Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan  Party within  its  control  to  conduct,  deal in  or  engage  in  any of  the  following   activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked  pursuant  to  Executive  Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming the Borrower’s compliance with this Section 7.24.

SECTION 8

EVENTS OF DEFAULT

8.1Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document or Bank Services Agreement or FX  Contract,  within  three  Business  Days  after  any  such  interest  or  other  amount  becomes  due in accordance with the terms hereof or, as applicable, the terms of any such applicable Bank Services Agreement or FX Contract; or

(b)any representation or warranty made or deemed made by any Loan Party herein  or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)(i) any Loan Party shall default in the observance or performance of any agreement contained in any of Section 5.3, Section 6.1, clause (i) or (ii) of Section 6.4(a), Section 6.7(a), Section 6.9 or any subsection of Section 7, and (ii) an “Event of Default” under and as defined in any Security Document shall have occurred and be continuing; or

(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the Borrower’s receipt of written notice thereof from the Administrative Agent or (ii) a Responsible Officer of any Loan Party obtaining knowledge thereof; or

(e)(i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (e) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clauses (i)(A), (B), (C), (D) or (E) of this subsection (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i)(A),  (B), (C), (D) or (E) of this subsection (e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination  Value)  of  which,  individually  or  in  the  aggregate  for  all  such  Indebtedness,   exceeds $5,000,000; or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member; or

(f)(i)  any Group Member  shall  commence any case,  proceeding or  other   action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment,   winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 30 consecutive days (provided that, during such 30 consecutive day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal for a period of 30 consecutive days (provided that, during such 30 consecutive day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $7,500,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which  assets exceed benefit liabilities) which exceeds $7,500,000; or

(h)There is entered against any Group Member (i) one or more final judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $7,500,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal for a period of 30 consecutive days; or

(i)(i)   any of the Security Documents shall cease, for any reason, to be in full    force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(ii)there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(iii)any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j)the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)a Change of Control shall occur; or

(l)any of the Governmental Approvals required to be obtained and/or delivered to the Administrative Agent pursuant to any Loan Document shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Group Member to hold any material Governmental Approval in any other jurisdiction; or

(n)Any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(o)a Material Adverse Effect shall occur.

8.2Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement, the other Loan Documents and all Bank Services Agreements and FX Contracts shall automatically immediately become due and payable, and

(b)if such event is any other Event of Default, any of the following actions may be  taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Bank Services Provider may terminate any FX Contract or other Bank Services Agreement then outstanding and declare all Obligations then owing by the Group Members under any Bank Services Agreements or FX Contract then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, BMO, any of BMO’s applicable Affiliates, the Lenders, the Issuing Lenders and any Bank Services Provider under the Loan Documents and the Bank Services Agreements and FX Contracts, as applicable.       With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents and Bank Services Agreements and FX Contracts in accordance with Section 8.3. In addition, (x) the Borrower shall also Cash Collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any Bank Services Provider the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Bank Services and FX Contracts then outstanding, which Cash Collateralized amounts shall be applied by such Bank Services Provider to the payment of all such outstanding Bank Services and FX Contracts, and any unused portion thereof remaining after all such Bank Services and FX Contracts shall have been fully  paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3. After all such Letters of Credit and Bank Services Agreements and FX Contracts shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Bank Services and FX Contracts) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.17, 2.18 and 2.19) payable to the Administrative Agent, in its capacity as such, and to any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts) (including interest thereon), in each case, ratably among them in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lenders (including any Letter of Credit Fronting Fees, Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the respective Issuing Lenders and amounts payable under Sections 2.17, 2.18 and 2.19), any Qualified Counterparties, and to any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts), in  each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Bank Services and FX Contracts and on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Bank Services Agreements and FX Contracts, in each case, ratably among the Lenders, the Issuing Lenders, any Bank Services Providers (in their respective capacities as providers of Bank Services and  FX Contracts), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Bank Services Agreements and FX Contracts, in each case, ratably among the Lenders, the Issuing Lenders, any Bank Services Providers (in their respective capacities as providers of Bank Services and FX Contracts), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth and payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, if so elected by any Bank Services Provider, to the Administrative Agent for the account of such Bank Services Providers, to Cash Collateralize then outstanding Obligations arising in connection with Bank Services and FX Contracts;

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date (including any such other Obligations arising in connection with any Bank Services and FX Contracts), in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Seventh and payable to them;

Eighth, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Eighth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by Law.

Subject to Sections 2.22(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid  with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties in order to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)The provisions of Section 9 are solely for the benefit of the  Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than provisions that are for the express benefit of the Borrower). Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Issuing Lenders and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes  of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co- agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co- agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines  in  a  final  and  nonappealable  judgment  that  the  Administrative  Agent  acted  with   gross negligence or willful misconduct in the selection of such sub agents.

9.3Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor  Relief Law; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire  into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to  confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or  not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself  as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the

Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition  (financial or otherwise), prospects or creditworthiness  of  any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lenders and the Swingline Lender and each of its Related Parties in its capacity as  such (to the extent not reimbursed by the Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of the Borrower or any other Loan Party to do  so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the Transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9Successor Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) unless a Default or Event of Default then exists, to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent (which right of removal shall be made in consultation with the Borrower unless a Default or an Event of Default then exists) and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned  to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c)to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.5) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Joint Bookrunners”, “Joint Lead Arrangers” or “Co-Syndication Agents” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, an Issuing Lender or the Swingline Lender hereunder.

9.13Survival.  This Section 9 shall survive the Discharge of Obligations.

SECTION 10

MISCELLANEOUS

10.1Amendments and Waivers.

(a)Neither this Agreement, nor any other Loan Document (other than any L/C Related Document, Fee Letter, or Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant  Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (1) amend, modify or waive the pro rata requirements of Section 2.16 or any other provision of the Loan Documents (including Section 8.3) requiring pro rata treatment of payments to the Lenders in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (2)amend, modify or waive the pro rata requirements of Section 2.16 or any other provision of the Loan Documents (including Section 8.3) requiring pro rata treatment of payments to the Lenders in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender; or (H) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects any Issuing Lender or any Qualified Counterparty, as applicable, without the written consent of each such Issuing Lender or each such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lenders, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, any Issuing Lender may amend any of the L/C Documents of such Issuing Lender without the consent of the Administrative Agent or any other Lender.

(b)Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders or, as applicable, all affected Lenders, and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)the termination of the Commitments of each such Minority Lender;

(ii)the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.21; and

(iii)the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.

(d)Notwithstanding any provision herein to the contrary, any Bank Services Agreement or FX Contract may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

10.2Notices.

(a)All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business  Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, CA 95119

Attention: Drew Davies, Chief Financial Officer Facsimile No.:  (408) 964-9075

Telephone No.: (408) 579-2520

E-Mail: ddavies@extremenetworks.com Website URL:  www.extremenetworks.com with a copy to:

Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: Glen B. Collyer Telephone No.: (213) 891-8701 Facsimile No.: (213) 891-8763 E-Mail: glen.collyer@lw.com
Administrative Agent:	Bank of Montreal One Market Plaza, 15th Floor San Francisco, CA 94105 Attention: Michael Kus Facsimile No.: (415) 397-1888 Telephone No.: (415) 354-7526 E-Mail: michael.kus@bmo.com with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, CA 90071-1560

Attention: Kristine Dunn

Telephone No.: (213) 687-5493

Facsimile No.:  (213) 621-5493

E-Mail: kristine.dunn@skadden.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment  from the  intended  recipient  (such  as  by  the  “return  receipt  requested”  function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or  communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)(i) Each Loan Party agrees that the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”   The Agent Parties   (as defined below) and the Lead Arrangers do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party or any Lead Arranger in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or any Lead Arranger have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising  out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the Transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable invoiced fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities (including the syndication of the Facilities contemplated by this Agreement), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the

Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (b) in  connection with the Loans made or Letters of Credit issued or participated in hereunder, including all  such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including each Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Borrower (or any other Loan Party pursuant to any other Loan Document) for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender);   provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may  be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.18(e).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the resignation of any Issuing Lender, the resignation of the Swingline Lender, the replacement of any Lender, the termination of the Loan Documents, the termination of the Commitments and the Discharge of Obligations.

10.6Successors and Assigns; Participations and Assignments.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which for purposes of this Section 10.6 shall include any Bank Services Provider), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding  thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and

Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $5,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise  consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be  unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to  have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the consent of each Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its reasonable discretion,  elect  to  waive  such  processing  and  recordation  fee  in  the  case  of  any  assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments. In connection with any assignment  of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share  of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment   and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.17, 2.18, 2.19 and 10.5 with respect to facts and circumstances occurring prior  to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person,  or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.18(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it  being  understood  that  the  documentation required  under Section 2.18(f) shall be delivered by such Participant to the Lender granting the participation)) to the  same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.17 or 2.18, with respect to any participation, than its participating Lender  would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that  such  Participant  agrees  to  be  subject  to  Section 2.16(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g)Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment  and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to  the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

(h)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

A.such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3- 101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

B.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

C.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

D.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(i)In addition, unless sub-clause (D) in the immediately preceding clause (h) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant  as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party  hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

A.none of the Administrative Agent, or any Lead Arranger or any of their  respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

B.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

C.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

D.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

E.no fee or other compensation is being paid directly to the Administrative Agent, or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(j)The Administrative Agent and the Lead Arrangers hereby inform the Lenders  that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.7Adjustments; Set-off.

(a)Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)Upon (i) the occurrence and during the continuance of any Event of Default   and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document or any Bank Services Agreement or FX Contract to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document or Bank Services Agreement or FX Contract and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or  otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section 10.8 shall survive the Discharge of Obligations.

10.9Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate,  allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Electronic Execution of Assignments.

(a)This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state  laws based on the Uniform Electronic Transactions Act.

10.11Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or any Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12Integration. The Fee Letters, this Agreement, the other Loan Documents, the Bank Services Agreements, and the FX Contracts represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

10.13GOVERNING LAW. This Agreement, the other Loan Documents and any claims, controversy, dispute or causes of actions arising therefrom (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York. This Section 10.13 shall survive the Discharge of Obligations.

10.14Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction;

(b)WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c)consents to service of process in the manner provided for notices in Section 10.2; provided that nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law; and

(d)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15Acknowledgements.  The Borrower hereby acknowledges that:

(a)The Administrative Agent, Lead Arrangers and each Lender and their respective Affiliates (collectively, solely for purposes of this Section 10.15, the “Lenders”), may   have economic interests that conflict with those of the Loan Parties;

(b)it has been advised by counsel and has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(c)the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(d)no Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship  between the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(e)the arranging and other services regarding this Agreement described herein are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand;

(f)no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

(g)the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates; and

(h)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the Transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.16Releases of Guarantees and Liens.

(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take, and for the benefit of the Borrower the Administrative Agent agrees to take, any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented  to  in  accordance  with  Section 10.1  or   (2) under   the   circumstances   described   in Section 10.16(b) below.

(b)At such time as the Discharge of Obligations shall have occurred, the Collateral shall be released from the Liens created by the Security Documents and Bank Services Agreements and FX Contracts (other than any Bank Services Agreements used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements and FX Contracts), and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and Bank Services Agreements and FX Contracts (other than any Bank Services Agreements used to Cash Collateralize any Obligations arising in connection with Bank Services Agreements and FX Contracts) shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request  or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or  required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or Bank Services Agreement or FX Contracts or any action or proceeding relating to this Agreement or any other Loan Document or Bank Services Agreement or FX Contracts or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and   the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender shall be permitted to use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the senior credit facilities contemplated by this Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

10.18Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.18 shall be deemed a set-off.

10.19Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

(a)Termination. Notwithstanding anything to the contrary contained herein or in any other Loan Document: this Agreement (other than Sections 2.17, 2.18, 2.19, 10.5, 10.8, 10.13 and 10.14, Section 9 and any other agreement set forth in a Loan Document that expressly survives the termination of the Commitments and the Discharge of Obligations) and any Commitment of any Lender hereunder shall terminate upon the occurrence of the Discharge of Obligations.

10.21Contractual Recognition Provision.   Notwithstanding anything to the contrary in   any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an  EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

EXTREME NETWORKS, INC.
as the Borrower

By:	/s/ B. Drew Davies
Name:	B. Drew Davies
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

BANK OF MONTREAL
as the Administrative Agent

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

[Signature Page to Credit Agreement]

LENDERS:

BMO HARRIS BANK N.A.
as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ Thomas R. Sullivan
Name:	Thomas R. Sullivan
Title:	Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Justin Kelley
Name:	Justin Kelley
Title:	Executive Director

[Signature Page to Credit Agreement]

SILICON VALLEY BANK
as a Lender

By:	/s/ Stephen Chang
Name:	Stephen Chang
Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

TO CREDIT AGREEMENT

INITIAL TERM COMMITMENTS

Lender	Initial Term Commitment	Term Percentage
BMO Harris Bank N.A.	$70,217,391.00	36.956521579%
JPMorgan Chase Bank, N.A.	$45,434,783.00	23.913043684%
Bank of America, N.A.	$41,304,348.00	21.739130526%
Silicon Valley Bank	$33,043,478.00	17.391304211%
Total	$190,000,000.00	100.000000000%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage
BMO Harris Bank N.A.	$14,782,609.00	36.956522500%
JPMorgan Chase Bank, N.A.	$9,565,217.00	23.913042500%
Bank of America, N.A.	$8,695,652.00	21.739130000%
Silicon Valley Bank	$6,956,522.00	17.391305000%
Total	$40,000,000.00	100.000000000%

L/C COMMITMENTS

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	L/C Commitments	L/C Percentage
BMO Harris Bank N.A.	$10,000,000.00	100.000000000%
Total	$10,000,000.00	100.000000000%

SWINGLINE COMMITMENT

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	Swingline Commitment	Exposure Percentage
BMO Harris Bank N.A.	$5,000,000.00	100.000000000%
Total	$5,000,000.00	100.000000000%

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Issuance Date	Expiration Date	Beneficiary	Stated Amount
SVBSF002600	12/19/2003	2/5/2019	Employment Development Department	$51,300.00
SVBSF008949	4/10/2014	4/10/2019	EIP Northeaster Boulevard, LLC	$852,831.00
SVBSF012369	11/22/2017	11/22/2018	SI 33, LLC	$141,213.07
SVBSF012370	11/22/2017	11/22/2018	SI 64, LLC	$174,609.14

SCHEDULE 4.4

GOVERNMENTAL APPROVALS, CONSENTS,

AUTHORIZATIONS, FILINGS AND NOTICES

Part A: Required Governmental Approvals, consents, authorizations, filings, and notices that have been obtained or made and that are in full force and effect:

None.

Part B: Required Governmental Approvals, consents, authorizations, filings, and notices that have not been obtained or made and that are not in full force and effect:

None.

SCHEDULE 4.5

REQUIREMENTS OF LAW

None.

SCHEDULE 4.6

LITIGATION

Extreme Networks, Inc. (for purposes of this Schedule 4.6, the “Company”):

Brazilian Tax Assessment Matter

On May 28, 2007, the Public Treasury Department of the State of Sao Paolo, Brazil (the “Tax Authority”) assessed our Brazilian subsidiary, Enterasys Networks do Brasil Ltda. (“Enterasys Brasil”), based on an alleged underpayment of taxes. The Tax Authority also charged interest and penalties with respect to the assessment (collectively, the “ICMS Tax Assessment”). The Tax Authority denied Enterasys Brasil the use of certain presumed tax credits granted by the State of Espirito Santo, Brazil under the terms of the FUNDAP program for the period from February 2003 to December 2004. The value of the disallowed presumed tax credits is BRL 3.4 million, excluding interest and penalties.

Unable to resolve the matter at the administrative level, on October 1, 2014, Enterasys Brasil filed a lawsuit in the 11th Public Treasury Court of the Sao Paolo State Court of Justice (Judiciary District of Sao Paolo) to overturn or reduce the ICMS Tax Assessment. As part of this lawsuit, Enterasys Brasil requested a stay of execution, so that no tax foreclosure could be filed and no guarantee would be required until the court issued its final ruling. On or about October 6, 2014, the court granted a preliminary injunction staying any execution on the assessment, but requiring that Enterasys Brasil deposit the assessed amount with the court. Enterasys Brasil appealed this ruling and, on or about January 28, 2015, the appellate court ruled that no cash deposit (or guarantee) was required. In a decision dated August 28, 2017, and published on October 3, 2017, the court validated the assessment and penalty imposed by the Tax Authority, but ruled that the Tax Authority was charging an unlawfully high interest rate on the tax assessment and penalty amounts, and ordered the interest rate reduced to the maximum Federal rate. The August 28, 2017 decision, were it to become final, would require Enterasys Brasil to   pay a total of BRL 16.8 million, which includes penalties, court costs, attorneys’ fees, and accrued  interest as of March 31, 2018. The Company believes the ICMS Tax Assessment against Enterasys Brasil is without merit, and has appealed the lower court’s decision. The appellate court ruled that no cash deposit (or guarantee) is required during the pendency of the appeal.

Based on the currently available information, the Company believes the ultimate outcome of the ICMS Tax Assessment litigation will not have a material adverse effect on the Company's financial position or overall results of operations. However, due to the complexities and uncertainty surrounding the judicial process in Brazil and the nature of the claims asserted, there can be no assurance of a favorable outcome for Enterasys Brasil, which recorded an accrual of BRL 9.4 million as of the date the Company acquired Enterasys Networks.

The Company made a demand on April 11, 2014 for a defense from, and indemnification by, the former equity holder of Enterasys Networks, Inc. (“Seller”) in connection with the ICMS Tax Assessment. Seller agreed to assume the defense of the ICMS Tax Assessment on May 20, 2014. In addition, through the settlement of an indemnification-related lawsuit with the Seller on June 18, 2015, Seller agreed to continue to defend the Company with respect to the ICMS Tax Assessment and to indemnify the Company for losses related thereto subject to certain conditions. These conditions include the offsetting of foreign income tax benefits realized by the Company in connection with the acquisition of Enterasys.       Based upon current projections of the foreign income tax benefits to be realized, and the potential liability in the event of an adverse final judgment in the ICMS Tax Assessment litigation, the Company does not presently anticipate that any amounts under the indemnification will be due from the Seller in connection with the ICMS Tax Assessment.

In re Extreme Networks, Inc. Securities Litigation

On October 23 and 29, 2015, putative class action complaints alleging violations of securities laws were filed in the U.S. District Court for the Northern District of California against the Company and three of its former officers (Charles W. Berger, Kenneth B. Arola, and John T. Kurtzweil). Subsequently, the cases were consolidated (In re Extreme Networks, Inc. Securities Litigation, No. 3:15-CY-04883-BLF). Plaintiffs allege that defendants violated the securities laws by disseminating materially false and misleading statements and concealing material adverse facts regarding the Company’s financial condition, business operations and growth prospects. Plaintiffs seek unspecified damages on behalf of a purported class of investors who purchased the Company’s common stock from September 12, 2013 through April 9, 2015. On June 28, 2016, the Court appointed a lead plaintiff.  On September 26, 2016, the lead plaintiff filed a consolidated complaint. On November 10, 2016, defendants filed a motion to dismiss, which the Court granted with leave to amend on April 27, 2017. On June 2, 2017, the lead plaintiff filed an amended complaint, which, on July 10, 2017, defendants again moved to dismiss. In a March 21, 2018 Order (the “March 2018 Order”), the Court granted in part and denied in part the defendants’ motion. The March 2018 Order narrowed the scope of the case, but allowed certain claims to proceed.  The Company believes plaintiffs’ claims are without merit, and intends to defend them vigorously.

On February 18, 2016, a shareholder derivative case was filed in the Superior Court of California, Santa Clara County (Shaffer v. Kispert et al., No. 16 CV 291726). The complaint names current and former officers and directors as defendants, and seeks recovery on behalf of the Company based on substantially the same allegations as the securities class action litigation described above. As a result of the March 2018 Order, the stipulated stay of the derivative litigation now has ended.

XR Communications, LLC d/b/a Vivato Technologies, LLC v. Extreme Networks, Inc.

On April 19, 2017, XR Communications, LLC (“XR”) (d/b/a Vivato Technologies) filed a patent infringement lawsuit against the Company in the Central District of California (XR Communications, LLC, dba Vivato Technologies v. Extreme Networks, Inc., No. 2:17-cv-2953-AG). The operative Second Amended Complaint asserts infringement of U.S. Patent Nos. 7,062,296, 7,729,728, and 6,611,231 based on the Company’s manufacture, use, sale, offer for sale, and/or importation into the United States of certain access points and routers supporting multi-user, multiple-input, multiple-output technology. XR seeks unspecified damages, on-going royalties, pre- and post-judgment interest, and attorneys’ fees (but no injunction). On July 24, 2017, the Company filed its answer. In an order dated April 10, 2018, the Court stayed the case pending a resolution by the Patent Trial and Appeal Board of inter partes review petitions filed by several defendants in other XR-related patent lawsuits challenging the validity of the asserted patents. Given the stay—which is preliminary until May 4, 2018, but is expected to be extended on or before that date—the Court took off calendar all previously scheduled events (including a Markman hearing and potential trial date), and scheduled a status conference on October 22, 2018. The Company believes the claims are without merit, and intends to defend them vigorously.

DIFF Scale Operation Research, LLC v. Extreme Networks, Inc.

On March 15, 2018, DIFF Scale Operation Research, LLC (“DIFF”) filed a patent infringement lawsuit against the Company in the United States District Court for the Southern District of New York (DIFF Scale Operation Research, LLC v. Extreme Networks, Inc., No. 18-cv-2324-KBF).  The complaint alleges infringement of seven patents (four expired) generally directed to virtual connection networking, and accuses a variety of products, including: (1) SLX router and switch products, and NetIron and MLX products; (2) Extreme Management Center versions 7.0.9, 7.1.3, 8.0, and 8.1; (3) ExtremeSwitching and Summit Series switches; and (4) ERS 3000 Series, 4000 Series, and 5000 Series switches. DIFF seeks unspecified and enhanced damages, pre- and post-judgment interest, attorneys’ fees and costs (but no injunction).  The Company believes the claims are without merit, and intends to defend them vigorously.

Be Labs, Inc. v. Extreme Networks, Inc.

On April 25, 2018, Be Labs, Inc. (“Be Labs”) filed a patent infringement lawsuit against the Company in the United States District Court for the District of Delaware (Be Labs, Inc. v. Extreme Networks, Inc., No. 1:18-cv-00626). The complaint alleges direct and indirect infringement of two patents generally directed to a multimedia wireless distribution system for home or office use, and appears to accuse the Company’s 802.11ac- and 802.11n-compliant ExtremeWireless products. Be Labs seeks damages, pre- and post-judgment interest, attorneys’ fees, costs, and a permanent injunction. The Company believes the claims are without merit, and intends to defend them vigorously.

Orckit IP, LLC v. Extreme Networks, Inc., Extreme Networks Ireland Ltd., and Extreme Networks GmbH

On February 1, 2018, Orckit IP, LLC (“Orckit”) filed a patent infringement lawsuit against the Company and our Irish and German subsidiaries in the District Court in Dusseldorf, Germany. The lawsuit alleges direct and indirect infringement of the German portion of European Patent EP 1 958 364 B1 based on the offer, distribution, use, possession and/or importation into Germany of certain network switches equipped with the ExtremeXOS operating system. Orckit is seeking injunctive relief, an accounting, and an unspecified declaration of liability for damages and costs of the lawsuit. The Company believes the claims are without merit, and intends to defend them vigorously.

SCHEDULE 4.15

SUBSIDIARIES

Entity Name	Jurisdiction of Organization	Ownership
Extreme Networks Australia PTY,Ltd.	Australia	100% of all interests owned by Enterasys Networks, Inc.
Extreme Networks do Brasil LTDA	Brazil	99% of all interests owned by Enterasys Networks, Inc.; 1% of all interests owned by Extreme Network Ireland Limited
Extreme Networks Canada Inc.	Canada	100% of all shares owned by Extreme Networks, Inc.
Extreme Networks EMEA	Cayman Islands	100% of all interests owned by Extreme Networks IHC, Inc.
Extreme Networks Chile, Ltda	Chile	99% of all interests owned by Extreme Networks IHC, Inc.; 1% of all interests owned by Extreme Networks, Inc.
Extreme Networks Technology (Beijing) Co. Ltd.	China	100% of all shares owned by Extreme Networks Hong Kong Limited
Extreme Networks s.r.o.	Czech Republic	100% of all the shares owned by Extreme Networks IHC, Inc.
Extreme Networks, Inc.	Delaware	Not applicable.
Extreme Networks IHC, Inc.	Delaware	100% of all shares owned by Extreme Networks, Inc.
Enterasys Networks, Inc.	Delaware	100% of all shares owned by Extreme Networks, Inc.
Extreme Federal, Inc.	Delaware	100% of all the shares owned by Extreme Networks, Inc.
Extreme Networks SARL	France	100% of all interests owned by Extreme Networks IHC, Inc.
Extreme Networks GmbH	Germany	100% of all interests owned by Extreme Networks IHC, Inc.
Extreme Networks Hong Kong Limited	Hong Kong	99% of all interests owned by Extreme Networks IHC, Inc.; 1% of all interests owned by Extreme Networks, Inc.
Extreme Networks China Limited	Hong Kong	50% of all interests owned by Extreme Networks IHC, Inc.; 50% of all interests owned by Extreme Networks, Inc.
Extreme Networks India Private Limited	India	99% of all interests owned by Extreme Networks Mauritius; 1% of all interests owned by Extreme Networks, Inc.
Extreme Networks Ireland Limited	Ireland	100% of all shares owned by Enterasys Networks, Inc.

Entity Name	Jurisdiction of Organization	Ownership
Extreme Networks SRL	Italy	98% of all interests owned by Extreme Networks IHC, Inc.; 2% of all interests owned by Extreme Networks, Inc.
Extreme Networks K.K.	Japan	100% of all shares owned by Enterasys Networks, Inc.
Extreme Networks Korea, Ltd.	Korea	50% of all interests owned by Extreme Networks IHC, Inc.; 50% of all interests owned by Extreme Networks, Inc.
Extreme Networks Mauritius	Mauritius	100% of all interests owned by Extreme Networks IHC, Inc.
Extreme Networks Mexico, S.A. de C.V.	Mexico	99% of all interests owned by Enterasys Networks, Inc.; 1% of all interests owned by Extreme Networks Ireland Limited
Extreme Networks Rus LLC	Russia	99% of all interests owned by Extreme Networks IHC, Inc.; 1% of all interests owned by Extreme Networks Delaware, LLC
Extreme Networks Singapore Pte. Ltd.	Singapore	50% of all interests owned by Extreme Networks IHC, Inc.; 50% of all interests owned by Extreme Networks, Inc.
Extreme Networks Spain, S.L.	Spain	100% of all interests owned by Extreme Networks IHC, Inc.
IHC Networks AB	Sweden	50% of all interests owned by Extreme Networks IHC, Inc.; 50% of all interests owned by Extreme Networks, Inc.
Extreme Networks Switzerland GmbH	Switzerland	95% of all interests owned by Extreme Networks IHC, Inc.; 5% of all interests owned by Extreme Networks, Inc.
Extreme Networks Netherlands B.V.	The Netherlands	100% of all interests owned by Enterasys Networks, Inc.
Extreme Networks UK Technology Limited	United Kingdom	100% of all interests owned by Extreme Networks B.V.

CURRENTLY EXISTING ENTITIES IN LIQUIDATION/DEREGISTRATION OR TO BE LIQUIDATED/DEREGISTERED

Entity Name	Jurisdiction of Organization	Ownership
Enterasys Networks de Argentina, Ltda.	Argentina	100% of all shares owned by Enterasys Networks, Inc.
Extreme Networks Delaware, LLC	Delaware	100% of all interests owned by Extreme Networks, Inc.
Summit C.V.	The Netherlands	50% of all interests owned by Extreme Networks, Inc.; 25% all of interests owned by Extreme Networks IHC, Inc.; 25% of all interests owned by Extreme Networks Delaware, LLC
Extreme Networks International	Cayman Islands	100% of all interests owned by Summit CV

BRANCH OFFICES/REPRESENTATIVE OFFICES

Entity Name	Jurisdiction of Organization	Ownership
Extreme Networks China Limited, Beijing Representative Office	China	Representative Office of Extreme Networks China Limited
Extreme Networks China Limited, Taiwan Branch	Taiwan	Representative Office of Extreme Networks China Limited
Extreme Networks China Limited, Shanghai Representative Office	China	Representative Office of Extreme Networks China Limited
Extreme Networks Technology (Beijing) Co. Ltd., Shanghai Branch	China	Branch office of Extreme Networks Technology (Beijing) Co. Ltd.
Extreme Networks EMEA Dubai Branch	Dubai	Branch office of Extreme Networks EMEA
IHC Networks AB, Filial i Finland	Finland	Branch office of IHC Networks AB
Extreme Networks UK Technology Limited, Luxembourg Branch	Luxembourg	Branch office of Extreme Networks UK Technology Limited
Extreme Networks Singapore Pte. Ltd., Malaysia Branch Office	Malaysia	Branch office of Extreme Networks Singapore Pte. Ltd.,
Extreme Networks Ireland Limited, Poland Branch Office	Poland	Branch office of Extreme Networks Ireland Limited
Extreme Networks EMEA Technical & Scientific Office	Saudi Arabia	Extreme Networks EMEA

Entity Name	Jurisdiction of Organization	Ownership
Extreme Networks Ireland Limited Turkish Ankara Liaison Office	Turkey	Liaison office of Extreme Networks Ireland Limited
Extreme Networks Ireland Limited Turkish Istanbul Liaison Office	Turkey	Liaison office of Extreme Networks Ireland Limited
The Representative Office of Extreme Networks, Inc. in Hanoi City	Vietnam	Representative Office of Extreme Networks, Inc.

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

None.

SCHEDULE 4.19(a)

FINANCING STATEMENTS AND OTHER FILINGS

1.Filing of UCC-1 financing statements with the Delaware Secretary of State

2.Filing of Borrower Patent and Trademark Security Agreement with the USPTO.

3.Filing of Borrower Copyright Security Agreement with U.S. Copyright Office.

SCHEDULE 5.3

POST-CLOSING MATTERS

•

Within 2 (two) weeks after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall deliver to the Administrative Agent the original stock certificates and powers (executed and delivered in blank by a duly authorized officer of the applicable  holders of such share certificates) with respect to Equity Interests listed below:

o	Enterasys Networks, Inc.
o	Extreme Federal, Inc.
o	Extreme Networks Ireland Limited
o	Extreme Networks Netherlands B.V.
o	Extreme Networks do Brasil LTDA
o	Extreme Networks Australia PTY, Ltd.

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

Brocade deferred purchase obligation $19,000,000.00 with Extreme Networks, Inc. as the obligor.

SCHEDULE 7.3(f)

EXISTING LIENS

Extreme Networks, Inc.

Company Subject to the Lien	Name of Lienholder	Method of Lien Perfection (i.e. UCC Filing, Control, Possession, etc.)	UCC Filing Jurisdiction (if applicable)	UCC Filing Date and No. (if applicable)	Description of Collateral Covered by Lien	Description of Obligations Secured by Lien
Extreme Networks, Inc.	Spring Leasing Corporation, then assigned to Element Financial Corp. (USA)	UCC Filing	Delaware	Original 09/17/2013 2013 3611978 Assignment 12/12/2013 2013 4926383	Specified fitness equipment	Lease equipment
Extreme Networks, Inc.	Avidex Industries, LLC	UCC Filing	Delaware	12/01/2016 2016 7450743	Specified audio / video equipment	Equipment lease

SCHEDULE 7.7

EXISTING INVESTMENTS

Investor	Investment Amount ($)	Security Description	Number of Shares	Type of Investment	Original Purchase Date
Extreme Networks, Inc.	1,342,333 (as of 3/31/18)	Accesso Technology Group plc.	41,685	ordinary shares	7/20/17

The above investment represents shares acquired in connection with the sale of 928,763 shares of Series A preferred stock of Blazer and Flip Flops, Inc. in connection with the sale of substantially all of the assets of such company to Accesso Technology Group.

Cash Deposits:

Country	Beneficiary	Amount	Currency	Purpose
US	State of New Hampshire	$150,000	USD	Escrow at Citizens Bank, LT Worker’s Comp Claims

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

Exhibit A

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of May 1, 2018 made by

EXTREME NETWORKS, INC.

and the other Grantors from time to time parties hereto,

in favor of

BANK OF MONTREAL,

as Administrative Agent

i

(continued)

5.9	Receivables	18

5.10	Defense of Collateral	18

5.11	Preservation of Collateral	18

5.12	Compliance with Laws, Etc	18

5.13	Location of Books and Chief Executive Office	18

5.14	[Reserved]	18

5.15	Maintenance of Records	18

5.16	Disposition of Collateral	18

5.17	Liens	18

5.18	Expenses	18

5.19	Leased Premises; Collateral Held by Warehouseman, Bailee, Etc	18

5.20	Chattel Paper	19

5.21	Commercial Tort Claims	19

5.22	Letter-of-Credit Rights	19

5.23	Shareholder Agreements and Other Agreements	19

SECTION 6.	REMEDIAL PROVISIONS

6.1	Certain Matters Relating to Receivables	19

6.2	Communications with Obligors; Grantors Remain Liable	20

6.3	Investment Property	20

6.4	Proceeds to be Turned Over To Administrative Agent	21

6.5	Application of Proceeds	21

6.6	Code and Other Remedies	21

6.7	Registration Rights	22

6.8	Intellectual Property License	23

6.9	Deficiency	23

SECTION 7.	THE ADMINISTRATIVE AGENT

7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	23

7.2	Duty of Administrative Agent	25

7.3	Authority of Administrative Agent	25

SECTION 8.	MISCELLANEOUS

8.1	Amendments in Writing	25

8.2	Notices	25

8.3	No Waiver by Course of Conduct; Cumulative Remedies	25

8.4	Enforcement Expenses; Indemnification	26

8.5	Successors and Assigns	27

8.6	Set Off	27

8.7	Counterparts	27

8.8	Severability	27

ii

(continued)

8.9	Section Headings	27

8.10	Integration	27

8.11	GOVERNING LAW; Submission to Jurisdiction; Jury Trial Waiver	28

8.12	Acknowledgements	28

8.13	Additional Grantors	28

8.14	Releases	28

iii

(continued)

SCHEDULES
Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Location of Jurisdictions of Organization, Chief Executive Office and Location of Books
Schedule 5	Location of Equipment and Inventory
Schedule 6	Rights of the Grantors Relating to Intellectual Property; Rights of the Grantors Relating to Patents
Schedule 7	Letter of Credit Rights
Schedule 8	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement
Annex 2	Form of Pledge Supplement

iv

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of May 1, 2018 is made by EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower” and, together with any other entity that becomes a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of BANK OF MONTREAL (“BMO”), as administrative and collateral agent for the Secured Parties (as defined below) (together with its successors, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, and the banks and other financial institutions party thereto as lenders (the “Lenders”);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more members of an Affiliated group of companies that includes the other Grantors, if any, in connection with the operation of their respective business;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrower;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements; and

WHEREAS, it is a condition precedent to the Closing Date and to the initial extension of credit under the Credit Agreement on the Closing Date that the Grantors shall have delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1.DEFINED TERMS.

1.1Definitions.

(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement. The following terms are used herein as defined in the UCC (as defined below) (to the extent any of the following terms are defined in more than one Article of the UCC, any such term is used herein as defined in Article 9 of the UCC): Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, Farm Products, Fixtures, General Intangible,  Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b)The following terms shall have the following meanings:

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“Agreement”:  as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever  form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and  software; (d)computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”: as defined in the preamble hereto. “Collateral”: as defined in Section 3.1.

“Collateral Account”:any collateral account established by the Administrative   Agent as provided in Section 6.1 or 6.4.

“Credit Agreement”:  as defined in the recitals to this Agreement.

“Excluded Account”: (a) any Deposit Account maintained solely for payroll, tax, pension or employee benefits payments or (b) any Deposit Account held by any Grantor solely in trust or as an escrow or fiduciary for another person which is not a Loan Party.

“Excluded Assets”: collectively:

(a)any Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation not prohibited by the terms of the Credit Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment and proceeds of such Equipment;

(b)any margin stock (within the meaning of Regulation U issued by the Board) to the extent the creation of a security interest therein in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) will result in a violation of Regulation U issued by the Board;

(c)any right, title or interest of any Grantor in any of the outstanding voting Capital Stock or other Equity Interest of any Excluded Foreign Subsidiary (other than Capital Stock or other Equity Interests representing 65% of the total outstanding voting power of each class of Capital Stock or other Equity Interests of any First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company); provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of Capital Stock or other Equity Interests in a First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company without adverse tax consequences, (i) the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, such greater percentage of Capital Stock or other Equity Interests of each First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company and (ii) the term “Excluded Assets” shall no longer include any of such greater percentage of Capital Stock or other Equity;

(d)any interest in real property (including real property leasehold interests), timber to be cut, as extracted collateral, consumer goods and agricultural products;

(e)any Excluded Accounts;

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(f)any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (as defined below) (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences;

(g)any intent-to-use trademark application prior to the filing with, and acceptance  of, the USPTO of a “Statement of Use” or “Amendment to Allege Use” with respect thereto pursuant to Section 1(c) or 1(d) of the Lanham Act, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to- use trademark application or the resulting trademark registration under applicable Requirement of Law;

(h)any assets to the extent a security interest in such assets would result in material adverse tax consequences to any Grantor (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), in each case as determined in good faith by the Borrower and the Administrative Agent; and

(i)any assets owned by any Grantor that the Administrative Agent in consultation with the Borrower shall have reasonably determined to exclude from being Collateral on account of the burden or cost (including any adverse, tax, regulatory or accounting consequences) of creating a security interest in such asset hereunder being excessive in view of the benefits to be obtained by the Secured Parties therefrom;

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Grantor”: as defined in the preamble hereto. “Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account, in each case other than Excluded Assets.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (as defined below), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral, in each case, other than to the extent constituting Excluded Assets.

“Issuer”:  with respect to any Investment Property, the issuer of such Investment Property.

“Lender”: as defined in the preamble hereto.

“Material Intellectual Property”: any Intellectual Property owned by a Grantor that is material to the business of the Grantors and their respective Subsidiaries, taken as a whole.

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“Pledged Collateral”: (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor. For the avoidance of doubt, in no event shall Pledged Collateral (or any component comprising thereof) include any Excluded Assets.

“Pledged Collateral Agreements”: as defined in Section 5.23.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

“Pledged Stock”:  all of the issued and outstanding shares of Capital Stock, whether certificated  or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC (as defined below) and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Quarterly Reporting Date”: the date following any fiscal quarter of the Borrower and its Subsidiaries on which financial statements are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b) of the Credit Agreement.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to  and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any  Issuing  Lender  in  its  capacity  as  Issuing  Lender  and  any  Swingline  Lender  in  its  capacity as Swingline Lender), each Bank Services Provider (in its capacity as provider of Bank Services) and any Qualified Counterparties.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

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1.2Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2.GUARANTEE.

2.1Guarantee.

(a)Each Grantor, including the Borrower, who has executed this Agreement as of  the date hereof, together with each Domestic Subsidiary of the Borrower who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 6.11(b) of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and  their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i)each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against the Borrower, any other Guarantor, any other Person, or all or any portion of the Collateral; and

(ii)the Administrative Agent may enforce this guaranty notwithstanding the existence of any dispute between any of the Secured Parties and the Borrower or any other Guarantor with respect to the existence of any Event of Default.

(b)Anything herein or in any other Loan Document or Bank Services Agreement to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents and Bank Services Agreements shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)The guarantee contained in this Section 2 shall remain in full force and effect until the occurrence of the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e)No payment made by the Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding  or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

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2.2Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or  in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Specified Swap Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all of the Lenders, or any applicable Qualified Counterparty, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered  or  released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor further waives, to the fullest extent permitted by law:

(a)diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Secured Obligations;

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(b)any right to require any Secured Party to marshal assets in favor of the Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against the Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;

(c)the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d)any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(e)any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f)any rights to set-offs and counterclaims;

(g)any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Secured Obligations for reimbursement; and

(h)without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit  the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any Bank Services Agreement, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to the Borrower, any other  Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of the Borrower, any other Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting Stock of the Borrower, any other Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Guaranty, any other Loan Document or any Bank Services Agreement, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vii) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

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When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not  impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents and the Bank Services Agreements may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document, any Bank Services Agreement or  otherwise; (b) the time, manner, place or terms of any payment under any Loan Document or Bank Services Agreement may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document or Bank Services Agreement, by an amendment, modification or renewal of any Loan Document, any Bank Services Agreement or otherwise; (c) the time for the Borrower’s (or any other Loan Party’s)  performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document or Bank Services Agreement may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (d) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) the Secured Parties may, in accordance with the terms of the Loan Documents or Bank Services Agreements, as applicable, discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (f) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

2.6Keepwell Agreement. Each Guarantor that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Guarantor to permit such other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.6 for the maximum amount of  such liability that can be hereby incurred without rendering its obligations under this Section 2.6, or otherwise under this Agreement (including Section 2.1(b) and 2.2), as they relate to such Qualified ECP Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 2.6 shall remain in force and effect until the Discharge of Obligations. Each Qualified ECP Guarantor intends that this Section 2.6 constitute, and this Section 2.6 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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2.7Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective,  or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.8Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

SECTION 3.     GRANT OF SECURITY INTEREST

3.1Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a)all Accounts;

(b)all Chattel Paper;

(c)all Commercial Tort Claims now or hereafter described on Schedule 8 attached hereto;

(d)all Deposit Accounts;

(e)all Documents;

(f)all Equipment;

(g)all Fixtures;

(h)all General Intangibles;

(i)all Goods;

(j)all Instruments;

(k)all Inventory;

(l)all Investment Property (including all Pledged Collateral);

(m)all Letter-of-Credit Rights;

(n)all Money;

(o)all Books and records pertaining to the Collateral

(p)all personal property not otherwise described above;

(q)all Intellectual Property; and

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(r)to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, the term “Collateral” (including all of the individual items comprising Collateral) shall not include and no representation, warranty or covenant contained in this Agreement or any other Loan Document shall apply to, any Excluded Assets.

Each Grantor acknowledges that the Borrower may have previously entered into and/or may in the future enter into Specified Swap Agreements with one or more Qualified Counterparties and that, notwithstanding anything to the contrary set forth in any such Specified Swap Agreement, each Grantor agrees that any amounts the Borrower owes to any such Qualified Counterparty under any such Specified Swap Agreement shall be deemed to be Secured Obligations hereunder and that it is the intent of all such Grantors and each such Qualified Counterparty to have all such Secured Obligations secured by the first priority perfected security interest and Lien of the Administrative Agent (held for the ratable benefit of the Secured Parties) in the Collateral granted herein (subject only to Liens  permitted by  Section 7.3 of the Credit Agreement).

3.2Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations  thereunder  to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3Perfection and Priority.

(a)Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Any such financing statements may describe the collateral covered thereby using descriptions such as “all personal property” or “all assets”, in each case “whether now owned or hereafter acquired”, words of similar import or any other description the Administrative Agent, in its sole discretion, and so chooses in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b)Filing of Financing Statements. Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c)Perfection of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of  the  Administrative  Agent  as  provided  in  Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to obtain “control” (within the meaning of the UCC) or other method

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of effecting a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).

(d)Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. At any time and from time to time,  the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and may require any applicable Grantor to use commercially reasonable efforts to obtain such Person’s written acknowledgment thereof, in any such case in accordance with the terms and provisions of Section 6.11(d) of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral in excess of $750,000 of the Administrative Agent’s security interest therein and, to the extent required to do so by Section 6.11(d) of the Credit Agreement, shall use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

(e)Control. Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Electronic Chattel Paper (subject   to Section 5.6), Investment Property (subject to Section 5.6) or Letter-of-Credit Rights (subject to Section 5.6), as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral.

(f)Additional Subsidiaries. In the event that any Grantor acquires rights in any Subsidiary after the date hereof, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets), and together with any other documents and agreements (including, as applicable, any Foreign Pledge Documents reasonably requested by the Administrative Agent) the Administrative Agent requires the Borrower to cause such Grantor to deliver pursuant to Section 6.11 of the Credit Agreement. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent (held for the ratable benefit of the Secured Parties) shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement or, as applicable, any such other Foreign Pledge Documents or other documents or agreements.

(g)Intellectual Property. (i) Each Grantor shall take such action as the Administrative Agent may reasonably deem to be necessary to perfect the Administrative Agent’s security interest (held for the ratable benefit of the Secured Parties) in the Intellectual Property of such Grantor. (ii) Promptly on or prior to the next Quarterly Reporting Date following the creation or other acquisition of any Intellectual Property by any Grantor after the date hereof, which Intellectual Property is registered or becomes registered or the subject of an application for registration with the USCRO or the USPTO, as applicable, such Grantor shall give the Administrative Agent notice thereof (including as part of any Compliance Certificate required by Section 6.2(b) of the Credit Agreement to be delivered by the Borrower to the Administrative Agent on such next Quarterly Reporting Date) and, if so requested by the Administrative Agent, (A) modify this Agreement by amending any then existing Schedule 6 to include any such newly acquired or created Intellectual Property of such Grantor which becomes part of the Collateral and which was not included on such Schedule 6 as of such next Quarterly Reporting Date, and (B) record an initial filing or, as applicable, an amendment to any applicable existing Intellectual Property Security Agreement, with the USCRO or the USPTO, as applicable, and take such other action as may be necessary, or as the Administrative Agent may reasonably deem to be necessary, to perfect the Administrative Agent’s security interest and Lien in such newly created or acquired Intellectual Property (held for the ratable benefit of the Secured Parties).

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SECTION 4.REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Borrower set forth in the Credit Agreement and relating to the other Loan Parties, which representations and warranties are incorporated herein by this reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others. Other than precautionary filings in respect of true leases, no Grantor has authorized the filing of any financing statement, fixture filing or other public notice with respect to all or any part of the Collateral in any public office, except such as have been filed as permitted by the Credit Agreement. For the avoidance of doubt, it is  understood and agreed that each Grantor may, (i) as part of its business, grant non-exclusive licenses to third parties to use Intellectual Property owned or developed by such Grantor in the ordinary course of business and grant exclusive licenses to third parties to use Intellectual Property owned or developed by such Grantor customary for companies of similar size and in the same industry as Grantor and that are approved by Grantor’s board of directors and which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case, in the ordinary course of such Grantor’s business and that are not disadvantageous to the Lenders in any material respect and (ii) consummate the Irish Intellectual Property License in accordance with the terms of the Credit Agreement. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.

4.2Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement, upon completion of the filings and other actions specified on Schedule 3 (which, in the case of any filings and other documents referred to on said Schedule but subject to Section 5.3 of the Credit Agreement, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form), (a) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor, and (b) will be prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement.

4.3Jurisdiction of Organization; Chief Executive Office and Locations of Books. On the  date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business,  as the case may be, are specified on Schedule 4. All locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

4.4Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods), in each case with a value in excess of $750,000, are kept at the locations listed on Schedule 5.

4.5Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

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4.6Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c)  in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged by such Grantor constitutes all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor (except for Excluded Assets), and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by  such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions  of any such Pledged Collateral Agreement.

4.7Investment Accounts.

(a)Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest as of the date hereof. Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and no Person (other than the Administrative Agent) has “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(b)Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts (other than Excluded Accounts) in which such Grantor has an interest as of the date hereof and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account, and no Person (other than the Administrative Agent or such Grantor) has either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(c)In each case to the extent requested by the Administrative Agent and not otherwise excused pursuant to the terms of Section 5.1, such Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC); and (ii) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder.

4.8Receivables. No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment of such Grantor in an amount greater than $1,000,000 is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper which has not been delivered to the Administrative Agent. None of the account debtors or other obligors in respect of any such Receivable in excess of $1,000,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

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4.9Instruments. (i) Such Grantor has not previously assigned any interest in any Instruments (including but not limited to the Pledged Notes) held by such Grantor (other than such interests as will be released on or before the date hereof), and (ii) no Person other than such Grantor owns an interest in such Instruments (whether as joint holders, participants or otherwise).

4.10Letter of Credit Rights. Such Grantor does not have any Letter-of-Credit Rights having a potential value in excess of $5,000,000 except as set forth in Schedule 7 or as have been notified to the Administrative Agent in accordance with Section 5.22.

4.11Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $2,500,000 except as set forth in Schedule 8 or as have been notified to the Administrative Agent in accordance with Section 5.21

4.12Intellectual Property. From and after the date added hereto as a schedule pursuant to the terms of the Credit Agreement, Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses, in each case, owned by such Grantor in its own name; provided that, notwithstanding the foregoing, the Grantors shall not be required to list in such Schedule 6 (a) any non-exclusive outbound license entered into in the ordinary course of business or (b) any Copyright License, Patent License or Trademark License to the extent constituting (i) an inbound license of commercial off-the-shelf software (ii) an inbound license of customized software that is used  by any such Grantor in connection with the administrative aspects of its business operations (and not in the products or services sold by such Grantor to third-parties) or (iii) an inbound license of any  Intellectual Property used by such Grantor in any products or services provided by such Grantor to third- parties and for which such Grantor pays less than $100,000 in annual license fees. Except as set forth in such Schedule 6 (and subject to the immediately preceding sentence), on the date hereof, none of such Intellectual Property of such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

SECTION 5.COVENANTS

In addition to the covenants of the Borrower set forth in the Credit Agreement, which by their terms the Borrower is required to cause each other Grantor to observe (including any such covenants set forth in Section 2.18 of the Credit Agreement) and which are incorporated herein by this reference, each Grantor hereby covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount  payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account), Certificated Security or Chattel Paper evidencing an amount in excess of $1,000,000, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2Maintenance of Insurance.

(a)Such Grantor will maintain, with financially sound and reputable companies, insurance policies insuring all of its property in accordance with the requirements set forth at Section 6.5 of the Credit Agreement, such policies to be in such form and amounts and having such coverage as shall be reasonably satisfactory to the Administrative Agent.

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(b)All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (or 10 days after such receipt if the Administrative Agent consents to such shorter period), (ii) name the Administrative Agent as an additional insured party or loss payee, as applicable, (iii) to the extent available on commercially reasonable terms, and only if reasonably requested by the Administrative Agent, include a breach of warranty clause, and (iv) be reasonably satisfactory in all other material respects to the Administrative Agent.

(c)Each Grantor shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements pursuant to Section 6.1(a) of the Credit Agreement and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

If any Grantor fails to obtain insurance as required under this Section 5.2, to pay any amount or furnish any required proof of payment to third Persons, or if the Administrative Agent receives any notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder, the Administrative Agent shall be entitled to obtain or renew, as applicable, any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to Section 6.5 of the Credit Agreement or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Grantors.

5.3Maintenance of Perfected Security Interest; Further Documentation.

(a)Such Grantor shall maintain the security interests of the Administrative Agent (for the ratable benefit of the Secured Parties) granted by such Grantor pursuant to the terms of this Agreement as perfected security interests having at least the priority described in Section 4.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.4Changes in Locations, Name, Etc. Such Grantor will not, except upon 10 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or  sole place of business, as appropriate:

(i)change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business,  as appropriate, from that referred to in Section 4.3; or

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(ii)	change its name.

5.5Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a)any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Collateral; and

(b)the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6Instruments; Investment Property.

(a)Upon the request of the Administrative Agent, such Grantor will (i) promptly deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificates with respect to any Investment Property held by such Grantor, all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights held by such Grantor, as the Administrative Agent shall reasonably specify.

(b)If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(b) apply to any Excluded Assets. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to  a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c)In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.7[Reserved]

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5.8Intellectual Property.

(a)Such Grantor (either itself or through licensees) will (i) continue to use each Trademark constituting Material Intellectual Property in a manner sufficient to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain generally as in the past the quality of products and services offered under each such Trademark, (iii) use each such Trademark constituting Material Intellectual Property with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated or impaired in any way that could reasonably be expected to result in a Material Adverse Effect.

(b)Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent constituting Material Intellectual Property could reasonably be expected to become forfeited, abandoned or dedicated to the public.

(c)Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyrights constituting Material Intellectual Property could reasonably be expected to become invalidated or otherwise materially impaired. Such Grantor will not (either itself or through licensees) do any act or knowingly omit to do any act whereby any material portion of such Copyrights constituting Material Intellectual Property may fall into the public domain.

(d)Such Grantor (either itself or through licensees) will not do any act that, to the knowledge of any Responsible Officer of any Loan Party, uses any Material Intellectual Property to infringe the Intellectual Property rights of any other Person.

(e)Such Grantor will notify the Administrative Agent promptly if it knows, or has reason to know, that any registration or application for registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the USCRO or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the USPTO or any similar office or agency in any other country or political subdivision thereof, such Grantor shall  report (i) the initial application to and (ii) the corresponding grant, if any, of such Patent or such Trademark from the USPTO to the Administrative Agent, on the Quarterly Reporting Date occurring in connection with the fiscal quarter of the Borrower in which such filing or grant, as applicable, occurs. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright with the USCRO, such Grantor shall report the planned filing of the initial application to the Administrative Agent not less than 14 days prior to such filing.  Upon the reasonable request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications such Grantor shall execute and deliver, and have recorded, any and all agreements (including Intellectual Property Security Agreements), instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest (held for the ratable benefit of the Secured Parties) in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

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(g)Such Grantor will take all reasonable and necessary steps, including in any proceeding before the USPTO, the USCRO or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the Material Intellectual Property in the United States, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)In the event that any Material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Material Intellectual Property.

5.9Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (a) grant any extension of the time of payment of any Receivable of such Grantor, (b) compromise or settle any such Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any such Receivable, (d) allow any credit or discount whatsoever on any such Receivable, or (e) amend, supplement or modify any such Receivable in any manner that could adversely affect the value thereof.

5.10Defense of Collateral. Such Grantor will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Collateral of such Grantor.

5.11Preservation of Collateral. Such Grantor will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral of such Grantor.

5.12Compliance with Laws, Etc. Such Grantor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating to the possession, operation, maintenance and control of the Collateral of such Grantor.

5.13Location of Books and Chief Executive Office.     Such Grantor will: (a) subject to clause (b) of this Section 5.13, keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4; and (b) promptly notify in writing the Administrative Agent of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept.

5.14[Reserved].

5.15Maintenance of Records. Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor, disclosing the Administrative Agent’s security interest hereunder.

5.16Disposition of Collateral. Such Grantor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any  of  the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.17Liens. Such Grantor will not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Liens permitted under Section 7.3 of the Credit Agreement.

5.18Expenses. Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.

5.19Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. Such Grantor shall observe the covenant of the Borrower set forth at Section 6.12(d) of the Credit Agreement, which covenant by its terms the Borrower is required to cause each other Grantor to observe.

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5.20Chattel Paper. Such Grantor will give the Administrative Agent prompt, and in any event not later than the Quarterly Reporting Date with respect to the period in which acquired, notice if such Grantor  at  any  time  holds  or  acquires  an  interest  in  any  Chattel  Paper  in  an  amount  greater than $1,000,000, including any Electronic Chattel Paper, and shall comply, in all respects, with the provisions of Section 5.1 hereof.

5.21Commercial Tort Claims. Such Grantor will give the Administrative Agent prompt, and in any event not later than the Quarterly Reporting Date with respect to the period in which acquired, notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $2,500,000 and deliver a supplement to Schedule 8 hereto describing such after-acquired Commercial Tort Claim.

5.22Letter-of-Credit Rights. Such Grantor will give the Administrative Agent prompt notice, and in any event not later than the Quarterly Reporting Date with respect to the period in which acquired, if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a potential value in excess of $2,500,000.

5.23Shareholder Agreements and Other Agreements.

(a)Such Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b)Such Grantor agrees that no Pledged Stock (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.

(c)Subject to the terms and conditions of the  Credit  Agreement,  including  Sections 7.3 and 7.5 thereof, such Grantor shall not vote to enable any amendment to, termination of, or waiver of compliance with, or take any other action to amend, terminate, or waive compliance with, any of the terms of any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein or in the other Collateral or that otherwise materially impairs the interests of the Secured Parties.

SECTION 6.REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1Certain Matters Relating to Receivables.

(a)The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account over which the Administrative Agent has control, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. At the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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(b)At the Administrative Agent’s request, during the existence of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, and invoices and shipping receipts.

6.2Communications with Obligors; Grantors Remain Liable.

(a)The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3Investment Property.

(a)Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative  Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable discretion, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to this Section 6.3(a).

(b)If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) any and all of such Investment Property shall be registered in the name of the

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Administrative Agent or its nominee, and the Administrative Agent or its nominee may  thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting  of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction  received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d)If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account of any Grantor or instruct the bank at which any such Deposit Account is maintained to pay the balance of any such Deposit Account to or for the benefit of the Administrative Agent to be applied to the Obligations in accordance with the terms of the Loan Documents and the Bank Services Agreements.

6.4Proceeds to be Turned over to Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor  in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor

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or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices  as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.   The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request made during the existence of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7Registration Rights.

(a)If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other  things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales.

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The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors (subject, in the case of any Trademark License, Copyright License or Patent License, to the terms of any applicable license agreement).

6.9Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency, in each case until the Discharge of Obligations.

SECTION 7.THE ADMINISTRATIVE AGENT

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement at any time after and during the continuance of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuance of an Event of Default:

(i)in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii)pay or discharge taxes and Liens levied or placed on or  threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii)execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)(A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(v)in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements (including any Intellectual Property Security Agreements), instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest (held for the benefit of the Secured Parties) in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(b)If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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7.2Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.MISCELLANEOUS

8.1Amendments in Writing. Except as expressly set forth herein, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than the Borrower) shall be addressed to such Guarantor at its notice address set forth on Schedule 1 (as the same may be updated from time to time in accordance with the terms hereof).

8.3No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, and omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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8.4Enforcement Expenses; Indemnification.

(a)Costs and Expenses. The Grantors shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Security Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated by the Credit Agreement shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Security Documents, including its rights under this Section.

(b)Indemnification by the Grantors. The Grantors shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by such Grantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Security Document or any agreement or instrument contemplated hereby or thereby, the performance by the  parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by such Grantor or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by such Grantor or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Grantor or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim such Grantor may at any time have against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any Bank Services Agreement, or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic  or other information transmission systems in connection with this Agreement, any other Loan Document, any Bank Services Agreement, or the transactions contemplated hereby or thereby.

(d)Taxes. The Grantors agree to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (including any withholding taxes) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(e)Collecting under Guarantees. To the extent not included in the foregoing and for the avoidance of doubt, each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all their respective documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and of counsel to each other Secured Party.

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(f)Payments.  All amounts due under this Section 8.4 shall be payable promptly after demand therefor.

(g)Survival.The agreements in this Section 8.4 shall survive the Discharge of Obligations.

8.5Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each party hereto and shall inure to the benefit of each party hereto (including the Administrative Agent on behalf of the Secured Parties) and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6Set Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and Bank Services Agreements and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

8.7Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10Integration. This Agreement, the other Loan Documents and the Bank Services Agreements represent the entire agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein, in the other Loan Documents or in the Bank Services Agreements.

27

8.11GOVERNING LAW; Submission to Jurisdiction; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.     THE PROVISIONS OF SECTION 10.14 OF THE CREDIT AGREEMENT REGARDING SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SHALL BE APPLICABLE TO THIS AGREEMENT AND ARE HEREBY INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AS IF SUCH PROVISIONS WERE FULLY SET FORTH HEREIN.

8.12Acknowledgements.  Each Grantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.13Additional Grantors. Each Material Domestic Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto, and each Grantor shall cause such Subsidiary to so execute and deliver such Assumption Agreement in accordance with the provisions of this Agreement and the other Loan Documents.

8.14Releases.

(a)Upon the Discharge of Obligations, the Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative  Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination.

(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by Section 7 of the Credit Agreement (other than to another Grantor), such Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, and the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by Section 7 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

(remainder of page intentionally left blank; signature pages follow)

28

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

EXTREME NETWORKS, INC.

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Agreed and Acknowledged:

BANK OF MONTREAL,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address
Extreme Networks, Inc.

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Class of Capital Stock	Certificate No.	No. of Shares / Units

Pledged Notes:

Grantor	Issuer	Amount

Securities Accounts:

Grantor	Securities Intermediary	Account Number(s)

Commodity Accounts:

Grantor	Intermediary	Account Number(s)

Deposit Accounts:

Grantor	Depositary Bank	Account Number(s)

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books
Extreme Networks, Inc.	Delaware

SCHEDULE 5

LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor	Address Location

SCHEDULE 6

GUARANTEE AND COLLATERAL AGREEMENT

RIGHTS OF THE GRANTORS RELATING TO INTELLECTUAL PROPERTY

RIGHTS OF THE GRANTORS RELATING TO PATENTS

Issued Patents of Extreme Networks, Inc.:

Jurisdiction	Patent No.	Issue Date	Title

Foreign Patents of Extreme Networks, Inc.:

Jurisdiction	Patent No.	Filing Date	Title

U.S. Patent Applications of Extreme Networks, Inc.:

Jurisdiction	Application No.	Filing Date	Title

Foreign Patent Applications of Extreme Networks, Inc.:

Jurisdiction	Application No.	Filing Date	Title

Patent Licenses Extreme Networks, Inc.:

NOTE: Do not schedule any Patent License of the Borrower that (a) constitutes a non-exclusive outbound Patent License entered into by the Borrower in the ordinary course of its business, (b) is an inbound Patent License of commercial off-the-shelf software, (c) is an inbound Patent License of customized software that is used by the Borrower in connection with the administrative aspects of its business operations (and not in the products or services sold by the Borrower to third-parties) or (d) is an inbound Patent License used by the Borrower in any products or services provided by the Borrower to third-parties and for which the Borrower pays less than $10,000 in annual license fees.

RIGHTS OF THE GRANTORS RELATING TO TRADEMARKS

Registered Trademarks of Extreme Networks, Inc.

Jurisdiction	Registration No.	Registration Date	Registered Owner	Mark

Pending Trademark Applications of Extreme Networks, Inc.:

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Trademark Licenses of Extreme Networks, Inc.:

NOTE: Do not schedule any Trademark License of the Borrower that (a) constitutes a non-exclusive outbound Trademark License entered into by the Borrower in the ordinary course of its business, (b) is an inbound Trademark License of commercial off-the-shelf software, (c) is an inbound Trademark License  of customized software that is used by the Borrower in connection with the administrative aspects of its business operations (and not in the products or services sold by the Borrower to third-parties) or (d) is an inbound Trademark License used by the Borrower in any products or services provided by the Borrower to third-parties and for which the Borrower pays less than $10,000 in annual license fees.

RIGHTS OF THE GRANTORS RELATING TO COPYRIGHTS

Registered Copyrights of Extreme Networks, Inc.:

Copyright	Registration Number	Registration Date

Pending Copyright Applications of Extreme Networks, Inc.:

Copyright Licenses of Extreme Networks, Inc.:

NOTE: Do not schedule any Copyright License of the Borrower that (a) constitutes a non-exclusive outbound Copyright License entered into by the Borrower in the ordinary course of its business, (b) is an inbound Copyright License of commercial off-the-shelf software, (c) is an inbound Copyright License of customized software that is used by the Borrower in connection with the administrative aspects of its business operations (and not in the products or services sold by the Borrower to third-parties) or (d) is an inbound Copyright License used by the Borrower in any products or services provided by the Borrower to third-parties and for which the Borrower pays less than $10,000 in annual license fees.

SCHEDULE 7

LETTER OF CREDIT RIGHTS

SCHEDULE 8

COMMERCIAL TORT CLAIMS

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [                   ], is executed and delivered by [                                                    ] (the “Additional Grantor”), in favor of BANK OF MONTREAL, as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Guarantee and Collateral Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), is party to that certain Credit Agreement, dated as of May 1, 2018 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the banks and other financial institutions or entities from time to time party thereto as lenders (the “Lenders”);

WHEREAS, in connection with the Credit Agreement, the Borrower has entered into that certain Guarantee and Collateral Agreement, dated as of May 1, 2018, in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);

WHEREAS, the Borrower is required, pursuant to Section 6.11 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.13 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, (b) hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (c) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

2.Financing Statements. Pursuant to any applicable law, the Additional Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and the Additional Grantor shall execute and deliver to the Administrative Agent and the Additional Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of the Additional Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Any such financing statements may describe the collateral covered thereby using descriptions such as “all personal property” or “all assets”, in each case “whether now owned or hereafter acquired”, words of similar import or any other description the Administrative Agent, in its sole discretion, so chooses in any such financing statements. The Additional Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

3.Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTION 10.14 OF THE CREDIT AGREEMENT REGARDING SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SHALL BE APPLICABLE TO THIS AGREEMENT AND ARE HEREBY INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN IN FULL.

4.Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Schedule to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Supplement to Schedule 8

ANNEX 2 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

PLEDGE SUPPLEMENT

To:Bank of Montreal, as Administrative Agent

Re:Guarantee and Collateral Agreement referenced below

Date:

Ladies and Gentlemen:

This Pledge Supplement (this “Pledge Supplement”) is  made  and  delivered  pursuant  to  Section 3.3(f) of that certain Guarantee and Collateral Agreement, dated as of May 1, 2018 (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Bank of Montreal (in its capacity as administrative agent for the Secured Parties defined therein, the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.

The undersigned,                                 [insertname of Grantor], a                                         [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, is part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Guarantee and Collateral Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTION 10.14 OF THE CREDIT AGREEMENT REGARDING SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SHALL BE APPLICABLE TO THIS AGREEMENT AND ARE HEREBY INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN IN FULL.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

[NAME OF APPLICABLE GRANTOR]

By:
Name:
Title:

Annex 2

SUPPLEMENT TO ANNEX 2

TO THE GUARANTY AND COLLATERAL AGREEMENT

Name of Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

EXTREME NETWORKS, INC.

Date:                       , 20

This Compliance Certificate is delivered pursuant to Section 6.2(b) of that certain Credit Agreement, dated as of [ ], 2018, by and among EXTREME NETWORKS, INC., a  Delaware  corporation (the “Borrower”), the Lenders party thereto, and BANK OF MONTREAL, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies to the Administrative Agent, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period [covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”)][specified in the applicable financial covenant calculations set out in Attachment 3 hereof]. Except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by [the Financial Statements][the applicable financial covenant calculations set out in Attachment 3 hereof], and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

Attached hereto as Attachment 3 are computations showing compliance by the Borrower with the financial covenants set forth in Sections 7.1(a) and (b) of the Credit Agreement.

[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party is attached hereto as Attachment 4.]

[To the extent not previously disclosed to the Administrative Agent, a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered and otherwise required by the terms of the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, is being delivered herewith as Attachment 5.]

[To the extent not previously disclosed to the Administrative Agent, a description of each event, condition or circumstance during the last [fiscal quarter][fiscal year] requiring a mandatory prepayment under Section 2.10(c) of the Credit Agreement is attached hereto as Attachment 6.]

[To the extent not previously disclosed to the Administrative Agent, a description of, and in the case of Commercial Tort Claims, a supplement to Schedule 8 of the Guarantee and Collateral Agreement, each newly held or acquired (i) Chattel Paper (as defined in the Guarantee and Collateral Agreement) in  an amount greater than $1,000,000, (ii) Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) with a potential value in excess of $2,500,000 and (iii) Letter-of-Credit Rights (as defined in the Guarantee and Collateral Agreement) with a potential value in excess of $2,500,000 is attached hereto as Attachment 7.]

[Remainder of page intentionally left blank; signature page follows]

EXHIBIT B

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

EXTREME NETWORKS, INC.
By:
Name:
Title:

EXHIBIT B

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

EXHIBIT B

Attachment 2 to Compliance Certificate

Except as set forth below, (i) no Default or Event of Default exists on the date of the Compliance Certificate to which this Attachment is attached (the “Compliance Certificate”), and (ii) no Default or Event of Default has occurred during or at the end of the accounting period [covered by the Financial Statements][specified in the applicable financial covenant calculations set out in Attachment 3 to the Compliance Certificate]. [If a Default or Event of Default exists or has so occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]

EXHIBIT B

Attachment 3

to Compliance Certificate

Preliminary Note to Compliance Certificate Calculations

The information described in this Attachment 3 is as   of [_ ], [ ] (the “Statement Date”), and, as applicable, pertains to the Subject Period defined below in respect of each Section of this Attachment 3.

The “Subject Period” specified in this certificate, and the amount of each of the financial performance measures specified in this certificate, shall be calculated as follows for purposes of testing the Borrower’s compliance with Section 7.1 as of the Statement Date: each such financial performance measure shall mean an amount equal to the amount of such financial performance measure for the four fiscal quarter period then ended.

I.	Section 7.1(a) — Minimum Consolidated Fixed Charge Coverage Ratio

A.	Consolidated EBITDA for the Subject Period1:
	1.	Consolidated Net Income for the Subject Period:	$
2.

Total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its consolidated Subsidiaries for the Subject Period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP): 2

$
	3.	Provisions for taxes based on income for the Subject Period:3	$
	4.	Total depreciation expense for the Subject Period:4	$
	5.	Total amortization expense for the Subject Period:5	$
6.

Fees and out-of-pocket transaction costs and expenses incurred during the Subject Period by the Loan Parties in connection with the Credit Agreement and the other Loan Documents, provided that the aggregate amount of all such fees, costs and expenses shall not exceed $2,000,000 in any four-quarter period for purposes of this line I.A.6:6

$
7.

Fees and out-of-pocket transaction costs and expenses incurred during the Subject Period by the Loan Parties in connection with Permitted Acquisitions (whether or not consummated), provided that the aggregate amount of all such fees, costs and expenses considered for purposes of this line I.A.7 shall not exceed $2,250,000 with respect to any such particular Permitted Acquisition:7

$

[1]

Note that Consolidated EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions or any Disposition of any business or assets consummated during such period, in each case  as if such transaction occurred on the first day of such period.

[2]	To the extent deducted (and not added back) in determining Consolidated Net Income
[3]	To the extent deducted (and not added back) in determining Consolidated Net Income
[4]	To the extent deducted (and not added back) in determining Consolidated Net Income
[5]	To the extent deducted (and not added back) in determining Consolidated Net Income
[6]	To the extent deducted (and not added back) in determining Consolidated Net Income

EXHIBIT B

8.

Without duplication, other cash items reducing Consolidated Net Income and other items, in each case approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated Net Income, during the Subject Period:8

$
9.

Without duplication, other non-cash items (for the avoidance of doubt this shall include share based payments and write-offs of prior unamortized loan fees and expenses) reducing Consolidated Net Income during the Subject Period (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior Period):9

$
10.

Acquisition, integration and restructuring costs associated with the Asset Acquisition, the Arrowhead Asset Acquisition and/or the Blue Angel Asset Acquisition and actually expensed by the Borrower during any fiscal quarter of the Borrower ending on or prior to September 30, 2018; provided that (A) not more than an aggregate amount of $15,000,000 of such acquisition, integration and restructuring costs may be added back to Consolidated Net Income pursuant to this line I.A.10 during the term of the Credit Agreement, and (B) any such costs actually expensed and added-back to Consolidated Net Income pursuant to this line I.A.10 must be identifiable and verifiable to the reasonable satisfaction of the Administrative Agent:10

$
11.

Non-recurring charges, expenses or losses during the Subject Period; provided that the aggregate add-backs pursuant to this line I.A.11 and line I.A.12 below shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs):11

$
12.

Expected cost savings for the Subject Period related to restructuring initiatives which are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been taken, will be taken, or are expected to be taken; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with this Compliance Certificate, certifying that such cost savings are (i) reasonably supportable and quantifiable in the good faith judgment of the Borrower, and (ii) reasonably anticipated to be realized within 12 months after the consummation of such initiative, (y) no cost savings shall be added pursuant to this line A.I.12 to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) the aggregate add-backs pursuant to line A.I.11 and this line A.I.12 shall not exceed 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any such add-backs):

$

[7]	To the extent deducted (and not added back) in determining Consolidated Net Income
[8]	To the extent deducted (and not added back) in determining Consolidated Net Income
[9]	To the extent deducted (and not added back) in determining Consolidated Net Income
[10]	To the extent deducted (and not added back) in determining Consolidated Net Income
[11]	To the extent deducted (and not added back) in determining Consolidated Net Income

EXHIBIT B

13.

Other non cash items increasing Consolidated Net Income for the Subject Period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period):

$
	14.	Interest income for the Subject Period:	$
15.

Consolidated EBITDA for the Subject Period (Lines I.A.1 plus I.A.2 plus I.A.3 plus I.A.4 plus I.A.5 plus I.A.6 plus I.A.7 plus I.A.8 plus I.A.9 plus I.A.10 plus I.A.11 plus I.A.12 minus (I.A.13 plus I.A.14):12

$
B.	Portion of taxes based on income actually paid by the Borrower and its Subsidiaries in cash (net of any cash refunds received) during the Subject Period:		$
C.	Consolidated Capital Expenditures for the Subject Period (excluding the principal amount funded with Indebtedness) incurred in connection with such expenditures:		$
D.	Consolidated Fixed Charges for the Subject Period:
	1.	Consolidated Interest Expense for the Subject Period:	$
2.

Scheduled payments made during the Subject Period on account of principal of Indebtedness of the Borrower and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding (i) principal payments in respect of the Revolving Loans (except to the extent there is an equivalent permanent reduction in Revolving Commitments) and (ii) the aggregate amount of Blue Angel Deferred Payments made during such period):

$
	3.	Amount equal to the aggregate amount of scheduled Blue Angel Deferred Payments made during the Subject Period:	$
	4.	Consolidated Fixed Charges for the Subject Period (Lines I.D.1 plus I.D.2 plus I.D.3) (without duplication):	$
E.	Consolidated Fixed Charge Coverage Ratio for the Subject Period (ratio of Lines (I.A.15 minus I.B minus I.C.) to I.D.4):			to 1.00
	Minimum required (from Section 7.1(a) of the Credit Agreement): Covenant compliance: Yes ☐ No ☐			1.25 to 1.00

[12]

Notwithstanding anything to the contrary set forth herein or in the Credit Agreement, (a) Consolidated EBITDA for the fiscal quarter of the Borrower ended March 31, 2017 shall be deemed to be $9,600,000 for all purposes hereunder and under the Credit Agreement, (b) Consolidated EBITDA for the fiscal quarter of the Borrower ended June 30, 2017 shall be deemed to be $41,600,000 for all purposes hereunder and under the Credit Agreement, (c) Consolidated  EBITDA for  the fiscal quarter  of the Borrower  ended  September  30, 2017  shall be deemed  to   be $38,000,000 for all purposes hereunder and under the Credit Agreement, and (4) Consolidated EBITDA for the fiscal quarter of the Borrower ended December 31, 2017 shall be deemed to be $31,700,000 for all purposes hereunder and under the Credit Agreement.

EXHIBIT B

II.	Section 7.1(b) — Maximum Consolidated Leverage Ratio

A.

The aggregate principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries as of the Statement Date, determined on a consolidated basis in accordance with GAAP, but (i) excluding any liabilities referred to in clauses (f) and (g) of the definition of “Indebtedness” and (ii) excluding obligations under any Swap Agreement unless such obligations are payment obligations that relate to a Swap Agreement that has terminated:

$
B.	Consolidated EBITDA for the Subject Period (Line I.A.15):	$
C.	Consolidated Leverage Ratio (ratio of Line II.A to II.B):		to 1.00
	Maximum permitted for purposes of Section 7.1(b) of the Credit Agreement (see table from Section 7.1(b) of the Credit Agreement appearing below):		to 1.00

Fiscal Quarter Ending	Maximum Ratio Permitted

March 31, 2018 through September 30, 2019	3.00 to 1.00

December 31, 2019 through March 31, 2021	2.75 to 1.00

June 30, 2021 and each fiscal quarter thereafter	2.50 to 1.00
Covenant compliance: Yes ☐ No ☐

EXHIBIT B

Attachment 4

to Compliance Certificate

A description of any change in the jurisdiction of any Loan Party appears below:

EXHIBIT B

Attachment 5

to Compliance Certificate

To the extent not previously disclosed to the Administrative Agent, appearing below is a list of the Intellectual Property issued to or acquired by any Loan Party since the date of the most recent Compliance Certificate delivered pursuant to Section 6.2(b)(B) of the Credit Agreement.

EXHIBIT B

Attachment 6

to Compliance Certificate

To the extent not previously disclosed to the Administrative Agent, a description of each event, condition or circumstance during the last [fiscal quarter][fiscal year] requiring a mandatory prepayment under Section 2.10(c) of the Credit Agreement appears below.

EXHIBIT B

Attachment 7

to Compliance Certificate

To the extent not previously disclosed to the Administrative Agent, a description of, and in the case of Commercial Tort Claims, a supplement to Schedule 8 of the Guarantee and Collateral Agreement, each newly held or acquired (i) Chattel Paper (as defined in the Guarantee and Collateral Agreement) in an amount greater than $1,000,000, (ii) Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) with a potential value in excess of $2,500,000 and (iii) Letter-of-Credit Rights (as defined in the Guarantee and Collateral Agreement) with a potential value in excess of $2,500,000 appears below and or is attached hereto.

EXHIBIT B

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

[NAME OF APPLICABLE LOAN PARTY]

This Certificate is delivered pursuant to Section 5.1(c) of that certain Credit Agreement, dated as of [      ], 2018, by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, and BANK OF MONTREAL, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned Secretary of [the Borrower][insert  the  name  of  the  certifying  Loan  Party, a [             ] [corporation][limited  liability company][limited partnership], the “Certifying Loan Party”)], solely in [her][his] capacity as the Secretary of [                   ],   and   not   in   [her][his]   individual   capacity,   hereby certifies to the Administrative Agent as follows:

1.I am the duly elected and qualified Secretary of [the Borrower][the Certifying Loan Party].

2.Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the [Board of Directors][sole member][manager][general partner] of [the Borrower][the Certifying Loan Party] authorizing [the Borrower][the Certifying Loan Party] to enter into and perform the Loan Documents to which it is party and such resolutions have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect].

3.Attached hereto as Annex 2 is a true and complete copy of the [by- laws][operating agreement][limited partnership agreement] of [the Borrower][the Certifying Loan Party], and all amendments and modifications thereto, as in effect on the date hereof. Such [by- laws][operating agreement][limited partnership agreement] [have][has] not been further amended, rescinded, modified or restated in any respect as of the date hereof. [There are no other agreements (whether referred to as a limited liability company agreement, operating agreement or otherwise), written, oral or implied, of the member or members of the Certifying Loan Party as to the affairs of such Certifying Loan Party and the conduct of its business other than as set forth in Annex 2].

4.Attached hereto as Annex 3 is a true and complete copy of the [Certificate][Articles] of [Incorporation][Formation][Organization] of [the Borrower][the Certifying Loan Party], and all amendments thereto, as in effect on the date hereof and certified by the Governmental Authority of the jurisdiction in which such Loan Party is organized; and no amendment, rescission or modification thereto has been made or is pending except as set forth in Annex 3.

5.Attached hereto as Annex 4 is a true and correct list of the Persons that are now duly elected and qualified officers of [the Borrower][the Certifying Loan Party] holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of [the Borrower] [the Certifying Loan Party] each of the Loan Documents to which it is a party and any certificate or other document to be delivered by [the Borrower] [the Certifying Loan Party] pursuant to the Loan Documents to which it is a party.

6.Attached hereto as Annex 5 is a good standing certificate for the [Borrower] [Certifying Loan Party] certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization.

EXHIBIT C

7.Attached hereto as Annex 6 are certificates of foreign qualification as a foreign corporation in respect of the [Borrower] [Certifying Loan Party] issued by each jurisdiction in which the failure of the [Borrower] [Certifying Loan Party] to be so qualified could reasonably be expected to result in a Material Adverse Effect.

[Signature page follows]

EXHIBIT C

IN WITNESS WHEREOF, I have hereunto set my hand as of the date set forth below.

By:
Name:
Title:	Secretary

I, [                       ],  in  my  capacity  as   the [                       ]  of [the Borrower][the Certifying Loan Party], do hereby certify in the name and on behalf of [the Borrower][the Certifying  Loan  Party] that [                       ]  is  the  duly  elected  and  qualified  Secretary  of [the Borrower][the Certifying Loan Party] and that the signature appearing above is [her][his] genuine signature.

Date: [                       ]

By:
Name:
Title:

EXHIBIT C

ANNEX 1

RESOLUTIONS

EXHIBIT C

ANNEX 2

[BYLAWS][OPERATING AGREEMENT][LIMITED PARTNERSHIP AGREEMENT]

EXHIBIT C

ANNEX 3

[CERTIFICATE][ARTICLES] OF [INCORPORATION][ORGANIZATION][FORMATION]

EXHIBIT C

ANNEX 4

INCUMBENCY

[insert name of applicable Loan Party]

Name	Office	Signature

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

EXHIBIT C

ANNEX 5

GOOD STANDING CERTIFICATE

EXHIBIT C

ANNEX 6

FOREIGN QUALIFICATION CERTIFICATES

EXHIBIT C

EXHIBIT D

FORM OF CLOSING DATE SOLVENCY CERTIFICATE

EXTREME NETWORKS, INC.

Date:  [         ], 2018

To the Administrative Agent,

and each of the Lenders party

to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(l) of that certain Credit Agreement, of even date herewith, by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, and BANK OF MONTREAL, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned Chief Financial Officer of each Loan Party, in such capacity only and not in her/his individual capacity, does hereby certify to the Administrative Agent and each of the Lenders, on behalf of each Loan Party as of the date hereof, that:

1.For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the applicable Loan Party would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the applicable Loan Party are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the applicable Loan Party as of the date hereof after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions, determined in accordance with GAAP consistently applied.

EXHIBIT D

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent or unliquidated liabilities of the applicable Loan Party after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of such Loan Party.

(e)	“will be able to pay its or their Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

For the period from the date hereof through each of (i) the Revolving  Termination Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date (and after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions), the applicable Loan Party will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become due and payable.

(f)	“does not have Unreasonably Small Capital”

For the period from the date hereof through each of  (i) the Revolving Termination Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date, the applicable Loan Party, after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions and all Indebtedness (including Indebtedness incurred under the Credit Agreement) being incurred or assumed and Liens created by the Loan Parties in connection therewith, is a going concern and has sufficient capital to conduct any business in which it is or is about to become engaged and to remain  a going concern.

2.For purposes of this Certificate, the undersigned has, or officers of the Loan Parties under the direction and supervision of the undersigned have, performed the following procedures as of and for the periods set forth below:

(a)	Reviewed the Pro Forma Financial Model referred to in Section 5.1(o) of the Credit Agreement.
(b)

Made inquiries of certain officials of the Loan Parties who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the Loan Parties and (ii) whether the Pro Forma Financial Statements were prepared in conformity with GAAP applied on a basis consistent with that of the Borrower’s audited financial statements as of June 30, 2017.

(c)	Reviewed, to the satisfaction of the undersigned, each of the Loan Documents referred to in the Credit Agreement and the respective Schedules and Exhibits thereto.

EXHIBIT D

(d)	With respect to Identified Contingent Liabilities:
1.

inquired of certain officials of the Loan Parties who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of the Loan Parties; and

2.

confirmed with officers of the Loan Parties that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof.

(e)

Made inquiries of certain officers of the Loan Parties who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause any Loan Party, after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions, to (i) have assets with a Fair Value that is less than the sum of its Stated Liabilities and Identified Contingent Liabilities; (ii) have assets with a Present Fair Salable Value that is less than the amount that will be required to pay its Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii) have Unreasonably Small Capital; or (iv) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or  otherwise become payable.

(f)

Prepared the projections relating to the Loan Parties, which have been previously delivered to the Administrative Agent and the Lenders, based on good faith estimates and assumptions, and have re-examined such projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, the undersigned hereby certifies that in his opinion such projections are reasonable and attainable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results contained therein) and such projections support the conclusions contained in paragraph 3 below.

3.Based on and subject to the foregoing, the undersigned Chief Financial Officer of each Loan Party hereby certifies on behalf of each of the Loan Parties that, on and as of the date hereof and after giving effect to the Loans to be made by the Lenders on the Closing Date and the consummation of the other Transactions, and the application of the proceeds thereof, it is my opinion that (i)(A) the Fair Value of the assets of the Borrower exceed the aggregate amount of the Borrower’s Stated Liabilities and Identified Contingent Liabilities, and (B) the Fair Value of the assets of the Loan Parties, taken as a whole, exceed the aggregate amount of such Loan Parties’ Stated Liabilities and Identified Contingent Liabilities; (ii)(A) the Present Fair Salable Value of the assets of the Borrower will be greater than the amount that will be required to pay each the Borrower’s Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured, and (B) the Present Fair Salable Value of the assets of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay such Loan Parties’ Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii)(A) the Borrower does not have Unreasonably Small Capital, and (B) the Loan Parties, taken as a whole, do not have Unreasonably Small Capital; and (iv)(A) the Borrower intends to and believes that it will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable and (B) the Loan Parties, taken as a whole, intend to and believe that they will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

EXHIBIT D

4.The Borrower does not intend, in receiving the Loans to be made on the Closing Date and consummating the other Transactions and the other transactions contemplated by the Loan Documents, to delay, hinder, or defraud either present or future creditors.

(Signature page follows)

EXHIBIT D

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

By:
Name:

as Chief Financial Officer of each Loan Party

EXHIBIT D

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

EXTREME NETWORKS, INC.

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letter of credit deposits, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	EXTREME NETWORKS, INC., a Delaware corporation

4.	Administrative Agent:	BANK OF MONTREAL

5.	Credit Agreement:	Credit Agreement, dated as of [ ], 2018, by and among EXTREME NETWORKS, INC., a Delaware corporation, as the Borrower, the Lenders party thereto, and BANK OF MONTREAL, as Administrative Agent

6.	Assigned Interest[s]:

EXHIBIT E

Assignor	Assignee	Facility Assigned1	Aggregate Amount of Commitment / Loans for all Lenders2	Amount of Commitment / Loans Assigned3	Percentage Assigned of Commitment / Loans4	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:                                               ]5

Assignment Effective   Date:                 ,       20        [TO    BE    INSERTED    BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Revolving Facility”, “Term Facility”, etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT E

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR1
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE2
[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Add additional signature blocks as needed.
[2]	Add additional signature blocks as needed.

EXHIBIT E

Consented to and Accepted:

BANK OF MONTREAL,

as Administrative Agent

By
Name:
Title:

By
Name:
Title:

[Consented to:]3

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

EXHIBIT E

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is  the  legal and  beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b)assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution,  legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or  Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue  to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other  amounts)  to  the  Assignor  for  amounts  which  have  accrued  to  but  excluding  the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

3.General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT E

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any  Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or an IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or an IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By:
Name:
Title:

EXHIBIT F-2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such  participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By:
Name:
Title:

EXHIBIT F-3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of [ ], 2018 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the  undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By:
Name:
Title:

EXHIBIT F-4

EXHIBIT G

FORM OF ADDENDUM

EXTREME NETWORKS, INC.

The undersigned Lender (i) hereby agrees to all of the provisions of that certain Credit Agreement, dated as of [ ], 2018, by and among EXTREME NETWORKS, INC.,  a  Delaware  corporation (the “Borrower”), the Lenders party thereto, and BANK OF MONTREAL, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), and (ii) hereby agrees to become a party thereto, as a Lender, with all of the rights and obligations applicable to a Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed  the amount of such Lender’s Term Commitment, L/C Commitment, Swingline Commitment and/or Revolving Commitment, as the case may be, as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(Name of Lender)

By:
Name:
Title:

Dated as of [                                     ]

EXHIBIT G

EXHIBIT H-1

FORM OF REVOLVING LOAN NOTE

EXTREME NETWORKS, INC.

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York [insert date]

FOR VALUE RECEIVED, the undersigned, EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”), or its registered assigns, at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the  Revolving Termination Date  the  principal  amount  of  (a) [insert  amount  of  applicable  Lender’s  Revolving  Commitment]  ($[                          ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement (as hereinafter defined).

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement (as hereinafter defined) and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall, absent manifest error, constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of [     ], 2018, by and among the Borrower, the Lenders party thereto, and Bank of Montreal, as  Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents.  Reference is  hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

EXHIBIT H-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXTREME NETWORKS, INC.

By:
Name:
Title:

EXHIBIT H-1

Schedule A

to Revolving Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

EXHIBIT H-1

Schedule B to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-1

EXHIBIT H-2

FORM OF SWINGLINE LOAN NOTE

EXTREME NETWORKS, INC.

THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS SWINGLINE LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$5,000,000	New York, New York [insert date]

FOR VALUE RECEIVED, the undersigned, EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to BMO HARRIS BANK N.A. (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date, the principal amount of (a) FIVE MILLION DOLLARS ($5,000,000), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to Section 2.6 of the Credit Agreement referred to below.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement (as hereinafter defined).

The holder of this Swingline Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement (as hereinafter defined) and the date and amount of each payment or prepayment of principal thereof. Each such indorsement, absent manifest error, shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is the Swingline Loan Note referred to in the Credit Agreement, dated as of [ ], 2018, by and among the Borrower, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT H-2

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXTREME NETWORKS, INC.

By:
Name:
Title:

EXHIBIT H-2

Schedule A

to Swingline Loan Note

LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of ABR Loans Repaid	Unpaid Principal Balance of ABR Loans	Notation Made By

EXHIBIT H-2

EXHIBIT H-3

FORM OF TERM LOAN NOTE

EXTREME NETWORKS, INC.

THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE TERM LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York [insert Closing Date]

FOR VALUE RECEIVED, the undersigned, EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a) [insert amount of applicable Lender’s Term   Commitment] ($[ ]), or, if  less, (b) the   aggregate unpaid principal amount of the Term Loans made by the Lender pursuant to the Credit Agreement referred to below. The principal amount hereof shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement (as hereinafter defined).

The holder of this Term Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such indorsement, absent manifest error, shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Term Loan Notes referred to in the Credit Agreement, dated as of [ ], 2018, by and among the Borrower, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

EXHIBIT H-3

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXTREME NETWORKS, INC.

By:
Name:
Title:

EXHIBIT H-3

Schedule A

To Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

EXHIBIT H-3

Schedule B

to Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H-3

EXHIBIT I

FORM OF NOTICE OF BORROWING EXTREME NETWORKS, INC.

Date:

TO:	BANK OF MONTREAL

One Market Plaza, 15th Floor

San Francisco, CA 94105

Attention: [   ]

RE:

Credit Agreement, dated as of [ ], 2018 (as amended,  restated,  amended  and  restated,  supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section [2.2] [2.5] [2.7(a)] of the Credit Agreement, of the borrowing of a [Term Loan][Revolving Loan][Swingline Loan].

1.The requested Borrowing Date, which shall be a Business Day, is                      .

2.The aggregate amount of the requested Loan is $                       .

3.The requested Loan shall consist of [$                   of ABR Loans] [and] [$              of Eurodollar Loans].

4.The duration of the Interest Period for the Eurodollar Loans included in the requested Loan shall be               [one][two][three][six] months.

5.[Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed]

6.The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, hereby certifies to the Administrative Agent that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)each representation and warranty of each Loan Party contained in or pursuant to any  Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty (x) to the extent qualified by materiality, was true and correct and (y) to the extent not qualified by materiality, was true and correct in all material respects, in each case, as of such earlier date; [and]

(b)no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein[,][; and]

[(c)after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.]21

[Signature page follows]

21	To be included in respect of Notices of Borrowing that request a Revolving Loan or a Swingline Loan.

EXHIBIT I

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

EXTREME NETWORKS, INC.

By:
Name:
Title:

[For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance	Maturity Date]
%

EXHIBIT I

EXHIBIT J

FORM OF NOTICE OF CONVERSION/CONTINUATION

EXTREME NETWORKS, INC.

Date:

TO:	BANK OF MONTREAL

One Market Plaza, 15th Floor

San Francisco, CA 94105

Attention: [    ]

RE:

Credit Agreement, dated as of [ ], 2018 (as amended,  restated,  amended  and  restated,  supplemented, restructured or otherwise modified from time to time , the “Credit Agreement”), by and among EXTREME NETWORKS, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF MONTREAL, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, refers to the Credit Agreement and hereby gives you irrevocable notice pursuant to Section [2.11(a)] [2.11(b)] of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.The date of the [conversion] [continuation] is                       .

2.The aggregate amount and Type of the proposed Loans to be [converted] [continued] shall consist of [$             of ABR Loans][$        of Eurodollar Loans].

3.The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.

4.The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be [one][two][three][six] months.

5.The undersigned on behalf of the Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion][continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)each representation and warranty of each Loan Party contained in or pursuant to any  Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty (x) to the extent qualified by materiality, was true and correct and (y) to the extent not qualified by materiality, was true and correct in all material respects, in each case, as of such earlier date; and

(b)no Default or Event of Default exists or shall occur after giving effect to the [conversion] [continuation] requested to be made on such date.

EXHIBIT J

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

EXTREME NETWORKS, INC.

By:
Name:
Title:

[For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance	Maturity Date]
%

EXHIBIT J

EXHIBIT K

FORM OF PLEDGE AGREEMENT

EXHIBIT K

PLEDGE AGREEMENT

Dated as of May 1, 2018

made by

ENTERASYS NETWORKS, INC.

in favor of

BANK OF MONTREAL,

as Administrative Agent

i

(continued)

SECTION 7.	MISCELLANEOUS

7.1	Amendments in Writing	13

7.2	Notices	13

7.3	No Waiver by Course of Conduct; Cumulative Remedies	13

7.4	Enforcement Expenses; Indemnification	13

7.5	Successors and Assigns	14

7.6	Set Off	14

7.7	Counterparts	14

7.8	Severability	14

7.9	Section Headings	15

7.10	Integration	15

7.11	GOVERNING LAW; Submission to Jurisdiction; Jury Trial Waiver	15

7.12	Acknowledgements	15

7.13	Releases	15

ii

(continued)

SCHEDULES

Schedule 1	Notice Addresses of the Pledgor
Schedule 2	Description of Pledged Collateral
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Location of Jurisdictions of Organization and Chief Executive Office

ANNEXES

Annex 1	Form of Pledge Supplement

iii

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), dated as of May 1, 2018 is made by ENTERASYS NETWORKS, INC., a Delaware corporation (the “Pledgor”), in favor of BANK OF MONTREAL (“BMO”), as administrative and collateral agent for the Secured Parties (as defined below) (together with its successors, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, Extreme Networks, Inc. (the “Borrower”) is party to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, and the banks and other financial institutions party thereto as lenders (the “Lenders”);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more members of an Affiliated group of companies that includes the Pledgor in connection with the operation of its business;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrower;

WHEREAS, the Borrower and the Pledgor are engaged in related businesses, and the Pledgor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements; and

WHEREAS, it is a condition precedent to the Closing Date and to the initial extension of credit under the Credit Agreement on the Closing Date that the Pledgor shall have delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1.DEFINED TERMS.

1.1Definitions.

(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement. The following terms are used herein as defined in the UCC (as defined below) (to the extent any of the following terms are defined in more than one Article of the UCC, any such term is used herein as defined in Article 9 of the UCC):  Account, Certificated Security and Securities Account.

(b)The following terms shall have the following meanings:

“Agreement”:  as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever  form maintained now or hereafter by or for the Pledgor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Pledged Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing the Pledgor’s assets, business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared  or  electronically stored,  collected  or  reported  information  and  equipment  of  any  kind; and (g) any and all other rights now or hereafter arising out of any

1

contract or agreement between the Pledgor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of the Pledgor’s books or records or with credit reporting, including with regard to any of the Pledgor’s Accounts.

“Borrower”:  as defined in the recitals hereto.

“Credit Agreement”: as defined in the recitals to this Agreement.

“Excluded Assets”: collectively:

(a)any margin stock (within the meaning of Regulation U issued by the Board) to the extent the creation of a security interest therein in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) will result in a violation of Regulation U issued by the Board;

(b)any right, title or interest of the Pledgor in any of the outstanding voting Capital Stock or other Equity Interest of any Excluded Foreign Subsidiary (other than Capital Stock or other Equity Interests representing 65% of the total outstanding voting power of each class of Capital Stock or other Equity Interests of any First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company); provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of Capital Stock or other Equity Interests in a First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company without adverse tax consequences, (i) the Pledged Collateral shall include, and the Pledgor shall be deemed to have granted a security interest in, such greater percentage of Capital Stock or other Equity Interests of each First Tier Foreign Subsidiary or First Tier Foreign Subsidiary Holding Company and (ii) the term “Excluded Assets” shall no longer include any of such greater percentage of Capital Stock or other Equity;

(c)any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (as defined below) (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Pledged Collateral that does not result in such consequences;

(d)any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Pledgor (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), in each case as determined in good faith by the Borrower and the Administrative Agent; and

(e)any assets owned by the Pledgor that the Administrative Agent in consultation with the Borrower shall have reasonably determined to exclude from being Pledged Collateral on account of the burden or cost (including any adverse, tax, regulatory or accounting consequences) of creating a security interest in such asset hereunder being excessive in view of the benefits to be obtained by the Secured Parties therefrom;

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

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“Issuer”:  with respect to any Pledged Collateral, the issuer of such Pledged Collateral.

“Pledged Collateral”: (a) any and all Pledged Stock; (b) all warrants, options or other rights entitling the Pledgor to acquire any interest in Capital Stock or other securities of the direct Subsidiaries  of the Pledgor or of any other Person; (c) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (d) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (e) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other  documents, (f) all Books and records pertaining to any of the foregoing and (g) all cash and non-cash Proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, the Pledgor. For the avoidance of doubt, in no event shall Pledged Collateral (or any component comprising thereof) include any Excluded Assets.

“Pledged Collateral Agreements”: as defined in Section 4.13.

“Pledged Stock”:  all of the issued and outstanding shares of Capital Stock, whether certificated  or uncertificated, of the Pledgor’s direct Subsidiaries now or hereafter owned by the Pledgor and  including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Pledgor”:  as defined in the preamble hereto.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC (as defined below) and, in any event, shall include, without limitation, all dividends or other income from any Pledged Collateral and all collections thereon or distributions or payments with respect thereto.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), each Bank Services Provider (in its capacity as provider of Bank Services) and any Qualified Counterparties.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

1.2Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2.Pledge

2.1Pledge. The Pledgor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of its Pledged Collateral now owned or at any time hereafter acquired by the Pledgor or in which the Pledgor now has or at any time in the future may acquire any right, title or interest, and wherever located, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations; provided, however, that notwithstanding anything to the contrary contained herein, the security interests created by this Agreement shall not extend to, the term “Pledged Collateral” (including all of the individual items comprising Pledged Collateral) shall not include and no representation, warranty or covenant contained in this Agreement or any other Loan Document shall apply to, any Excluded Assets.

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The Pledgor acknowledges that the Borrower may have previously entered into and/or may in the future enter into Specified Swap Agreements with one or more Qualified Counterparties and that, notwithstanding anything to the contrary set forth in any such Specified Swap Agreement, the Pledgor agrees that any amounts the Borrower owes to any such Qualified Counterparty under any such Specified Swap Agreement shall be deemed to be Secured Obligations hereunder and that it is the intent  of the Pledgor and each such Qualified Counterparty to have all such Secured Obligations secured by the first priority perfected security interest and Lien of the Administrative Agent (held for the ratable benefit of the Secured Parties) in the Pledged Collateral granted herein (subject only to Liens permitted by Section 7.3 of the Credit Agreement).

2.2Pledgor Remains Liable. Anything herein to the contrary notwithstanding,  (a) the  Pledgor shall remain liable under any contracts, agreements and other documents included in the Pledged Collateral, to the extent set forth therein, to perform all of its duties and obligations  thereunder  to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release the Pledgor from any of its duties or obligations under any such contracts, agreements and other documents included in the Pledged Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder.

2.3	Perfection and Priority.

(a)Financing Statements. Pursuant to any applicable law, the Pledgor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Pledged Collateral and the Pledgor shall execute and deliver to the Administrative Agent and the Pledgor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of the Pledgor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, assignments, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Pledged Collateral under and to accomplish the purposes of this Agreement. Any such financing statement may describe the collateral covered thereby using the description set forth on Exhibit A hereto or any other description the Administrative Agent, in its sole discretion, so chooses in any such financing statement The Pledgor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Pledged Collateral made prior to the date hereof.

(b)Filing of Financing Statements. The Pledgor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c)Perfection of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of  the  Administrative  Agent  as  provided  in  Section 4.5(a), the Pledgor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to obtain “control” (within the meaning of the UCC) or other method of effecting a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, the Pledgor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in Section 4.5(a).

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(d)Control. The Pledgor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of the Pledged Collateral (subject to Section 4.5) as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Pledged Collateral.

(e)Additional Subsidiaries. In the event that the Pledgor acquires rights in any Subsidiary after the date hereof, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 1 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets), and together with any other documents and agreements (including, as applicable, any Foreign Pledge Documents reasonably requested by the Administrative Agent) the Administrative Agent requires the Borrower to cause the Pledgor to deliver pursuant to  Section 6.11 of the Credit Agreement. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent (held for the ratable benefit of the Secured Parties) shall attach to the Pledged Collateral related to such Subsidiary immediately upon the Pledgor’s acquisition of rights therein and shall not be affected by the failure of the Pledgor to deliver a Pledge Supplement or, as applicable, any such other Foreign Pledge Documents or other documents or agreements.

SECTION 3.REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Borrower set forth in the Credit Agreement and relating to the other Loan Parties, which representations and warranties are incorporated herein by this reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Pledgor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

3.1Title; No Other Liens. Except for the Liens permitted to exist on the Pledged Collateral by Section 7.3 of the Credit Agreement, the Pledgor owns each item of the Pledged Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others. The Pledgor has not authorized the filing of any financing statement or other public notice with respect to all or any part of the Pledged Collateral in any public office, except such as have been filed as permitted by the Credit Agreement.

3.2Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement, upon completion of the filings and other actions specified on Schedule 3 (which, in the case of any filings and other documents referred to on said Schedule but subject to Section 5.3 of the Credit Agreement, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form), (a) will constitute valid perfected security interests in all of the Pledged Collateral in  favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of the Pledgor and any Persons purporting to purchase any Pledged Collateral from the Pledgor, and (b) will be prior to all other Liens on the Pledged Collateral in existence on the date hereof except for Liens  permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Pledged Collateral (for the ratable benefit of the Secured Parties) by operation of law.

3.3Jurisdiction of Organization; Chief Executive Office. On the date hereof, the Pledgor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of the Pledgor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4.

3.4Pledged Collateral. (a) All of the Pledged Stock held by the Pledgor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) the Pledgor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c)  in the case of Pledged Stock of a Subsidiary of the Pledgor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the

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Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged by the Pledgor constitutes all of the issued and outstanding shares of Capital Stock of each Issuer owned by the Pledgor (except for Excluded Assets), and the Pledgor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to  any of the Pledged Stock pledged by the Pledgor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by the Pledgor, (i) to the knowledge of the Pledgor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the knowledge of the Pledgor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by the Pledgor or the other parties thereto, and (iii) the Pledgor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

3.5Control. In each case to the extent requested by the Administrative Agent and not otherwise excused pursuant to the terms of Section 4.1, the Pledgor has taken all actions necessary or desirable to establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9- 106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC) constituting Pledged Collateral.

SECTION 4.	COVENANTS

In addition to the covenants of the Borrower set forth in the Credit Agreement, which by their terms the Borrower is required to cause the Pledgor to observe (including any such covenants set forth in Section 2.18 of the Credit Agreement) and which are incorporated herein by this reference, the Pledgor hereby covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

4.1Delivery of Certificated Securities. If any amount payable under or in connection with any of the Pledged Collateral shall be or become evidenced by any Certificated Security evidencing an amount in excess of $1,000,000, such Certificated Security shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Pledged Collateral pursuant to this Agreement.

4.2	Maintenance of Perfected Security Interest; Further Documentation.

(a)The Pledgor shall maintain the security interests of the Administrative Agent (for the ratable benefit of the Secured Parties) granted by the Pledgor pursuant to the terms of this Agreement as perfected security interests having at least the priority described in Section 3.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to the rights of the Pledgor under the Loan Documents to dispose of the Pledged Collateral.

(b)The Pledgor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of the Pledgor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver,  and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Pledged Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

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4.3Changes in Locations, Name, Etc. The Pledgor will not, except upon 10 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or  sole place of business, as appropriate:

(i)change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business,  as appropriate, from that referred to in Section 3.3; or

(ii)change its name.

4.4Notices.The Pledgor will advise the Administrative Agent promptly, in reasonable detail, of:

(a)any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Pledged Collateral; and

(b)the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Pledged Collateral or on the security interests created hereby.

4.5Pledged Collateral. If the Pledgor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, the Pledgor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by the Pledgor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 4.5(a) apply to any Excluded Assets. Any sums paid upon or in respect of the Pledged Collateral upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Collateral or any property shall be distributed upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of such Pledged Collateral shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of the Pledgor, as additional collateral security for the Secured Obligations.

4.6Defense of Pledged Collateral. The Pledgor will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, any material portion of the Pledged Collateral of the Pledgor.

4.7Preservation of Pledged Collateral. The Pledgor will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral of the Pledgor.

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4.8Compliance with Laws, Etc. The Pledgor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating to the possession, operation, maintenance and control of the Pledged Collateral of the Pledgor.

4.9Location of Chief Executive Office. The Pledgor will: (a) subject to clause (b) of this Section 4.9, promptly notify in writing the Administrative Agent of any changes in the location of the Pledgor’s chief executive office.

4.10Disposition of Pledged Collateral. The Pledgor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Pledged Collateral held by the Pledgor or any right or interest therein, except to the extent permitted by the Loan Documents.

4.11Liens. The Pledgor will not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Liens permitted under Section 7.3 of the Credit Agreement.

4.12Expenses. The Pledgor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Pledged Collateral held by the Pledgor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Pledged Collateral.

4.13	Shareholder Agreements and Other Agreements.

(a)The Pledgor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of the Pledgor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b)The Pledgor agrees that no Pledged Stock (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or

(iii)	shall be held by the Pledgor in a Securities Account.

(c)Subject to the terms and conditions of the  Credit  Agreement,  including  Sections 7.3 and 7.5 thereof, the Pledgor shall not vote to enable any amendment to, termination of, or waiver of compliance with, or take any other action to amend, terminate, or waive compliance with, any of the terms of any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein or in the other Pledged Collateral or that otherwise materially impairs the interests of the Secured Parties.

SECTION 5.REMEDIAL PROVISIONS

The Pledgor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

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5.1Pledged Collateral.

(a)Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the Pledgor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.1(b), the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Collateral of the Pledgor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable discretion, would materially impair the Pledged Collateral or which would be inconsistent with or result  in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. The Administrative Agent shall execute and deliver to the Pledgor, or cause to be executed and delivered to the Pledgor, all such proxies, powers of attorney and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to this Section 5.1(a).

(b)If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Pledgor, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral of the Pledgor and make application thereof to the Secured Obligations in the order set forth in Section 5.2, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) any and all of such Pledged Collateral shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Collateral at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged  Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by the Pledgor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Collateral, and in connection therewith, the right to deposit and deliver any  and all of such Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to the Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)The Pledgor hereby authorizes and instructs each Issuer of any Pledged  Collateral pledged by the Pledgor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Administrative Agent.

5.2Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Pledged Collateral in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

5.3Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without

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limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived and released. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.3, in accordance with the provisions of Section 5.2, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating  to the Pledged Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.4	Registration Rights.

(a)If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 5.3, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Pledgor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under  the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. The Pledgor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)The Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other  things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales.

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The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)The Pledgor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.4 valid and binding and in compliance with any applicable Requirement of Law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 5.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.4 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

5.5Deficiency. The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency, in each case until the Discharge of Obligations.

SECTION 6.THE ADMINISTRATIVE AGENT

The Pledgor covenants and agrees with the Administrative Agent and the other Secured Parties that:

6.1Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)The Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in- fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement at any time after and during the continuance of an Event of Default, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Administrative Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following upon the occurrence and during the continuance of an Event of Default:

(i)pay or discharge taxes and Liens levied or placed on or  threatened against the Pledged Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii)execute, in connection with any sale provided for in Section 5.3 or 5.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral; and

(iii)(A) direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due  at any time in respect of or arising out of any Pledged Collateral; (C) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any portion thereof and to enforce any other right in respect of any Pledged Collateral; (D) defend any suit, action or proceeding brought against the Pledgor with respect to any Pledged Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith,  give  such  discharges  or  releases  as  the Administrative  Agent  may  deem appropriate;

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and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Pledged Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

(b)If the Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the Pledgor, shall be payable by the Pledgor to the Administrative Agent on demand.

(d)The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3Authority of Administrative Agent. The Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

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SECTION 7.MISCELLANEOUS

7.1Amendments in Writing. Except as expressly set forth herein, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

7.2Notices. All notices, requests and demands to or upon the Administrative Agent or the Pledgor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Pledgor at its notice address set forth on Schedule 1 (as the same may be updated from time to time in accordance with the terms hereof).

7.3No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, and omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4	Enforcement Expenses; Indemnification.

(a)Costs and Expenses. The Pledgor shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Security Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated by the Credit Agreement shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Security Documents, including its rights under this Section.

(b)Indemnification by the Pledgor. The Pledgor shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by the Pledgor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Security Document or any agreement or instrument contemplated hereby or thereby, the performance by the   parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Pledgor or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Pledgor or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Pledgor or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Pledgor shall not assert, and the Pledgor hereby waives, any claim the Pledgor may at any time have against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, any Bank Services Agreement, or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic  or other information transmission systems in connection with this Agreement, any other Loan Document, any Bank Services Agreement, or the transactions contemplated hereby or thereby.

(d)Taxes. The Pledgor agree to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (including any withholding taxes) which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, under and in accordance with Section 2.18 of the Credit Agreement.

(e)Payments.  All amounts due under this Section 7.4 shall be payable promptly after demand therefor.

(f)Survival. The agreements in this Section 7.4 shall survive the Discharge of Obligations.

7.5Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each party hereto and shall inure to the benefit of each party hereto (including the Administrative Agent on behalf of the Secured Parties) and their respective successors and assigns; provided that the Pledgor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

7.6Set Off. The Pledgor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to the Pledgor, any such notice being expressly waived by the Pledgor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of the Pledgor, or any part thereof in such amounts as the  Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of the Pledgor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and Bank Services Agreements and claims of every nature and description of the Administrative Agent or such Secured Party against the Pledgor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 7.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

7.7Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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7.9Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10Integration. This Agreement, the other Loan Documents and the Bank Services Agreements represent the entire agreement of the Pledgor, the Administrative Agent and the  other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein, in the other Loan Documents or in the Bank Services Agreements.

7.11GOVERNING LAW; Submission to Jurisdiction; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTION 10.14 OF THE CREDIT AGREEMENT REGARDING SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SHALL BE APPLICABLE TO THIS AGREEMENT AND ARE HEREBY INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS, AS IF SUCH PROVISIONS WERE FULLY SET FORTH HEREIN.

7.12	Acknowledgements. The Pledgor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to the Pledgor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Pledgor, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Pledgor and any of the Secured Parties.

7.13	Releases.

(a)Upon the Discharge of Obligations, the Pledged Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of the Pledgor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the sole expense of the Pledgor following any such termination, the Administrative Agent shall deliver such documents as the Pledgor shall reasonably request to evidence such termination.

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(b)If any of the Pledged Collateral shall be sold, transferred or otherwise disposed of by the Pledgor in a transaction permitted by Section 7 of the Credit Agreement (other than to another Grantor (as defined in the Guarantee and Collateral Agreement)), such Pledged Collateral shall  be released from the Liens in favor of the Administrative Agent and the other Secured Parties created  hereby, and the Administrative Agent, at the request and sole expense of the Pledgor, shall promptly execute and deliver to the Pledgor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Pledged Collateral, as applicable. At the request and sole expense of the Borrower, Pledgor shall be released from its obligations hereunder in the event that all the Capital Stock of the Pledgor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor (as defined in the Guarantee and Collateral Agreement) in a transaction permitted by Section 7 of the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the Pledgor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

(remainder of page intentionally left blank; signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

ENTERASYS NETWORKS, INC.

By:
Name:
Title:

[Signature Page to Pledge Agreement]

Agreed and Acknowledged:

BANK OF MONTREAL,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Pledge Agreement]

SCHEDULE 1

NOTICE ADDRESS OF THE PLEDGOR

Pledgor	Notice Address
Enterasys Networks, Inc.

SCHEDULE 2

DESCRIPTION OF PLEDGED COLLATERAL

Pledged Stock:

Pledgor	Issuer	Class of Capital Stock	Certificate No.	No. of Shares / Units

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION AND

CHIEF EXECUTIVE OFFICE

Pledgor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office
Enterasys Networks, Inc.	Delaware

EXHIBIT A TO

PLEDGE AGREEMENT

UCC FINANCING STATEMENT DESCRIPTION

ANNEX 1 TO

PLEDGE AGREEMENT

FORM OF

PLEDGE SUPPLEMENT

To:	Bank of Montreal, as Administrative Agent
Re:	Pledge Agreement referenced below

Date:

Ladies and Gentlemen:

This Pledge Supplement (this “Pledge Supplement”) is made and delivered pursuant to Section 2.3(e) of that certain Pledge Agreement, dated as of May 1, 2018 (as amended, modified, renewed or extended from time to time, the “Pledge Agreement”), among the Pledgor party thereto (the “Pledgor”), and Bank of Montreal (in its capacity as administrative and collateral agent for the Secured Parties defined therein, the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Pledge Agreement or the Credit Agreement (as defined in the Pledge Agreement), as the context may require.

The undersigned confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, is part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Pledge Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTION 10.14 OF THE CREDIT AGREEMENT REGARDING SUBMISSION TO JURISDICTION AND JURY TRIAL WAIVER SHALL BE APPLICABLE TO THIS AGREEMENT AND ARE HEREBY INCORPORATED HEREIN, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN IN FULL.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

ENTERASYS NETWORKS, INC.

By:
Name:
Title:

Annex 1

SUPPLEMENT TO ANNEX 1

TO THE PLEDGE AGREEMENT

Name of Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned